   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 2000

                                              REGISTRATION NUMBER 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GRANT PRIDECO, INC.                            DELAWARE                   76-0312499
GP EXPATRIATE SERVICES, INC.                   DELAWARE                   76-0632330
GRANT PRIDECO HOLDING, LLC                     DELAWARE                   76-0635560
GRANT PRIDECO, L.P.                            DELAWARE                   76-0635557
GRANT PRIDECO USA, LLC                         DELAWARE                   51-0397748
STAR OPERATING COMPANY                         DELAWARE                   76-0655528
TA INDUSTRIES, INC.                            DELAWARE                   76-0497435
TEXAS ARAI, INC.                               DELAWARE                   74-2150314
TUBE-ALLOY CAPITAL CORPORATION                  TEXAS                     76-0012315
TUBE-ALLOY CORPORATION                        LOUISIANA                   72-0714357
XL SYSTEMS INTERNATIONAL, INC.                 DELAWARE                   76-0602808
XL SYSTEMS, L.P.                                TEXAS                     76-0324868
(Exact name of registrants as       (States or other jurisdictions     (I.R.S. Employer
  specified in their charters)           of incorporation or         Identification Nos.)
                                            organization)

                       1450 LAKE ROBBINS DRIVE, SUITE 600
                           THE WOODLANDS, TEXAS 77380
                                 (281) 297-8500
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                              MR. PHILIP A. CHOYCE
                  VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                              GRANT PRIDECO, INC.
                       1450 LAKE ROBBINS DRIVE, SUITE 600
                           THE WOODLANDS, TEXAS 77380
                                 (281) 297-8500
(Name, address, including zip code, and telephone number including area code, of agent for service)

                                    Copy to:

                                CHARLES H. STILL
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC: Approximately 30 days after this registration statement becomes effective or as soon as practicable thereafter.


    If any of the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


    If this Form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
            TITLE OF EACH CLASS OF SECURITIES TO                PROPOSED MAXIMUM AGGREGATE           AMOUNT OF
                       BE REGISTERED                                 OFFERING PRICE(1)          REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------
9 5/8% Senior Notes due 2007, Series B......................          $206,000,000.00                 $51,500
Subsidiary Guarantees.......................................          $206,000,000.00                      --
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------



(1) Estimated for purposes of calculating the registration fee pursuant to Rule 457(c) and (f)(1).


(2) Calculated Pursuant to Rule 457(f)(1). Pursuant to Rule 457(n), no additional registration fee is required for the registration of the subsidiary guarantees.


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                              [GRANT PRIDECO LOGO]

                               OFFER TO EXCHANGE

                     9 5/8% SENIOR NOTES DUE 2007, SERIES B
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                            ANY AND ALL OUTSTANDING
                     9 5/8% SENIOR NOTES DUE 2007, SERIES A
                 ($200,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

                               THE EXCHANGE OFFER

     The exchange offer expires at 5:00 p.m., New York City time, on , 2001, unless extended.

     The exchange offer is not conditioned upon a minimum aggregate principal amount of outstanding notes being tendered.

     All outstanding notes tendered according to the procedures in this prospectus and not withdrawn will be exchanged for an equal principal amount of exchange notes.

     The exchange offer is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission.

                               THE EXCHANGE NOTES


     The terms of the exchange notes to be issued in the exchange offer are identical to the outstanding notes, except that we have registered the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to the transfer restrictions applicable to the outstanding notes. We will not apply for listing any of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.


     The exchange notes will be senior unsecured obligations of Grant Prideco, Inc. and will be guaranteed by Grant Prideco's present and future U.S. restricted subsidiaries on a senior unsecured basis. The exchange notes and guarantees will rank equally with any other unsecured indebtedness of Grant Prideco and the subsidiary guarantors but will be effectively junior to any secured indebtedness of Grant Prideco and the subsidiary guarantors to the extent of the value of the security for that indebtedness. In addition, the exchange notes will be effectively junior to any indebtedness of our non-U.S. or unrestricted subsidiaries, none of which will guarantee the exchange notes.

     Interest on the exchange notes will accrue from December 4, 2000 or, if later, from the most recent date of payment of interest on the outstanding notes, at the rate of 9 5/8% per year, payable semi-annually in arrears on each June 1 and December 1.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is January   , 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    i
Summary.....................................................    1
Risk Factors................................................   11
The Exchange Offer..........................................   19
Use of Proceeds.............................................   28
Selected Historical Financial Data..........................   29
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   31
Business....................................................   47
Management..................................................   55
Certain Relationships and Related Transactions..............   57
Description of Other Indebtedness...........................   59
Description of Exchange Notes...............................   62
Book-Entry, Delivery and Form...............................   92
Certain United States Federal Income Tax Considerations.....   95
Plan of Distribution........................................   95
Legal Matters...............................................   99
Experts.....................................................   99
Where You Can Find More Information.........................  100


                             ---------------------

     You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this prospectus or any documents incorporated by reference herein is accurate as of any date other than the date on the front of such documents.

                           FORWARD-LOOKING STATEMENTS

     In this prospectus, we make forward-looking statements. We cannot assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus and the documents that are incorporated by reference into this prospectus. Some of the risks which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

     - the impact of oil and natural gas prices and worldwide economic conditions on drilling activity,

     - the impact of drilling activity on demand for and pricing of our products,

     - our ability to remain on the leading edge of technology in our products and

     - the availability of qualified operating and manufacturing personnel and manufacturing capacity and our assumptions relating thereto.

     Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in our forward-looking statements. The information contained in this prospectus, including the information set forth under the heading "Risk Factors," describes these and other factors that could affect our operating results and performance. We urge you to carefully consider those factors.

     Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                                    SUMMARY


     This summary highlights some basic information from this prospectus to help you understand our business, the exchange notes and the exchange offer. You should read this prospectus carefully to understand fully the terms of the exchange notes and the other considerations that may be important to you.


                                 GRANT PRIDECO

     We are the world's largest manufacturer and supplier of drill pipe and other drill stem products, and we are a leading North American provider of high-performance engineered connections and premium tubing and casing. Drill stem products are used in drilling oil and gas wells while engineered connections and premium tubing and casing are used to complete successful oil and gas wells and to facilitate production. Our customers include major, independent and state-owned oil companies, drilling contractors, oilfield service companies, rental tool companies and North American oil country tubular goods (OCTG) distributors. We operate 22 manufacturing facilities located in the United States, Mexico, Canada, Europe, and Asia and 30 sales, service and repair locations globally. For the nine months ended September 30, 2000, our revenues were $350.9 million, and our EBITDA totaled $46.1 million -- in each case a significant increase compared to the same period last year.

     Our products are highly regarded throughout the oil and gas industry for their quality engineering and performance. We have earned our global leadership position by developing and introducing proprietary, technologically advanced products that enable our customers to drill oil and gas wells under the harshest conditions and in environmentally sensitive locations. These harsh conditions include high temperatures, high pressures, corrosive elements and wells involving extended-reach, directional, horizontal, deepwater and ultra-deepwater drilling. We believe products for these "critical-well" applications, from which we derive our highest margins, constitute the largest growth area in the oil and gas industry.

     We operate through two business segments:

     - Drill Stem Products. Our drill stem products segment designs, manufactures and sells our H-Series(R) and eXtreme(TM) product lines, which include all components of the drill stem from the rig floor to the drill bit. We currently are the world's only manufacturer of 5 7/8-inch eXtreme(TM) drill pipe, which we innovated particularly for use in ultra-deep wells, and landing strings used to lower heavy casing in ultra-deepwater applications. Drill stem products are consumable and wear out through a combination of friction and metal fatigue. In recent years, we have seen increasing intensity of use in drill stem products causing these drill stem products to wear out faster. This increased intensity of use results from

        - more wells being drilled either directionally or horizontally, which results in far higher abrasion and bending loads than in vertical wells,

        - more gas wells being drilled today, which typically are drilled to greater depths than oil wells and

        - the increasing prevalence of top drive rigs, which place more torsional stress on drill pipe than traditional rotary table rigs.

      Our eXtreme product line, a line of advanced drill stem products with enhanced performance characteristics, is specifically designed to enable our customers to operate in the most challenging drilling environments.

     - Engineered Connections and Premium Tubulars. Our engineered connections and premium tubulars segment designs, manufactures and sells engineered connections and premium tubing and casing through our Atlas Bradford(R) connection product line and our TCA(TM) critical-service casing product line. Casing is large-diameter piping inserted into a well during the drilling process to maintain the shape and integrity of the well wall while tubing is inserted inside the casing to create a pathway to bring hydrocarbons to the wellhead. "Engineered" connections are connections with a gas-tight seal and "premium" tubulars are seamless tubulars (as opposed to rolled welded tubulars) with high-alloy chemistry and highly engineered connections having superior burst- and collapse-resistance characteristics under conditions of torque, tension and torsion as compared to our competitors' more commodity-like products. This segment also designs, manufactures and sells large-diameter offshore tubulars, vacuum-insulated tubing, tubular accessories and couplings.


COMPETITIVE STRENGTHS

     We believe the following strengths are our competitive advantages:

     - Market Leadership and Industry Reputation. Each of our product lines is a quality leader in its category and holds a leading or strong market position. Our industry reputation contributes significantly to the strength of our product marketing and distribution, as product quality is a major factor in our customers' purchasing decisions. Our industry reputation for product excellence and technological expertise attracts strategic industry partners for the development of new and improved products for today's increasingly harsh drilling environments and results in stronger demand for our new products.

     - Superior Cost Structure and Product Quality Through Vertical
       Integration. We believe our vertically integrated structure provides substantial cost savings compared to our competitors and increases the quality and deliverability of our products, particularly in periods of increasing demand, by focusing our supply source directly on our needs and the needs of our customers. Through acquisitions in late 1998 and 1999, we positioned ourselves as the only integrated manufacturer and provider of drill pipe in the world. Through our acquisition of T.F. de Mexico in June 1998, a manufacturer of tool joints, which are a critical component of any joint of drill pipe, we secured a high-quality supply of tool joints for our drill stem product line. Through our joint venture in 1999 with Voest-Alpine, a seamless tubular steel mill located in Austria, we secured a ready supply of high-quality raw materials for our drill stem and premium tubular and casing needs.

     - Technological Leadership. We believe we have established a position of global technological leadership by developing innovative products that provide solutions to the drilling and production challenges of the world's harshest well conditions. We hold over 130 technology patents, issued or pending, for technologies that speed the drilling and completion process and reduce mechanical risk, allowing for the development of reservoirs once thought impossible to exploit. Our position as an industry leader in each of our product lines enables us to establish joint technology arrangements and other product enhancement opportunities with other industry participants. Recent introductions of new products by us or in conjunction with industry partners include our eXtreme drill stem products, titanium drill pipe, Thermocase(TM) vacuum insulated tubing, Advanced NJO(TM) engineered connections and expandable connections.

     - Comprehensive Product Offering. We are the only worldwide provider of a complete line of drill stem products and the only North American provider of a complete line of engineered connections and premium tubular products, including premium tubing and casing, as well as processing and threading services. By positioning ourselves as a comprehensive supplier of drill stem and engineered connections and premium tubular products and services, we offer our customers a single source, which saves them time and money when planning and sourcing their drill stem and tubular requirements.

     - Experienced Management Team with Core Focus. Our management team has extensive experience within our specific businesses as well as with successful integration of strategic acquisitions. Our senior management team has been with us or our predecessors on average for over ten years. We are the only stand-alone company in our business focused exclusively on drill pipe and engineered connections and premium tubulars, while many of our major competitors are subsidiaries of companies with other core businesses. As a result, we believe our management has a stronger focus on our drill stem and premium tubular and connections businesses than our competitors, and our resources are committed to pursue growth solely in these segments.

BUSINESS STRATEGIES

     Our objective is to maximize cash flow by maintaining and enhancing our position as a leading provider of drill stem products and engineered connections and premium tubular products, which we intend to achieve by pursuing the following business strategies:

     - Improve Our Low Cost Structure. We are committed to having the lowest cost structure in the industry by continually analyzing operating costs, reducing raw material costs through acquisitions and vertical integration, and improving efficiency through automation, process refinement and consolidation of operations. We will focus on maintaining or increasing our production capacity, assuring an orderly supply of raw materials and increasing our quality assurance processes while reducing our fixed cost structure.

     - Grow through Selective Acquisitions. We will continue to seek strategic growth opportunities through selective acquisitions while maintaining a conservative capital structure. Since 1990, we have completed and successfully integrated into our operations over 30 acquisitions. Our future acquisitions will focus on consolidation, strategic fit and vertical integration.

     - Focus on Quality Products and Technologies that Address Modern Drilling Challenges. Products designed for gas and critical-well applications are the largest growth area in our industry today and provide our highest margins. To maintain our position as a product-quality and technological leader in the industry, our strategy is to focus, independently and through strategic partnerships with other industry leaders, on improving our products and services and developing new products and services for exceptional performance under the most difficult drilling conditions.

THE SPINOFF

     Until April 14, 2000, we were a wholly owned subsidiary of Weatherford International, Inc. We were spun off from Weatherford on April 14, 2000, through a distribution by Weatherford to its stockholders of all of our common stock.

     We were spun off from Weatherford to allow us to develop our own strategy for growth and to fund that growth through our own capital resources. We believe that although many opportunities existed for us to pursue new opportunities and acquisitions in the tubular and drilling industry before the spinoff, we were unable to take full advantage of those opportunities as part of Weatherford. As a business segment of Weatherford, we competed with Weatherford's other businesses for capital, and additional material investments in our businesses were considered to be inconsistent with the strategic direction and focus of Weatherford's other businesses.
                             ---------------------

     Our principal executive offices are located at 1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas 77380, and our telephone number is (281) 297-8500. Our common stock is traded on the New York Stock Exchange under the symbol "GRP."

                               THE EXCHANGE OFFER

BACKGROUND OF THE
OUTSTANDING NOTES..........  We issued $200,000,000 aggregate principal amount of our 9 5/8% Senior Notes due 2007 (the
                             "outstanding notes") to Lehman Brothers Inc., Deutsche Bank Securities Inc., UBS Warburg LLC and Simmons & Company International (the "initial purchasers") on December 4, 2000 in transactions not registered under the Securities Act of 1933 in reliance on exemptions from registration under that act. The initial purchasers then sold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because they have been sold pursuant to exemptions from registration, the outstanding notes are subject to transfer restrictions.

                             In connection with the issuance of the outstanding notes, we entered into an exchange and registration rights agreement in which we agreed to deliver to you this prospectus and to use our best efforts to complete the exchange offer or to file and cause to become effective a registration statement covering the resale of the outstanding notes.

THE EXCHANGE OFFER.........  We are offering to exchange up to $200,000,000 principal amount of exchange notes for an identical principal amount of outstanding notes. Outstanding notes may be exchanged only in $1,000 increments. The terms of the exchange notes are identical in all material respects to the outstanding notes except that the exchange notes have been registered under the Securities Act. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights.

RESALE OF EXCHANGE NOTES...  We believe you may offer, sell or otherwise transfer the exchange notes you receive in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                             - you acquire the exchange notes you receive in the
                               exchange offer in the ordinary course of your business;

                             - you are not participating and have no
                               understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

                             - you are not an affiliate of ours.

                             Each broker-dealer issued exchange notes in the exchange offer for its own account in exchange for outstanding notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

EXPIRATION DATE............  5:00 p.m., New York City time, on           , 2001,
                             unless we extend the exchange offer. It is possible that we will extend the exchange offer until all outstanding notes are tendered. You may withdraw outstanding notes you tendered at any time before 5:00 p.m.,

                             New York City time, on the expiration date. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

WITHDRAWAL RIGHTS..........  You may withdraw outstanding notes you tendered by furnishing a notice of withdrawal to the exchange agent or by complying with applicable ATOP procedures at any time before 5:00 p.m. New York City time on the expiration date. See "The Exchange Offer -- Withdrawal of Tenders."

ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND THE
  OUTSTANDING NOTES........  The exchange notes will bear interest from December
                             4, 2000 or, if later from the most recent date of payment of interest on the outstanding notes.

CONDITIONS TO THE EXCHANGE
  OFFER....................  The exchange offer is subject only to the following conditions:

                             - the compliance of the exchange offer with
                               securities laws;

                             - the proper tender of the outstanding notes;

                             - the representation by the holders of the
                               outstanding notes that they are not our
                               affiliate, that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

                             - no judicial or administrative proceeding shall
                               have been threatened that would limit us from proceeding with the exchange offer.

REPRESENTATIONS AND
  WARRANTIES...............  By participating in the exchange offer, you represent to us that, among other things:

                             - you will acquire the exchange notes you receive
                               in the exchange offer in the ordinary course of your business;

                             - you are not participating and have no
                               understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

                             - you are not an affiliate of ours or, if you are
                               an affiliate, you will comply with the
                               registration and prospectus delivery requirements of the Securities Act to the extent applicable.

PROCEDURES FOR TENDERING
  OUTSTANDING NOTES........  To accept the exchange offer, you must send the exchange agent either

                             - a properly completed and executed letter of
                               transmittal; or

                             - a computer-generated message transmitted by means
                               of DTC's Automated Tender Offer Program (ATOP) system that, when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

                             and either

                             - a timely confirmation of book-entry transfer of
                               your outstanding notes into the exchange agent's account at DTC; or

                             - the documents necessary for compliance with the
                               guaranteed delivery procedures described below.

                             Other procedures may apply to holders of certificated notes. For mor information, see "The Exchange Offer -- Procedures for Tendering."

TENDERS BY BENEFICIAL
OWNERS.....................  If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender those outstanding notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with the instructions in this prospectus.

GUARANTEED DELIVERY
  PROCEDURES...............  If you are unable to comply with the procedures for tendering, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer -- Guaranteed Delivery Procedures."

ACCEPTANCE OF OUTSTANDING
NOTES AND DELIVERY OF
  EXCHANGE NOTES...........  If the conditions described under "The Exchange
                             Offer -- Conditions" are satisfied, we will accept for exchange any and all outstanding notes that are properly tendered before the expiration date. If we close the exchange offer, the exchange notes will be delivered promptly following the expiration date. Otherwise, we will promptly return any outstanding notes tendered.

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS...........  See "Certain Federal Income Tax Considerations" for
                             a discussion of U.S. federal income tax
                             considerations you should consider before tendering outstanding notes in the exchange offer.

EXCHANGE AGENT.............  United States Trust Company of New York is serving as exchange agent for the exchange offer. The address for the exchange agent is listed under "The Exchange Offer -- Exchange Agent."

                               THE EXCHANGE NOTES



     The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the outstanding notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The notes issued in the exchange offer will evidence the same debt as the outstanding notes, and both the outstanding notes and the exchange notes are governed by the same indenture. The following terms are applicable to both the outstanding notes and the exchange notes. In this document, the term "notes" refers to both the outstanding notes and the exchange notes. We define capitalized terms used in this summary in the "Description of Exchange Notes -- Certain Definitions" section of this prospectus.



SECURITIES OFFERED.........  $200.0 million of 9 5/8% Senior Notes due 2007,
                             Series B.


ISSUER.....................  Grant Prideco, Inc., a Delaware corporation.


GUARANTEES.................  All payments with respect to the notes (including principal and interest) will be fully,
                             unconditionally and irrevocably guaranteed on a senior basis, jointly and severally, by all our present and future U.S. restricted subsidiaries. The guarantees are general unsecured obligations of the subsidiary guarantors and rank equally with their existing and future senior unsecured indebtedness, but are effectively junior to all the secured indebtedness of the subsidiary guarantors to the extent of the value of the security for that indebtedness.


MATURITY DATE..............  December 1, 2007.

INTEREST PAYMENT DATES.....  June 1 and December 1, commencing on June 1, 2001.


OPTIONAL REDEMPTION........  We may redeem the notes, in whole or in part, at any time at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption plus a make-whole premium as described under "Description of Exchange Notes -- Optional Redemption."



CHANGE OF CONTROL..........  If a change of control occurs, as described under
                             "Description of Exchange Notes -- Mandatory
                             Redemption; Offers to Purchase; Open Market
                             Purchases -- Change of Control," each holder of notes will have the right to require us to purchase all or a portion of his or her notes at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.



RANKING....................  The outstanding notes are, and the exchange notes will be, senior unsecured obligations of Grant Prideco, Inc., ranking equally with the existing and future senior unsecured indebtedness of Grant Prideco, Inc. However, the outstanding notes are, and the exchange notes will be, effectively junior to all our secured indebtedness to the extent of the value of the security for that indebtedness. At September 30, 2000, assuming the offering of the outstanding notes had been completed at the time and giving effect to the application of the proceeds thereof, we would have had approximately $222.8 million of indebtedness outstanding on a consolidated basis (including the notes), none of which would have been secured indebtedness, but $1.0 million of which would have been debt of our non-U.S. subsidiaries and effectively senior to the notes. However, the indenture permits certain of our subsidiaries to borrow additional debt under one or more credit facilities, all of which could be secured and could therefore be effectively senior to the notes. Further, the outstanding notes are, and the exchange notes will be, effectively junior to all indebtedness of our existing and future non-U.S. subsidiaries and any subsidiaries we designate as unrestricted subsidiaries, because they will not guarantee the notes.



COVENANTS..................  The indenture limits our ability and the ability of our restricted subsidiaries to


                             - sell assets,

                             - make restricted payments,

                             - incur additional indebtedness,

                             - issue or sell preferred stock of restricted
                               subsidiaries,

                             - create or incur liens,

                             - place restrictions on distributions and other
                               payments from restricted subsidiaries,

                             - merge or consolidate with or transfer substantial
                               assets to another entity,

                             - engage in transactions with related persons,

                             - engage in sale and leaseback transactions or

                             - engage in any business other than permitted
                               businesses.


                             These covenants are subject to exceptions, and some of these covenants will be suspended before the notes mature if the notes attain an investment-grade rating in the future and no event of default exists under the indenture. See "Description of Exchange Notes -- Certain Covenants."

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth certain of our historical combined financial data. Until we were spun off on April 14, 2000, we were a wholly owned subsidiary of Weatherford International, Inc. This information has been prepared as if we had been a stand-alone company for the periods presented. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Combined Financial Statements and the Notes thereto (the "Financial Statements"). The following information may not be indicative of our future operating results.


                                                                           NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                        ------------------------------   ----------------------
                                          1997       1998       1999       1999        2000
                                        --------   --------   --------   --------   -----------
                                                  (IN THOUSANDS, EXCEPT AS INDICATED)
OPERATING DATA:
Revenues..............................  $630,021   $646,454   $286,370   $196,776    $350,912
Selling, General and Administrative
  Expense.............................    41,886     46,393     45,742     33,860      40,246
Interest Expense(a)...................    12,976     12,008     11,343      8,332      11,572
Operating Income (Loss)(b)............   115,436    112,884    (33,014)   (15,761)     22,734
Net Income (Loss)(b)..................    61,514     65,720    (33,511)   (17,400)      6,303
OTHER DATA:
EBITDA(c).............................  $142,487   $179,007   $  6,954   $  6,401    $ 46,127
Cash (Used) Provided By Operating
  Activities..........................     9,872     10,727     65,240     52,656     (38,340)
Cash Used by Investing Activities.....   (85,660)   (49,479)   (34,118)   (25,498)    (15,978)
Cash Provided (Used) by Financing
  Activities..........................    82,688     36,619    (30,988)   (31,485)     51,013
Capital Expenditures(d)...............    34,813     38,102     19,046     14,795      15,111
Ratio of EBITDA to Interest
  Expense(a)..........................      11.0       14.9        0.6        0.8         4.0
Ratio of Earnings to Fixed
  Charges(e)..........................       8.4        8.8         --         --         1.5(f)
Drill Pipe Sold (in thousands of
  feet)...............................     9,336     11,076      2,639      1,863       3,430
Average Price per Foot (in dollars)...  $  25.90   $  30.90   $  30.10   $  31.40    $  32.20
Backlog at period end (in millions)...     359.8       88.9       60.4       65.1       130.0



                                              AT DECEMBER 31,              AT SEPTEMBER 30, 2000
                                       ------------------------------   ---------------------------
                                         1997       1998       1999     HISTORICAL   AS ADJUSTED(G)
                                       --------   --------   --------   ----------   --------------
BALANCE SHEET DATA:
Total Assets.........................  $662,598   $738,314   $734,575    $777,974       $828,893
Current Assets.......................   351,245    350,296    272,038     327,877        372,496
Current Liabilities..................   156,199    144,268    107,401     150,166        102,327
Long-Term Debt(h)....................   127,387    109,265    124,276     119,018        217,776
Stockholders' Equity.................   332,722    445,211    453,856     455,221        455,221


---------------

(a) Interest expense includes interest attributed to $100.0 million in debt owed to Weatherford for each period presented based, through April 14, 2000, on Weatherford's long-term debt rates for the applicable periods and thereafter at 10% per annum, the interest rate on our note issued to Weatherford. This does not necessarily represent what our actual cost of capital would have been had we been a stand-alone entity in each of the periods presented. See note 6 to our Financial Statements.

(b) The year ended December 31, 1998, includes charges of $35.0 million ($22.8 million net of tax benefit) comprised of $5.1 million for facility closures and exit costs, $0.2 million of severance and related costs, $28.5 million for the write-off of inventory and $1.2 million for the write-down of equipment. The write-off of inventory is classified as cost of sales. The year ended December 31, 1999, includes a charge of $9.5 million ($6.1 million net of tax benefit) relating to the decision in the fourth quarter of 1999 to terminate our manufacturing arrangement in India, of which $7.8 million involved a purchase deposit that we will not be able to use and $1.7 million represented equipment in India that we do not believe we will be able to recover.

(c) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of the non-recurring charges discussed in (b) above for the respective periods of those charges. We have included an EBITDA calculation here because, when we look at the performance of our businesses, we give consideration to their EBITDA. Calculations of EBITDA should not be viewed as a substitute for calculations under generally accepted accounting principles (GAAP), in particular cash flows from operations, operating income (loss) and net income (loss). In addition, EBITDA calculations by our company may not be comparable to those of another company.

(d) Capital expenditures for property, plant and equipment. Excludes the costs related to acquisitions of businesses.


(e) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. For the nine month period ended September 30, 1999, and for the year ended December 31, 1999, earnings were insufficient to cover fixed charges by $23.7 million and $44.9 million, respectively. We were a wholly owned subsidiary of Weatherford until April 14, 2000. The ratios for periods before that date are based on earnings and fixed charges attributable to us during the periods presented, and reflect allocations of certain expenses to us. Although we believe these allocations are reasonable, they are not necessarily indicative of the costs we would have incurred had we not been owned by Weatherford during the periods presented. See Note 1 to our Financial Statements. In particular, our cost of capital, and therefore our fixed charges, may have been higher than those reflected in these ratios had we not been owned by Weatherford during the periods presented.



(f) Giving effect to the offering of the outstanding notes and the repayment in full of the Weatherford note and the credit facility as of January 1, 2000, our Ratio of Earnings to Fixed Charges for the nine months ended September 30, 2000 would have been 1 to 1.



(g) As adjusted to reflect the offering of the outstanding notes, which occurred December 4, 2000, and the application of the proceeds therefrom. See "Use of Proceeds."



(h) Includes $100.0 million indebtedness to Weatherford at December 31, 1997, 1998 and 1999 and at September 30, 2000.

                                  RISK FACTORS


     Your investment in the exchange notes will involve risk. You should carefully consider the following risk factors and the other information set forth or incorporated by reference in this prospectus.


RISKS RELATING TO OUR BUSINESS

A MATERIAL DECLINE IN WORLDWIDE DRILLING ACTIVITY WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our business is materially dependent on the level of drilling activity worldwide, which in turn depends primarily on prices for oil and gas. Lower drilling activity not only decreases demand for our products, but following rapid declines in drilling such as occurred in late 1998, the resulting oversupply of used drill pipe of reasonable quality further impairs our revenues. In general, we believe that our drill stem business trails changes in the rig count by six to nine months due in part to the time required for the industry to consume excess inventory of stockpiled used drill pipe. When drilling activity declined in the second half of 1998 and 1999, our revenues and profitability declined significantly. Our drill stem business may not recover completely unless rig counts continue to rise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Prices for oil and gas have been and continue to be very volatile, which decreases the demand for our products and services. Due to substantial recent swings in the Organization of Petroleum Exporting Countries' (OPEC) production quotas, oil prices have been particularly volatile over the past 18 to 24 months. This volatility generally results in a decreased confidence by oil companies in the sustainability of higher prices. Even when oil and gas prices increase for short periods, oil and gas companies generally do not increase drilling activity unless they are confident that prices will remain at a level that is profitable to them. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

AN ECONOMIC DOWNTURN COULD ADVERSELY AFFECT DEMAND FOR OUR PRODUCTS AND
SERVICES.

     The economic downturn that began in Asia in 1997 affected the economies in other regions of the world, including South America and the former Soviet Union, and contributed to the decline in the price of oil and the level of drilling activity. If the United States or European economies were to begin to decline or if the economies of South America or Asia were to experience further material problems, the demand and price for oil and gas and our products and services could again adversely affect our results of operations.

LABOR SHORTAGES COULD LIMIT OUR MANUFACTURING CAPACITY AND INCREASE OUR LABOR COSTS, WHICH WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our manufacturing operations are substantially dependent upon our ability to recruit and retain qualified machinists, factory workers and other laborers. As demand for our products and services has improved during 2000, we have increased our headcount and are continuing to recruit qualified workers. This has become increasingly difficult due to the strong labor market in the United States in general, as well as the improving conditions in the oil and gas industry in particular. Labor shortages could limit our manufacturing capacity. If we are not able to increase our manufacturing capacity rapidly enough to take advantage of increased demand, we could lose market share and our results of operations could be adversely impacted. Additionally, if we are forced to significantly increase wages and other benefits to attract additional workers, our future operating margins may decrease.

OUR ABILITY TO COMPETE SUCCESSFULLY IS DEPENDENT ON TECHNOLOGICAL ADVANCES IN OUR PRODUCTS, AND OUR FAILURE TO TIMELY OR ADEQUATELY RESPOND TO TECHNOLOGICAL ADVANCES IN OUR INDUSTRY MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our ability to succeed with our long-term growth strategy is dependent on the technological competitiveness of our products. If we are unable to innovate and implement advanced technology in our products, other competitors may be able to compete more effectively with us and our business and results of operations may be adversely affected.

OUR RECENT MANUFACTURING CONSOLIDATION COULD CAUSE INCREASED DOWNTIME AND LOST REVENUE.

     During 1999 and 2000, we consolidated various manufacturing operations to reduce costs and improve efficiencies. We incurred significant charges in connection with these consolidations. This consolidation is ongoing and involves the relocation and refurbishment of machines, equipment and buildings used in our operations. This relocation and refurbishment can result in unexpected downtime or delays in bringing machines and equipment online, which would result in lost revenue. Further, we may not realize expected cost savings from these recent consolidations.

OUR ACQUISITION STRATEGY COULD FAIL OR PRESENT UNANTICIPATED PROBLEMS FOR OUR BUSINESS IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE ACQUIRED BUSINESSES PROFITABLE OR REALIZE ANTICIPATED BENEFITS OF THOSE ACQUISITIONS.

     Our growth strategy includes acquiring complementary businesses. We cannot assure you that we will be able to successfully identify suitable acquisition opportunities or finance and complete any particular acquisition. Furthermore, acquisitions, including recent acquisitions and any acquisitions we may make in the future, involve a number of risks and challenges, including

     - diversion of management's attention,

     - the need to integrate acquired operations,

     - potential loss of key employees and customers of the acquired companies,

     - potential lack of experience operating in a geographic market of the acquired business and

     - an increase in our expenses and working capital requirements.

     Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from our recent or future acquired businesses or realize other anticipated benefits of those acquisitions.

OUR INTERNATIONAL OPERATIONS MAY EXPERIENCE SEVERE INTERRUPTIONS DUE TO POLITICAL, ECONOMIC OR OTHER RISKS, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     For the nine months ended September 30, 2000, we derived approximately 9% of our total revenues from our facilities outside the United States. We expect this percentage to increase substantially as demand for our drill stem products improves. In addition, many of our key manufacturing operations are outside the United States. Our operations in certain international locations, including Mexico, Austria, China and Indonesia, are subject to various political and economic conditions existing in those countries that could disrupt operations. These risks include

     - currency fluctuations and potential devaluations in most countries, in particular those in South America and Asia,

     - currency restrictions and limitations on repatriation of profits in various countries and

     - political instability.

     Our foreign operations may suffer disruptions, and we may incur losses that will not be covered by insurance. Any material currency fluctuations or devaluations or political disruptions that disrupt oil and gas exploration and production or the movement of funds and assets could adversely affect our results of operations and financial position.

A FURTHER WRITE-OFF OF OUR INVESTMENT IN INDIA COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Oil Country Tubular Limited (OCTL), a manufacturing company located in India, has manufactured drill pipe and other products for us under a long-term exclusive manufacturing arrangement. Over the years, we have provided OCTL with a substantial amount of raw materials, inventory and working capital for the products it manufactures for us. Our business in India through our relationship with OCTL has been adversely affected by the downturn of the economies in the eastern hemisphere and is subject to various political and economic risks as well as financial and operational risks with respect to OCTL.

     In 1999, we decided to terminate our manufacturing arrangement with OCTL in India. We made this decision in light of the existing market and difficulties arising from the political situation between India and countries where OCTL's principal customers reside. This decision resulted in our need to write off a $7.8 million deposit previously paid to OCTL for future products and $1.7 million of our equipment located in India in the fourth quarter of 1999. We are currently seeking to collect approximately $17.6 million in receivables and advances provided by us to OCTL. We are in discussions with OCTL regarding this matter and are unable to predict the outcome of these discussions. There can be no assurance that we will be able to realize any amounts owed to us by OCTL or that additional charges relating to our investments in India will not be required in the near term as the negotiation and collection process continues. If we are required to take additional charges relating to the further write-off of these investments, it would adversely affect our results of operations.

OUR LONG-TERM SUPPLY CONTRACT MAY OBLIGATE US TO PURCHASE UNNEEDED MATERIALS, AND AN INCREASE IN THE COST OF EUROS WOULD MAKE THOSE MATERIALS MORE EXPENSIVE TO US.

     We have entered into an agreement with Voest-Alpine Stahlrohr Kindberg GmbH & Co. KG, an entity of which we own 50.01%, to purchase 60,000 metric tons of raw materials per year for the next three years. Our future results could be adversely affected if we are unable to use or resell these tubulars. In addition, we have agreed to be responsible for paying any "anti-dumping" duties in the United States on the resale of these tubulars, which could affect our ability to resell the tubulars in the United States.

     Further, our long-term supply contract with Voest-Alpine is denominated in Euros. We have no offsetting revenues in Euros, and we cannot currently hedge against this contract for its entire term. Thus, a material long-term strengthening of the Euro versus the U.S. dollar could adversely affect our results of operations.

WE COULD BE SUBJECT TO SUBSTANTIAL LIABILITY CLAIMS, WHICH WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


     Many of our products are used in hazardous drilling and production applications where an accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, as well as the suspension of the end-user's operations. If our products were to be involved in any of these difficulties, we could face litigation and may be held liable for those losses. Our insurance coverage may not be adequate in risk coverage or policy limits to cover all losses or liabilities that we may incur. Moreover, we may not be able in the future to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Any claims made under our policies likely will cause our premiums to increase. Any future damages deemed to be caused by our products or services that are not covered by insurance, or that are in excess of policy limits or subject to substantial deductibles, could have a material adverse effect on our business, results of operations and financial condition.


WE ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS THAT EXPOSE US TO POTENTIAL FINANCIAL LIABILITY.

     Our operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of hazardous materials. Compliance with these environmental laws are a major consideration in the manufacturing of our products, as we use and generate hazardous substances and wastes in our manufacturing operations, and we may be subject to material financial liability for any investigation and clean-up of such hazardous materials. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we also may be subject to financial liabilities relating to the investigation and remediation of hazardous materials resulting from the action of previous owners or operators of industrial facilities on those sites. Liability in many instances may be imposed on us regardless of the legality of the original actions relating to the hazardous or toxic substances or whether or not we knew of, or were responsible for, the presence of those substances.

     We are also subject to various federal, state, local and foreign laws and regulations relating to safety and health conditions in our manufacturing facilities. Those laws and regulations may also subject us to material financial penalties or liabilities for any noncompliance, as well as potential business disruption if any of our facilities or a portion of any facility is required to be temporarily closed as a result of any violation of those laws and regulations. Any such financial liability or business disruption could have a material adverse effect on our financial condition and results of operations.

THE IRS MAY TREAT OUR RECENT SPINOFF AS TAXABLE IF REPRESENTATIONS MADE TO THE IRS WERE INACCURATE OR IF WE AND WEATHERFORD DO NOT COMPLY WITH THE UNDERTAKINGS MADE TO THE IRS; TAXABLE TREATMENT OF OUR SPINOFF WOULD RESULT IN SIGNIFICANT INDEMNIFICATION LIABILITIES TO US.

     In connection with our spinoff from Weatherford International, Inc. in April 2000, Weatherford sought and received a favorable ruling from the Internal Revenue Service to the effect that, for United States federal income tax purposes, the spinoff generally would be tax-free to Weatherford and its stockholders. It is possible that Weatherford and its stockholders could be subject to a material amount of taxes as a result of the spinoff if the representations and undertakings we and Weatherford made to the IRS in connection with obtaining the tax ruling are determined to be inaccurate. In addition, under the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (including proposed regulations), the spinoff could be determined to be taxable if within two years following the spinoff there were to be a change of control of either Weatherford or Grant Prideco and Weatherford and Grant Prideco were not able to rebut the presumption that the change in control was contemplated at the time of the spinoff.

     Under the terms of an agreement we entered into with Weatherford in contemplation of the spinoff, we will be responsible and liable to Weatherford for any and all corporate-level taxes or liabilities incurred by Weatherford relating to the spinoff except to the extent the spinoff is determined to be taxable solely as a result of a change of control of Weatherford following the spinoff. Our obligation and liability will apply under all other circumstances, regardless of the reason for the spinoff being determined to be taxable. This liability would extend to circumstances within the control of Weatherford as well as circumstances under which it is alleged or determined that there was a breach or misrepresentation, negligent or otherwise, by Weatherford in connection with the expected tax ruling. We also are restricted under another agreement with Weatherford from engaging in certain transactions without the consent of Weatherford that could affect the taxability of the spinoff unless Weatherford receives a supplemental tax ruling or an acceptable tax opinion.

WE HAVE A CONTINUING BUSINESS RELATIONSHIP WITH WEATHERFORD, OUR FORMER PARENT COMPANY, AND CONFLICTS MAY ARISE THAT WE ARE UNABLE TO RESOLVE IN A MANNER AS FAVORABLE TO US AS THEY MIGHT HAVE BEEN WITH AN UNRELATED THIRD PARTY.

     The terms of the agreements we entered into with Weatherford in contemplation of the spinoff were not negotiated on an arm's-length basis and were proposed by Weatherford as our sole stockholder at the time we entered into those agreements. As a result, the terms of those agreements may not reflect the terms that an unrelated third party would have provided to us. Weatherford, as our then sole stockholder, ratified the terms of these agreements before the spinoff, and we have acknowledged that the agreements constitute our valid obligations.

     Persons associated with Weatherford also have a continuing relationship with us. Five current directors of Weatherford, Messrs. Bernard J. Duroc-Danner, Sheldon B. Lubar, William E. Macaulay, Robert K. Moses, Jr. and Robert A. Rayne, represent a majority of our board of directors. In addition, Mr. Duroc-Danner, President, Chief Executive Officer and Chairman of the Board of Directors of Weatherford, serves as our Chairman of the Board, and Curtis W. Huff, Executive Vice President, Chief Financial Officer and General Counsel of Weatherford, serves as our Vice President and Interim General Counsel.

     As a result of these relationships with Weatherford, conflicts of interest between us and Weatherford may arise and we cannot assure you that those conflicts will be resolved in a manner as favorable to us as they might have been with an unrelated third party. See "Certain Relationships and Related Transactions."

RISKS RELATING TO THE NOTES

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS.

     Because our earnings and cash flows have varied significantly from year to year following trends in our industry, an amount of debt that we can manage in some periods may not be appropriate for us in other periods. Our future cash flow may be insufficient to meet our debt obligations and commitments, and any insufficiency could negatively impact our business. Our ability to generate cash flow from operations to pay our debt will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the oil and gas industry and the economy at large or competitive initiatives of our competitors.

     If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially adversely affect our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the notes.


WE COULD INCUR A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.



     On a pro forma basis adjusted for the completion of the offering of the outstanding notes and the application of the proceeds thereof, we would have had $222.8 million of indebtedness outstanding at September 30, 2000. However, we are permitted under our revolving credit facility and the indenture governing the notes to incur additional debt, subject to certain limitations. If we incur additional debt, our increased leverage could, for example


     - make it more difficult for us to satisfy our obligations under the notes or other indebtedness and, if we fail to comply with the requirements of the indebtedness, could result in an event of default,

     - require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities,

     - limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities,

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate,

     - detract from our ability to successfully withstand a downturn in our business or the economy generally and

     - place us at a competitive disadvantage against other less leveraged competitors.

     The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

WE ARE A HOLDING COMPANY, AND WE ARE DEPENDENT ON THE ABILITY OF OUR SUBSIDIARIES TO DISTRIBUTE FUNDS TO US.

     We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests of our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state corporate and partnership laws and other laws and regulations. If we are unable to obtain funds from our subsidiaries as a result of restrictions under our other debt instruments, state law or otherwise, we may not be able to pay interest or principal on the notes when due, or to redeem the notes upon a change of control, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

IN THE EVENT OF OUR BANKRUPTCY OR LIQUIDATION, HOLDERS OF THE NOTES WILL BE PAID FROM ANY ASSETS REMAINING AFTER PAYMENTS TO ANY HOLDERS OF SECURED DEBT AND DEBT OF OUR NON-GUARANTOR SUBSIDIARIES.

     The notes will be general unsecured senior obligations of us and our subsidiary guarantors, effectively junior to any secured debt that we may have in the future to the extent of the value of the assets securing that debt. In addition, not all of our subsidiaries will guarantee the notes, which will be effectively junior to the liabilities of any of these non-guarantor subsidiaries. Specifically, none of our present or future non-U.S. subsidiaries and none of our future unrestricted subsidiaries will guarantee the notes. For more information regarding our guarantor and non-guarantor subsidiaries, see
Note 18 to our Financial Statements and Note 17 to our unaudited financial statements.

     If we are declared bankrupt or insolvent, or are liquidated, the holders of our secured debt, and any debt of our non-guarantor subsidiaries, will be entitled to be paid from our assets before any payment may be made with respect to the notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our secured debt, the debt of our non-guarantor subsidiaries and the notes. As a result, holders of the notes may receive less, ratably, than the holders of secured debt of the debt of our non-guarantor subsidiaries in the event of our bankruptcy or liquidation.


OUR DEBT INSTRUMENTS IMPOSE RESTRICTIONS ON US THAT MAY AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE THE BUSINESS.


     Our revolving credit facility restricts us, and the terms of the indenture will restrict us, from taking various actions, such as incurring additional indebtedness, paying dividends, repurchasing junior indebtedness, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, our revolving credit facility requires us to maintain certain financial ratios and satisfy certain financial condition tests, a number of which will become more restrictive over time and may require us to take action to reduce our debt or take some other action in order to comply with them. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the revolving credit facility and the indenture. A breach of any of these provisions will likely result in a default under the indenture governing the notes and under our revolving credit facility that would allow those lenders to declare that indebtedness immediately due and payable. If we were unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders could initiate a bankruptcy or liquidation proceeding or proceed against any assets that serve as collateral to secure that indebtedness. Our assets may not be sufficient to repay that amount and the amounts due under the notes in full.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.


     If a change of control under the indenture occurs in the future, we will be required to make an offer to purchase all the outstanding notes at a premium, plus any accrued and unpaid interest to the date of purchase. In such a situation, we cannot assure you that we will have enough funds to pay for all of the notes that are tendered under the offer to purchase. If a significant amount of notes are tendered, we will almost certainly have to obtain financing to pay for the tendered notes; however, we cannot be sure we will be able to obtain such financing on acceptable terms, if at all. A change of control may also result in an event of default under our credit facility and agreements governing our future indebtedness and may result in the acceleration of that indebtedness, in which case we will be required to pay that indebtedness. If that indebtedness is secured debt, we will be required to pay that debt to the extent of the value of the assets securing the debt before repurchasing the notes. We urge you to read the information under "Description of Notes -- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Change of Control" for more information regarding the treatment of a change of control under the indenture.


THE SUBSIDIARY GUARANTEES COULD BE DEEMED FRAUDULENT CONVEYANCES UNDER CERTAIN CIRCUMSTANCES, AND A COURT MAY TRY TO SUBORDINATE OR AVOID THE SUBSIDIARY GUARANTEES.

     Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or avoid the subsidiary guarantees. Generally, to the extent that a United States court were to find that at the time one of our subsidiaries entered into a subsidiary guarantee either (x) the subsidiary incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others or (y) the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the subsidiary
(i) was insolvent or became insolvent as a result of issuing of the subsidiary guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured, the court could avoid or subordinate the subsidiary guarantee in favor of the subsidiary's other obligations. Among other things, a legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary as a result of the issuance of the notes by us. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable.


YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU DO NOT EXCHANGE OUTSTANDING NOTES.


     The outstanding notes that are not exchanged for exchange notes have not been registered with the SEC or in any state. Unless the outstanding notes are registered, they may only be offered and sold pursuant to an exemption from, or in a transaction that is not subject to, the registration requirements of the Securities Act. Depending upon the percentage of outstanding notes exchanged for exchange notes, the liquidity of the outstanding notes may be adversely affected.

THERE MAY NOT BE A LIQUID MARKET FOR RESALE OF THE EXCHANGE NOTES.

     The exchange notes are new securities for which there currently is no market. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, the market making activity may be limited during the pendency of the exchange offer.

Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through the Nasdaq National Market.


     The liquidity of, and trading market for the exchange notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We issued $200,000,000 aggregate principal amount of outstanding notes to the initial purchasers on December 4, 2000 in transactions not registered under the Securities Act of 1933 in reliance on exemptions from registration under that act. The initial purchasers then sold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because they have been sold pursuant to exemptions from registration, the outstanding notes are subject to transfer restrictions.

     In connection with the issuance of the outstanding notes, we agreed with the initial purchasers that promptly following the issuance of the outstanding notes, we would:

     - file with the SEC a registration statement related to the exchange notes;

     - use our reasonable best efforts to cause the registration statement to become effective under the Securities Act; and

     - offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.

     Our failure to comply with these agreements within certain time periods would result in additional interest being due on the outstanding notes. A copy of the agreements with the initial purchasers have been filed as exhibits to the registration statement of which this prospectus is a part.

     Based on existing interpretations of the Securities Act by the staff of the SEC described in several no-action letters to third parties, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers or our "affiliates," without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of outstanding notes who is an affiliate of ours, who is not acquiring the exchange notes in the ordinary course of such holder's business or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

     - will not be able to rely on the interpretations by the staff of the SEC described in the above-mentioned no-action letters;

     - will not be able to tender outstanding notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless the sale or transfer is made under an exemption from these requirements.

     We do not intend to seek our own no-action letter, and there is no assurance that the staff of the SEC would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties.

     As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the outstanding notes. Following the closing of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes will be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all outstanding notes properly tendered and not withdrawn before 5:00 p.m. New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer.

     By tendering your outstanding notes for exchange notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

     - you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

     - you are not participating and have no understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

     - you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes.

     Broker-dealers that are receiving exchange notes for their own account must have acquired the outstanding notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We will be required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of exchange notes received in exchange for outstanding notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of exchange notes for a period of 90 days after the consummation of the exchange offer. See "Plan of Distribution."

     The exchange notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of the same indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes except that:

     - the exchange notes will be issued in a transaction registered under the Securities Act;

     - the exchange notes will not be subject to transfer restrictions; and

     - provisions providing for an increase in the stated interest rate on the outstanding notes will be eliminated.

     As of the date of this prospectus, $200,000,000 aggregate principal amount of the outstanding notes was outstanding. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

     This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on
            , 2001. We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable.

     Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

     - to hold our exchange offer open for twenty business days;

     - to give ten days notice of any change in the terms of this offer; and

     - to issue a press release in the event of an extension of the exchange offer.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered, and holders of the outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture in connection with the exchange offer. We shall be considered to have accepted outstanding notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See
"-- Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted outstanding notes will be returned, at our cost, to the tendering holder of the outstanding notes or, in the case of outstanding notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described below, as promptly as practicable after the expiration date.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "-- Solicitation of Tenders; Fees and Expenses."

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" shall mean 5:00 p.m., New York City time, on
            , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

     We expressly reserve the right, in our sole discretion:

     - to delay acceptance of any outstanding notes or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if any of the conditions described under "-- Conditions" shall have occurred and shall not have been waived by us;

     - to extend the expiration date of the exchange offer;

     - to amend the terms of the exchange offer in any manner;

     - to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date;

     - to the extent permitted by applicable law, to purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

     The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.

     Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

     You are advised that we may extend the exchange offer because some of the holders of the outstanding notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer.

INTEREST ON THE EXCHANGE NOTES


     The exchange notes will bear interest from December 4, 2000 or the most recent date on which interest was paid or provided for on the outstanding notes surrendered for the exchange notes. Accordingly, holders of outstanding notes that are accepted for exchange will not receive interest that is accrued but unpaid on the outstanding notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each June 1 and December 1, commencing on June 1, 2001.


PROCEDURES FOR TENDERING

     Only a holder may tender its outstanding notes in the exchange offer. Any beneficial owner whose outstanding notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If the beneficial owner wishes to tender on his own behalf, the beneficial owner must, before completing and executing the letter of transmittal and delivering his outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     The tender by a holder will constitute an agreement between the holder, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     A holder who desires to tender outstanding notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose outstanding notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT OR DEEMED RECEIVED UNDER THE ATOP PROCEDURES DESCRIBED BELOW. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO US. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT THE TENDER FOR HOLDERS IN EACH CASE AS DESCRIBED IN THIS PROSPECTUS AND IN THE LETTER OF TRANSMITTAL.

Outstanding notes Held in Certificated Form

     For a holder to validly tender outstanding notes held in physical form, the exchange agent must receive, before 5:00 p.m. New York city time on the expiration date, at its address set forth in this prospectus:

     - a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

     - certificates for tendered outstanding notes.

Outstanding notes Held in Book-Entry Form

     We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account for the outstanding notes using DTC's procedures for transfer.

     If you desire to transfer outstanding notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

     - a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

     - an agent's message transmitted pursuant to DTC's Automated Tender Offer Program.

Tender of Outstanding notes Using DTC's Automated Tender Offer Program (ATOP)

     The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender outstanding notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

SIGNATURES

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered with the letter of transmittal are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

     - for the account of an institution eligible to guarantee signatures.

     If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the outstanding notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the outstanding notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the outstanding notes or the DTC participant who is listed as the owner. If the letter of transmittal or any outstanding notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     If you tender your notes through ATOP, signatures and signature guarantees are not required.

DETERMINATIONS OF VALIDITY

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of outstanding notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of outstanding notes nor shall any of them incur liability for failure to give notification. Tenders of outstanding notes will not be considered to have been made until the irregularities have been cured or waived. Any outstanding notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and:

     - whose outstanding notes are not immediately available;

     - who cannot complete the procedure for book-entry transfer on a timely basis;

     - who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

     - who cannot complete a tender of outstanding notes held in book-entry form using DTC's ATOP procedures on a timely basis;

may effect a tender if they tender through an eligible institution described under "-- Procedures for Tendering -- Signatures," or, if they tender using ATOP's guaranteed delivery procedures.

     A tender of outstanding notes made by or through an eligible institution will be accepted if:

     - before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder's outstanding notes and the principal amount of the outstanding notes tendered, (2) states that the tender is being made, and (3) guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the outstanding notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent's account at DTC of outstanding notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

     A tender made through DTC's Automated Tender Offer Program will be accepted if:

     - before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the outstanding notes that they have received and agree to be bound by the notice of guaranteed delivery; and

     - the exchange agent receives, within five business days after the expiration date, either: (1) a book-entry conformation, including an agent's message, transmitted via DTC's ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of outstanding notes in the exchange offer:

     - a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

     - you must comply with the appropriate procedures of DTC's Automated Tender Offer Program.

     Any notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

     - be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

     - specify the name in which any of these outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

     All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those outstanding notes unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes that have been tendered but are not accepted for exchange will be returned to the holder of the outstanding notes without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the holder's account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time before the Expiration Date.

CONDITIONS

     The exchange offer is subject only to the following conditions:

     - the compliance of the exchange offer with securities laws;

     - the tender of the outstanding notes;

     - the representation by the holders of the outstanding notes that they are not our affiliate, that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

     - no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.

EXCHANGE AGENT

     United States Trust Company of New York, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:


                                                                       By Registered or
      By Hand Delivery:             By Overnight Courier:              Certified Mail:
 United States Trust Company     United States Trust Company     United States Trust Company
         of New York                     of New York                     of New York
         111 Broadway                    770 Broadway                      Box 843
         Lower Level                      13th Floor                 Peter Cooper Station
      New York, NY 10005              New York, NY 10003              New York, NY 10276
    Attn: Corporate Trust       Attn: Corporate Trust Service       Attn: Corporate Trust
                                            Window



                           By Facsimile Transmission
                       (For Eligible Institutions Only):


                    United States Trust Company of New York
                                 (212) 420-6152
                            Confirm: (800) 548-6565
                                For Information:
                                 (800) 548-6565


     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS DESCRIBED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     We will bear the expenses of requesting that holders of outstanding notes tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

     We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

     You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

PARTICIPATION IN THE EXCHANGE OFFER; UNTENDERED NOTES

     Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all outstanding notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration agreement. Holders of the outstanding notes who do not tender in the exchange offer will continue to hold their outstanding notes and will be entitled to all the rights, and subject to the limitations, applicable to the outstanding notes under the indenture. Holders of outstanding notes will no longer be entitled to any rights under the registration agreement that by their term terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of the Exchange Notes." All untendered outstanding notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes could be adversely affected. This is because there will probably be many fewer remaining outstanding notes outstanding following the exchange, significantly reducing the liquidity of the untendered notes.

     We may in the future seek to acquire untendered outstanding notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of outstanding notes following the applicable requirements of the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any outstanding notes that are not tendered in the exchange offer.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer. We used the proceeds from the issuance of the outstanding notes


     - to repay the Weatherford note and



     - to repay outstanding indebtedness under our revolving credit agreement, some of which was incurred to finance recent acquisitions.



           SOURCES AND USES FOR THE OFFERING OF THE OUTSTANDING NOTES

                                 (in millions)

SOURCE OF FUNDS                       AMOUNT
---------------                       ------
Proceeds of the offering............  $198.8
                                      ------
Total...............................  $198.8
                                      ======


USES OF FUNDS                         AMOUNT
-------------                         ------
Weatherford note....................  $100.0
Credit facility.....................    92.5
Fees and expenses...................     6.3
                                      ------
Total...............................  $198.8
                                      ======



     Our $100.0 million note to Weatherford was unsecured, subordinated debt bearing interest at 10% per annum and maturing March 31, 2002. We executed that note in contemplation of our spinoff to represent a portion of historical intercompany indebtedness we owed to Weatherford. At that time, we owed Weatherford approximately $494.7 million, which we incurred for various purposes including (a) the funding of approximately $275.0 million for our acquisitions with cash and stock provided by Weatherford, (b) $129.6 million for purchases of capital equipment for manufacturing and (c) $90.1 million for funding of working capital and third party debt requirements. After we issued the note, but before the spinoff, Weatherford contributed to us substantially all remaining intercompany indebtedness that we owed to Weatherford. The note to Weatherford required that we use a portion of the net proceeds from any debt or equity financing to repay that note, together with any accrued and unpaid interest, in full.



     At December 4, 2000, we had outstanding borrowings of $92.5 million under our revolving credit facility, with an average interest rate of 9.1%. We incurred this debt primarily in connection with increasing our working capital and increasing our manufacturing capacity over the past six months and also to fund acquisitions. During October 2000, we purchased a tubular accessories producer for approximately $2.5 million in cash and $1.9 million in deferred and contingent payments and the assets of a manufacturer of drilling tools for the water well, construction and utility boring industries, for approximately $12.3 million in cash, all of which we funded under our credit facility. We also funded a $26.5 million investment in a European metalworking operation, which we funded under our credit facility.



     Although we repaid our credit facility in connection with the issuance of the outstanding notes, that facility did not terminate. We may use future borrowings under our credit facility to make additional acquisitions in the drill stem and engineered connections and premium tubing industries or related businesses. Companies that we acquire outside the U.S. will not guarantee the notes.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth certain of our historical combined financial data. This information has been prepared as if we had been a stand-alone company for the periods presented. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements. The following information may not be indicative of our future operating results.

                                                                                       NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                               ----------------------------------------------------   -------------------
                                 1995       1996       1997       1998       1999       1999       2000
                               --------   --------   --------   --------   --------   --------   --------
                                            (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
OPERATING DATA:
Revenues.....................  $167,616   $367,336   $630,021   $646,454   $286,370   $196,776   $350,912
Selling, General and
  Administrative Expense.....    12,943     24,417     41,886     46,393     45,742     33,860     40,246
Interest Expense(a)..........     7,578      7,371     12,976     12,008     11,343      8,332     11,572
Operating Income (Loss)(b)...    15,238     46,322    115,436    112,884    (33,014)   (15,761)    22,734
Net Income (Loss)(b).........     3,059     23,588     61,514     65,720    (33,511)   (17,400)     6,303
Earnings (Loss) Per Share(c):
  Basic......................      0.04       0.26       0.64       0.68      (0.33)     (0.18)      0.06
  Diluted....................      0.04       0.26       0.63       0.67      (0.33)     (0.18)      0.06
OTHER DATA:
Ratio of Earnings to Fixed
  Charges(d).................       1.9        5.5        8.4        8.8         --         --        1.5(e)

                                                      AT DECEMBER 31,
                                    ----------------------------------------------------   AT SEPTEMBER 30,
                                      1995       1996       1997       1998       1999           2000
                                    --------   --------   --------   --------   --------   ----------------
BALANCE SHEET DATA:
Total Assets......................  $237,854   $396,693   $662,598   $738,314   $734,575       $777,974
Current Assets....................   144,310    209,527    351,245    350,296    272,038        327,877
Current Liabilities...............    61,525    106,969    156,199    144,268    107,401        150,166
Long-Term Debt....................    54,016    103,432    127,387    109,265    124,276        119,018
Stockholders' Equity..............   104,094    164,220    332,722    445,211    453,856        455,221

---------------

(a) Interest expense includes interest attributed to $51.4 million in debt owed to Weatherford for the year ended December 31, 1995 and $100.0 million in debt owed to Weatherford for each period presented based, through April 14, 2000, on Weatherford's long-term debt rates for the applicable periods and thereafter at 10% per annum, the interest rate on our note to Weatherford. This does not necessarily represent what our actual cost of capital would have been had we been a stand-alone entity in each of the periods presented. See Note 6 to our Financial Statements.

(b) The year ended December 31, 1998, includes charges of $35.0 million ($22.8 million net of tax benefit) comprised of $5.1 million for facility closures and exit costs, $0.2 million of severance and related costs, $28.5 million for the write-off of inventory and $1.2 million for the write-down of equipment. The write-off of inventory is classified as cost of sales. The year ended December 31, 1999, includes a charge of $9.5 million ($6.1 million net of tax benefit) relating to the decision in the fourth quarter of 1999 to terminate our manufacturing arrangement in India, of which $7.8 million involved a purchase deposit that we will not be able to use and $1.7 million represented equipment in India that we do not believe we will be able to recover.

(c) We have calculated pro forma earnings per share before April 14, 2000, the effective date of our spinoff, using our pro forma basic and diluted weighted average shares outstanding for each of the periods presented. In calculating our pro forma basic weighted average shares, we have adjusted Weatherford's historical basic weighted average shares outstanding for the applicable period to reflect the number of shares that would have been outstanding at the time assuming a distribution of one share of our common stock for each share of Weatherford common stock. Our pro forma diluted weighted average shares reflect an estimate of the potential dilutive effect of common stock equivalents. This estimate is calculated based on Weatherford's dilutive effect of stock options and restricted stock. The effect of stock options and restricted stock is not included in the diluted weighted average shares computation for periods in which a loss occurs because to do so would have been anti-dilutive.

(d) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. For the nine month period ended September 30, 1999, and for the year ended December 31, 1999, earnings were insufficient to cover fixed charges by $23.7 million and $44.9 million, respectively. We were a wholly owned subsidiary of Weatherford until April 14, 2000. The ratios for periods before that date are based on earnings and fixed charges attributable to us during the periods presented, and reflect allocations of certain expenses to us. Although we believe these allocations are reasonable, they are not necessarily indicative of the costs we would have incurred had we not been owned by Weatherford during the periods presented. See Note 1 to our Financial Statements. In particular, our cost of capital, and therefore our fixed charges, may have been higher than those reflected in these ratios had we not been owned by Weatherford during the periods presented.


(e) Giving effect to the offering of the outstanding notes and the repayment in full of the Weatherford note and the credit facility as of January 1, 2000, our Ratio of Earnings to Fixed Charges for the nine months ended September 30, 2000 would have been 1 to 1.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following is a discussion of our results of operations and current financial position. This discussion should be read in conjunction with the Financial Statements. Our discussion of our results of operations and financial condition includes various forward-looking statements about our markets, the demand for our products and services and our future results. These statements are based on certain assumptions that we consider reasonable. For information about these assumptions and other risks and exposures relating to our businesses and our company, you should refer to our section entitled "Risk Factors."

     We are the world's largest manufacturer and supplier of drill pipe and other drill stem products and are a leading North American provider of high-performance engineered connections and premium tubing and casing used in challenging onshore and offshore applications. Drill stem products are used in drilling oil and gas wells while engineered connections and premium tubing and casing are used to complete successful oil and gas wells and to facilitate production. Our customers include major, independent and state-owned oil companies, drilling contractors, oilfield service companies, rental tool companies and North American oil country tubular goods (OCTG) distributors. We operate through 22 manufacturing facilities located in the United States, Mexico, Canada, Europe, and Asia and 30 sales, service and repair locations globally.

     We operate through two business segments: (1) drill stem products and (2) engineered connections and premium tubulars.

     Our drill stem products segment generates revenues through manufacturing and selling drill pipe and other drill stem products and through licensing our technology to third party repair and maintenance shops around the world.

     Our engineered connections and premium tubulars segment generates revenues by

     - manufacturing and selling high-performance engineered connections and premium tubing and casing and other products,

     - developing customer-specified premium engineered connections and tubular solutions for planned wells,

     - providing field service personnel who assist rig operators at the rig site in utilizing our connection technologies and other products and

     - licensing our technologies.

     For the nine months ended September 30, 2000, we derived 54% of our revenues from our engineered connections and premium tubulars segment and 46% of our revenues from our drill stem segment. For the same time period, 97% of our revenues resulted from U.S. and Canadian sales and 3% of our revenues resulted from sales outside the U.S. and Canada. As conditions in the oil and gas industry continue to improve, we expect our drill stem revenues and international revenues to represent a larger percentage of our revenue base.

     Until April 14, 2000, we were a wholly owned subsidiary of Weatherford International, Inc. We were spun off from Weatherford on April 14, 2000, through a distribution by Weatherford to its stockholders of all of our common stock.

MARKET FUNDAMENTALS

     Our business is materially dependent on drilling and production activity and the associated demand for our drill stem products and engineered connections and premium tubulars. Generally, demand for our drill stem products and engineered connections and premium tubulars closely follows the domestic and international rig count, which closely follows the prices of oil and gas.

     The following table sets forth certain information with respect to oil and gas prices at the dates indicated and the monthly North American (U.S. and Canadian) and international rig counts for the months reflected:

                                                   HENRY HUB   NORTH AMERICAN   INTERNATIONAL
                                      WTI OIL(A)    GAS(B)      RIG COUNT(C)    RIG COUNT(C)
                                      ----------   ---------   --------------   -------------
September 30, 2000..................    $30.87       $5.15         1,325             714
June 30, 2000.......................     32.44        4.34         1,169             657
March 31, 2000......................     26.86        2.95         1,167             606
December 31, 1999...................     24.79        2.29         1,183             574
September 30, 1999..................     24.51        2.35           971             557
June 30, 1999.......................     17.89        2.39           745             602
March 31, 1999......................     16.16        2.00           724             613
December 31, 1998...................     12.14        1.88           895             671
December 31, 1997...................     17.41        2.21         1,499             819
December 31, 1996...................     25.55        2.49         1,195             810

---------------

(a) Price per barrel of West Texas Intermediate crude as of the dates presented above. Source: U.S. Energy Information Administration.

(b) Price per MMBtu as of the dates presented above. Source: U.S. Energy Information Administration.

(c)  Source: Baker Hughes Rig Count.

     In addition to changes in prices of oil and gas and the domestic and international rig count, demand for our products and services is affected by increasingly harsh well conditions. Drill stem products are consumable and wear out through a combination of friction and metal fatigue. In recent years, we have seen increasing intensity of use in drill stem products. With this increasing intensity of use, drill stem products wear out increasingly faster. This increased intensity of use results from more wells being drilled either directionally or horizontally, which results in far higher abrasion and bending loads than in vertical wells, more gas wells being drilled today, which typically are drilled to greater depths than oil wells, and the increasing prevalence of top drive rigs, which place more torsional stress on drill pipe than traditional rotary table rigs. We believe this trend will favorably impact demand for our drill stem products.

     We believe that, absent substantial declines in oil and gas prices and rig count, demand for our engineered connections and premium tubulars should continue to increase. The average working drilling rig uses more drill pipe per month than the average rig ten years ago. Factors influencing this pattern include increases in the average depths of wells and in the percentage of gas wells being drilled. Generally, as well depths increase it is more likely that engineered connections and premium tubulars, such as those we manufacture, will be used as opposed to American Petroleum Institute (API) standard products. In addition, gas wells encounter higher reservoir pressures and require larger diameter tubulars with thicker walls and higher strength steel grades, and thus usually require engineered connections and premium tubulars as opposed to API-standard products.

FUTURE TRENDS AND EXPECTATIONS

     Demand for our products has improved significantly over 1999 levels due to improvements in the prices of oil and gas. We currently expect continued improvements in demand for our drill pipe and other drill stem products during the fourth quarter of 2000, with further improvements occurring in 2001. We expect this trend to occur as excess drill pipe inventories that accumulated following the decline in drilling in 1998 will continue to deplete. However, the level of excess drill pipe inventory is difficult to estimate, and we cannot be certain that those inventories will deplete in line with our expectations. We expect demand for our engineered connections and premium tubular products to remain strong during these periods as well. Nevertheless, demand for all of our products continues to be highly dependent upon drilling activity and the price of oil and gas, and any material decline in the price of oil and gas or drilling activity could result in a further delay in, or lack of, a complete recovery in our industry. In addition, international demand for our products and services has not recovered as quickly as domestic demand for our products and services. We do not expect a full market recovery until international rig counts and drilling activity fully recover to peak 1997 levels and excess inventory levels are depleted.

     We expect our profitability will be favorably impacted by various strategic actions that we took while market conditions remained depressed during 1998 and 1999. These actions included the following:

     - In June 1998, we acquired T.F. de Mexico S.A. de C.V. for approximately $59.0 million, a manufacturer of tool joints for our drill stem operations, and in July 1999, we acquired a 50.01% interest in Voest-Alpine Stahlrohr Kindberg GmbH & Co. KG for approximately $32.6 million, which owns a tubular mill in Austria with a capacity of approximately 300,000 metric tons that is capable of supplying a large portion of our green tube requirements. With the combination of the T.F. de Mexico and Voest-Alpine acquisitions, we became the only fully-integrated manufacturer of drill pipe in the world, which we believe provides us with substantial cost savings as compared to our competitors.

     - During 1999, we consummated six other strategic acquisitions for $11.2 million in cash, $6.6 million in notes payable and assumed debt and 0.45 million shares of Weatherford common stock.

     - During 1998, we acquired an additional manufacturer of drill pipe and other drill stem products, for $29.0 million.

     - During 1999, we instituted a manufacturing consolidation that we expect to complete by early 2001.

     We believe these strategic actions have the potential to significantly reduce our costs through lower tubular purchase costs from Voest-Alpine, lower tool joint costs from T.F. de Mexico and plant consolidations. Although we already have realized some of the benefit of these strategic actions, we do not expect to realize this full benefit unless and until we see a full recovery of demand for our products.

     Our expectations for future increased product demand and costs savings as described above are forward-looking statements. While we believe these expectations are reasonable, we encourage you to review the section entitled "Risk Factors" for a discussion of possible reasons we may not experience this increased demand or why, even if we do, we may not realize the full benefit in our revenues or profitability or from our expected cost savings described above.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1999

General

     For the nine months ended September 30, 2000, net income was $6.3 million, or $0.06 per diluted share, and EBITDA was $46.1 million (net of corporate selling, general and administrative expenses, less corporate depreciation and amortization expenses, of $14.9 million) on operating revenues of $350.9 million, as compared to a net loss of $17.4 million, or $0.18 per diluted share, and EBITDA of $6.4 million (net of corporate selling, general and administrative expenses, less corporate depreciation and amortization expenses, of $10.9 million) on operating revenues of $196.8 million for the nine months ended September 30, 1999.

Significant 2000 Events

     During the last half of 1999 and first half of 2000, oil prices increased due to members of OPEC reducing production in compliance with established production quotas. However, the average OPEC oil price began to exceed the targeted price range of $22 to $28 per barrel established in their March 2000 meeting. As a result, in June 2000 OPEC agreed to increase their production quotas by 708,000 barrels per day. Oil prices fell to their lowest level in nearly three months in July 2000 on rumors that Saudi Arabia increased production despite a consensus from other OPEC members. Oil prices surged again in mid-September 2000 amid concerns over tensions between Iraq and Kuwait and the threat of a hurricane in the Gulf of Mexico that could limit production. However prices decreased at September 30, 2000, following the Department of Energy's announcement of a 30 million barrel release from the Strategic Petroleum Reserve. Oil prices have been and continue to be extremely volatile, and we cannot predict when or if future declines will occur.

     U.S. gas prices have also increased in 2000 as compared to 1999 on the strength of increased demand, which relates primarily to the sharp increase in requirements from the electric power sector. New supply in North America has not kept pace with incremental demand, resulting in year-to-year declines in gas storage volumes dating back to July 1999. Gas prices surged in September 2000, as temperatures rose in the Western states and there were unscheduled outages at nuclear plants in Ohio, Maryland and Florida. Consecutive tropical storm threats in the Atlantic and Gulf of Mexico also contributed to rising gas prices. Gas prices have been and continue to be extremely volatile, and we cannot predict when or if future declines will occur.

     The increase in oil and gas prices resulted in a significant increase in exploration and completion drilling activity from the low levels experienced in the first half of 1999. The North American rig count has increased 78% from 745 as of June 30, 1999 to 1,325 as of September 30, 2000, while the international rig count has increased 19% from 602 as of June 30, 1999 to 714 as of September 30, 2000. The increased rig count has led to a significant improvement in our 2000 operating results as compared to 1999 as our customers' spending has increased and demand for our drill stem and engineered connections and premium tubular products has been strong.

Significant 1999 Events

     In July 1999, we acquired a 50.01% ownership interest in Voest-Alpine in Austria for approximately $32.6 million, of which we paid approximately $8.0 million in cash, with the remainder payable over a period of up to 7 1/2 years. Our investment in Voest-Alpine is reported on the equity method of accounting. Voest-Alpine owns a tubular mill in Austria with a capacity of approximately 300,000 metric tons that is capable of supplying a large portion of our green tube requirements in the United States. In addition, we entered into a long-term green tube supply contract with Voest-Alpine. The impact of this investment and supply contract has benefited us as the market recovers by providing us with a reliable source of raw materials and provide us a 50% profit participation in Voest-Alpine's business.

     On October 27, 1999, we acquired an additional 27% interest in P.T. H-Tech Oilfield Equipment, an Indonesia-based drill pipe manufacturer with facilities located on Batam Island. We previously held a 27% interest in H-Tech and with this purchase we own a controlling 54% interest in H-Tech. The purchase price for the acquisition of this additional interest was $6.0 million.

     We began to consolidate four of our U.S. manufacturing plants into two manufacturing facilities and also two of our foreign manufacturing plants into one foreign manufacturing plant. The consolidation has reduced operating costs through the creation of greater efficiencies and reduced selling, general and administrative expenses by reducing administrative personnel. The consolidation has benefited both the drill stem products and engineered connections and premium tubulars segments through an increase of manufacturing capacity utilization and lower plant operating costs.

Drill Stem Products

     The following table sets forth additional data regarding the results of our drill stem products segment for the nine months ended September 30, 2000 and 1999:

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1999         2000
                                                              ---------   ----------
                                                              (IN THOUSANDS, EXCEPT
                                                                   PERCENTAGES)
Revenues....................................................   $88,900     $162,353
Gross Profit................................................    14,468       22,106
Gross Profit %..............................................      16.3%        13.6%
Selling, General and Administrative.........................   $10,434     $ 11,820
Operating Income............................................     4,034       14,177
EBITDA......................................................    14,765       25,839

     Revenues. Revenues increased $73.5 million, or 83%, for the nine months ended September 30, 2000 as compared to the same period in 1999 due primarily to significant increases in oil and gas drilling and completion activity. The average North American and International rig counts increased by 34% and 5%, respectively, during the nine months ended September 30, 2000 as compared to the same period in 1999.

     Gross Profit. Gross profit increased $7.6 million, or 53%, for the nine months ended September 30, 2000 as compared to the same period in 1999. The increase was due to increased sales primarily reflecting the strengthening demand for our products as oil and gas production activity continues to recover from the low levels in 1999. Results for 2000 were also favorably affected by reduced raw material costs as a result of our investment in Voest-Alpine. However, gross profit as a percentage of revenue decreased 2.7% in 2000 as compared to 1999. Results for 1999 benefited from favorable manufacturing absorption related to significant production for an affiliated company coupled with reduced staffing levels. During 2000, we have significantly increased staffing levels to meet customers' growing demand for our products and have incurred some inefficiencies and operational ramp up costs as these new employees are hired and undergo training.

     Selling, General and Administrative. Selling, general and administrative expenses decreased as a percentage of revenues from 12% in the first nine months of 1999 to 7% for the same period in 2000. The decrease was due primarily to a higher revenue base related to increased oil and gas drilling activity, partially offset by increased staffing levels.

     Operating Income. Operating income increased $10.1 million for the nine months ended September 30, 2000 as compared to the same period in 1999. The increase was due primarily to increased sales reflecting the strengthening demand for our products as oil and gas production activity continued to recover from the low levels in 1999, coupled with reduced raw material costs and equity earnings related to our investment in Voest-Alpine. This increase was partially offset by our increased staffing levels in order to meet customers' growing demand for our products.

Engineered Connections and Premium Tubulars

     The following table sets forth additional data regarding the results of our engineered connections and premium tubulars segment for the nine months ended September 30, 2000 and 1999:

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1999        2000
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PERCENTAGES)
Revenues....................................................  $107,876    $188,559
Gross Profit................................................     4,631      37,483
Gross Profit %..............................................       4.3%       19.9%
Selling, General and Administrative.........................  $ 12,747    $ 13,730
Operating Income (Loss).....................................    (8,116)     23,753
EBITDA......................................................     2,494      35,166

     Revenues. Revenues increased $80.7 million, or 75%, for the nine months ended September 30, 2000 as compared to the same period in 1999 due primarily to significant increases in oil and gas drilling and completion activity. The average North American and International rig counts increased by 34% and 5%, respectively, during the nine months ended September 30, 2000 as compared to the same period in 1999. The growth in revenues reflects the continued demand for our highly engineered tubing and casing products for critical deep gas and offshore drilling and completion applications as well as improved demand for our newly developed premium thread technology.

     Gross Profit. Gross profit increased $32.9 million for the nine months ended September 30, 2000 as compared to the same period in 1999. The increase relates primarily to growth in demand for our highly engineered tubing and casing products and price increases we initiated in 2000. Additionally, production volume increased, which provided increased utilization of manufacturing facilities and higher fixed cost absorption.

     Selling, General and Administrative. Selling, general and administrative expenses decreased as a percentage of revenues from 12% for the nine months ended September 30, 1999 to 7% for the same period in 2000. The decrease was due primarily to cost reduction efforts implemented in 1999 coupled with a higher revenue base in 2000.

     Operating Income (Loss). Operating income increased $31.9 million for the nine months ended September 30, 2000 as compared to the same period in 1999. The significant improvement in operating income primarily reflects the increase in demand for our premium tubular products driven by the increased oil and gas drilling and completion activity.

Other Items

     Corporate General and Administrative. Corporate general and administrative expenses increased $3.5 million for the nine months ended September 30, 2000 as compared to the same period in 1999. The increase was primarily due to overhead costs for additional financial, accounting, legal, marketing and other administrative expenses required by Grant Prideco as a separate public entity following our spinoff from Weatherford in April 2000.

     Interest Expense. Interest expense increased $3.2 million for the nine months ended September 30, 2000 as compared to the same period in 1999. The increase was due to the change in the Weatherford subordinated note rate from 7.25% in 1999 to 10% in 2000 coupled with interest related to the revolving credit and letter of credit facility agreement which we entered into in April 2000.

     Tax Provision (Benefit). The effective tax rate for the nine months ended September 30, 2000 was 40%, as compared to 27% for the same period in 1999. The lower effective tax rate for 1999 reflects the unfavorable impact of certain nondeductible expenses.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

General

     In 1999, net loss was $33.5 million, or $0.33 per diluted share, and EBITDA was $7.0 million (excluding other charges of $9.5 million and net of corporate selling, general and administrative expenses, less corporate depreciation and amortization expenses, of $15.0 million) on operating revenues of $286.4 million, as compared to net income of $65.7 million, or $0.67 per diluted share, and EBITDA of $179.0 million (excluding other charges of $35.0 million and net of corporate selling, general and administrative expenses, less corporate depreciation and amortization expenses, of $14.3 million) on operating revenues of $646.5 million for the same period ended 1998.

     Our business was severely impacted during 1999 by the decline in worldwide drilling activity that began in 1998. Our revenues for 1999 were down by approximately 56% from the relatively high levels recorded in 1998. Our product backlog declined during 1999 due to lower drilling activity. This backlog fell to as low as $34.8 million during the third quarter of 1999. At December 31, 1999, our product backlog was $60.4 million compared to backlog of $88.9 million at December 31, 1998.

Significant 1999 Events

     In July 1999, we acquired a 50.01% ownership interest in Voest-Alpine in Austria. Voest-Alpine owns a tubular mill in Austria with a capacity of approximately 300,000 metric tons that is capable of supplying a large portion of our green tube requirements in the United States.

     On October 27, 1999, we acquired an additional 27% interest in H-Tech, an Indonesia-based drill pipe manufacturer with facilities located on Batam Island, bringing our total interest in this company to 54%.

     In 1999 we decided to terminate our manufacturing arrangement with Oil Country Tubular Limited ("OCTL") in India. This decision was made in light of the existing market and difficulties arising from the political situation between India and countries where OCTL's principal customers reside. This decision required us to write-off a $7.8 million deposit previously paid to OCTL for future products and $1.7 million of our equipment located in India in the fourth quarter of 1999 for a total write off of $9.5 million.

Significant 1998 Events

     On February 12, 1998, we acquired Drill Tube International, Inc., a manufacturer of drill pipe and other drill stem products, for $29.0 million. The consideration we paid in the acquisition consisted of $9.0 million in cash and a contractual purchase credit obligation to manufacture and deliver products to the seller over a two-year period.

     In December 1998, we acquired from an affiliate of Tubos de Acero de Mexico, S.A. (TAMSA) 93% of the outstanding shares of T.F. de Mexico, which owned the manufacturing facility in Veracruz, Mexico that we were operating under a capital lease arrangement. As part of the consideration we paid in the acquisition, we sold the international rights, excluding the United States and Canada, to our Atlas Bradford tubular connection line for carbon grade tubulars to the TAMSA affiliate through a license arrangement. The total consideration was $59.0 million comprised of $48.5 million in debt (which was repaid in March
1999), cash of $1.5 million and a $9.0 million license of the international rights of our Atlas Bradford thread line. The rights we sold through this license arrangement had a fair value of $9.0 million. As a result, in December 1998, we recorded $9.0 million in revenues to recognize the sale of our international rights to the Atlas Bradford connection line.

Other Charges

     In 1998, our drill stem segment incurred $35.0 million in charges (as set forth below) relating to the reorganization and rationalization of our businesses in light of declining industry conditions and the merger between EVI, Inc. ("EVI") and Weatherford Enterra, Inc. ("WII"). In the second quarter of 1998, we incurred $7.0 million of these charges in accordance with our formalized plan, which reflected costs associated with the merger between EVI and WII and the effects of the beginning of the downturn in the industry. Following a further deterioration in the markets that we serve, we incurred an additional $28.0 million charge in the fourth quarter of 1998. These charges reflected additional reductions in operations and an attempt to align our cost structure with current demand.

     The following chart summarizes our other charges in 1998:

                                                                  CHARGE
                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
Facility Closures and Exit Costs(a).........................     $ 5,100
Severance and Related Costs(b)..............................         200
Inventory Write-off(c)......................................      28,500
Asset Write-down(d).........................................       1,150
                                                                 -------
Total.......................................................     $34,950
                                                                 =======

---------------

(a) The facility and exit costs were $5.1 million, all of which were expended by December 31, 1998. The $4.3 million of costs accrued in the second quarter related primarily to the elimination of duplicative manufacturing facilities as a result of the reorganization and rationalization of our businesses following the merger of WII and EVI and the downturn in the industry. In the fourth quarter an additional $0.8 million was accrued to further align our costs in response to the significant decline in market conditions.

(b) The severance and related costs included in our second quarter charge were $0.2 million for approximately 60 employees specifically identified, with terminations completed in the second half of 1998.

(c) We reported the inventory write-off of $28.5 million as cost of sales. The second quarter inventory write-off of $2.5 million resulted from the elimination of certain products at the time of the merger of WII and EVI and due to the declining industry conditions. The fourth quarter inventory write-off of $26.0 million related to the significant decline in market conditions.

(d) The write-down of assets was $1.2 million in the fourth quarter of 1998. The charge related to the write-down of equipment as a result of the rationalization of product lines and the specific identification of assets held for sale. The identified equipment had a net book value of $0.6 million as of December 31, 1998. The effect of suspending depreciation is $0.2 million annually.

Drill Stem Products

     The following table sets forth additional data regarding the results of our drill stem products segment for the years ended December 31, 1999 and 1998:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1998           1999
                                                              ---------      ---------
                                                               (IN THOUSANDS, EXCEPT
                                                                    PERCENTAGES)
Revenues....................................................  $410,840       $142,732
Gross Profit................................................   115,196(a)      15,187
Gross Profit %..............................................      28.0%          10.6%
Selling, General and Administrative.........................  $ 12,169       $ 13,248
Operating Income (Loss).....................................    96,844(a)      (7,934)(b)
EBITDA......................................................   148,565(c)      16,639(c)

---------------

(a) Includes merger and other charges of $35.0 million, comprised of $5.1 million for facility closures and exit costs, $0.2 million of severance and related costs and $28.5 million for the write-off of inventory. The write-off of inventory is classified as cost of sales.

(b) Includes a charge of $9.5 million, $6.1 million net of tax, relating to the decision to terminate our manufacturing arrangement in India, of which $7.8 million involved a purchase deposit that we will not be able to use and $1.7 million in equipment in India that we do not believe we will be able to recover.

(c) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of the non-recurring charges discussed in (a) and (b) above for the respective periods of those charges.

     Revenues. Revenues decreased $268.1 million, or 65%, in 1999 as compared to 1998 due primarily to the overall decline in drilling activity and the consumption of excess drill pipe from idle rigs. For 1998, revenues benefited from sales from backlog notwithstanding a general decline in market conditions that began in early 1998.

     Gross Profit. Gross profit decreased $100.0 million in 1999 as compared to 1998 due primarily to the continued weak demand for our products and resulting unabsorbed fixed costs associated with the manufacturing facilities operating at extremely low utilization levels. The unabsorbed manufacturing costs for 1999 were somewhat reduced by an affiliated company purchases of drill pipe. Gross profit in 1998 benefited from sales from backlog.

     Selling, General and Administrative. Selling, general and administrative expenses increased as a percentage of revenues from 3% in 1998 to 9% for 1999. The increase was primarily due to a lower revenue base related to the decreased oil and gas drilling activity coupled with increased goodwill amortization associated with the acquisition of T.F. de Mexico in December 1998.

     Operating Income (Loss). Operating loss was $7.9 million in 1999 as compared to operating income of $96.8 million in 1998. The decrease primarily reflected the continued weak demand for our products and resulting unabsorbed fixed costs associated with the manufacturing facilities operating at extremely low utilization levels, coupled with a $9.5 million write-down associated with the decision to terminate our manufacturing arrangement in India.

Engineered Connections and Premium Tubulars

     The following table sets forth additional data regarding the results of our engineered connections and premium tubulars segment for the years ended December 31, 1999 and 1998:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                   PERCENTAGES)
Revenues....................................................   $235,614     $143,638
Gross Profit................................................     51,224        8,914
Gross Profit %..............................................       21.7%         6.2%
Selling, General and Administrative.........................   $ 19,817     $ 17,856
Operating Income (Loss).....................................     31,407       (8,942)
EBITDA......................................................     44,716        5,359

     Revenues. Revenues decreased $92.0 million, or 39%, in 1999 as compared to 1998 primarily due to a large reduction in distributor and direct sales as of a result of a deterioration of market conditions. The decrease was further impacted by unfavorable product mix due to higher sales of lower margin casing and tubular sales in 1999 as compared to 1998. Revenue declines also reflected a substantial drop in riser and conductor sales due to a decline in offshore activity. Our 1998 revenue includes the benefit from the license granted by us to an affiliate of TAMSA having a fair value of $9.0 million.

     Gross Profit. Gross profit decreased $42.3 million, or 83%, in 1999 as compared to 1998. Gross profit declined due primarily to lower sales volume and higher unabsorbed fixed costs associated with decreased manufacturing utilization levels coupled with higher sales of lower margin products in 1999 as compared to 1998.

     Selling, General and Administrative. Selling, general and administrative expenses increased as a percentage of revenues from 8% in 1998 to 12% in 1999. The increase was due primarily to a lower revenue base in 1999 partially offset by cost reductions implemented during the first half of 1999 in response to market conditions.

     Operating Income (Loss). Operating loss was $8.9 million in 1999 as compared to operating income of $31.4 million in 1998. The decrease was due primarily to the downturn in market conditions resulting in lower sales volume and higher unabsorbed fixed costs associated with decreased manufacturing utilization levels. Our 1999 results were further impacted by unfavorable product mix due to higher sales of lower margin casing and tubular sales in 1999 as compared to 1998. Our 1998 results include the benefit from the license granted by us to an affiliate of TAMSA having a fair value of $9.0 million discussed above.

Other Items

     Corporate General and Administrative. Corporate general and administrative expenses increased $0.2 million in 1999 as compared to 1998 primarily due to a lower revenue base coupled with increased corporate overhead charges from Weatherford and higher corporate and overhead costs relating to the addition of staff in anticipation of the spinoff.

     Interest Expense. Interest expense decreased $0.7 million in 1999 as compared to 1998 primarily due to the payment of the notes payable related to the acquisition of T.F. de Mexico in March 1999.

     Tax Provision (Benefit). The effective tax rate in 1999 was 25%, as compared to 38% in 1998. The lower effective tax rate for 1999 reflects the unfavorable impact of nondeductible goodwill expense related to historical acquisitions.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

General

     In 1998, net income was $65.7 million, or $0.67 per diluted share, and EBITDA was $179.0 million (excluding other charges of $35.0 million and net of corporate selling, general and administrative expenses, less corporate depreciation and amortization expenses, of $14.3 million) on revenues of $646.5 million, as compared to net income of $61.5 million, or $0.63 per diluted share, and EBITDA of $142.5 million (net of corporate selling, general and administrative expenses, less corporate depreciation and amortization expenses, of $12.1 million) on revenues of $630.0 million for the same period ended 1997.

     Our results for 1998 compared to 1997 reflected improved market conditions during the first half of 1998. During the first half of 1998, our operations benefited from strong demand and pricing as well as a large backlog going into the second half of 1998. As the year progressed, demand declined and prices began to soften. This decline in demand and prices, however, did not materially affect operating results in 1998 due to the backlog that existed during the year.

     Our results for 1998 also included a $35.0 million charge associated with the reorganization and rationalization of our businesses due to market changes that occurred during 1998. Excluding these charges, our results for 1998 were significantly higher due to the higher margins and prices we received on our sales during 1998 compared to 1997. The higher margins and prices reflected improved demand during the first half of 1998. Additionally, our facilities were operating at near capacity, which resulted in higher absorption of fixed manufacturing costs.

Significant 1998 Events

     On February 12, 1998, we acquired Drill Tube International, Inc., a manufacturer of drill pipe and other drill stem products.

     In 1998, our drill stem segment incurred $35.0 million in charges relating to the reorganization and rationalization of our businesses due to market changes and the merger between EVI and WII.

     In December 1998, we acquired from an affiliate of TAMSA 93% of the outstanding shares of T.F. de Mexico. As a result, in December 1998 we recorded $9.0 million in revenues to recognize the sale of our international rights to the Atlas Bradford connection line. The income associated with this sale benefited 1998 by $9.0 million compared to 1997 results.

Significant 1997 Events

     On August 25, 1997, we acquired XLS Holding, Inc., a provider of premium connections for conductors, risers and other offshore structure components. We accounted for the acquisition as a pooling of interests. The consideration we paid consisted of approximately 0.9 million shares of Weatherford common stock.

     On April 14, 1997, we acquired TA Industries, Inc. for approximately $44.1 million in cash and $19.7 million of assumed debt. TA designs, manufactures and markets premium and API couplings and accessories under the brand names Texas Arai and Tube-Alloy.

Drill Stem Products

     The following table sets forth additional data regarding the results of our drill stem products segment for years ended December 31, 1998 and 1997:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                   PERCENTAGES)
Revenues....................................................   $333,716     $410,840
Gross Profit................................................    102,618      115,196(a)
Gross Profit %..............................................       30.8%        28.0%
Selling, General and Administrative.........................   $ 10,699     $ 12,169
Operating Income............................................     91,919       96,844(a)
EBITDA......................................................    105,604      148,565(b)

---------------

(a) Includes merger and other charges of $35.0 million, comprised of $5.1 million for facility closures and exit costs, $0.2 million of severance and related costs, $28.5 million for the write-off of inventory and $1.2 million for the write-down of equipment. The write-off of inventory is classified as cost of sales.

(b) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of the non-recurring charges discussed in (a) above.

     Revenues. Revenues increased $77.1 million, or 23%, in 1998 as compared to 1997. The increase in revenues for 1998 reflects the benefit of sales from backlog from 1997 and the first half of 1998. Backlog as of December 31, 1997 was $319.8 million. Sales in the second half of 1998 decreased by 12.4% as compared to the first half of 1998.

     Gross Profit. Gross profit increased $12.6 million in 1998 as compared to 1997. Improved gross profit, before charges of $28.5 million, significantly benefited from lower average costs associated with higher production volumes during the first half of 1998. The second half of 1998 reflected a shift in the sales mix from higher to lower margin product sales in the second half of 1998 as drilling activity decreased and demand for our premium products decreased.

     Selling, General and Administrative. Selling, general and administrative expenses slightly decreased as a percentage of revenues in 1998 as compared to 1997, reflecting primarily a higher revenue base.

     Operating Income. Operating income increased $4.9 million in 1998 as compared to 1997. The increase in operating income in 1998 reflects the benefit of revenues from backlog generated in 1997 and the first half of 1998 coupled with lower average costs associated with higher production volumes in the first half of 1998. This increase was offset by a shift in sales mix from higher to lower margin product sales.

Engineered Connections and Premium Tubulars

     The following table sets forth additional data regarding the results of our engineered connections and premium tubulars segment for the years ended December 31, 1998 and 1997:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                   PERCENTAGES)
Revenues....................................................   $296,305     $235,614
Gross Profit................................................     55,624       51,224
Gross Profit %..............................................       18.8%        21.7%
Selling, General and Administrative.........................   $ 19,204     $ 19,817
Operating Income............................................     36,420       31,407
EBITDA......................................................     48,938       44,716

     Revenues. Revenues decreased $60.7 million, or 20%, in 1998 as compared to 1997. Revenues declined 34.7% in the second half of 1998 as compared to the first half of 1998, due primarily to a decrease in demand as distributors' inventories fell in light of prevailing market conditions. This was partially offset by the sale of our international rights to the Atlas Bradford connection lines to TAMSA where we recognized $9.0 million in revenues in 1998.

     Gross Profit. Gross profit decreased $4.4 million, or 8%, in 1998 as compared to 1997 due primarily to the sharp decline in demand during the second half of 1998, which was partially offset by lower average costs associated with higher production volumes during the first quarter of 1998.

     Selling, General and Administrative. Selling, general and administrative expenses increased as a percentage of revenues from 6% in 1997 to 8% in 1998 primarily due primarily to a lower revenue base in 1998. Selling, general and administrative expenses increased by $1.2 million primarily as a result of a full year of expenses associated with TA Industries, Inc.

     Operating Income. Operating income decreased $5.0 million, or 14%, in 1998 as compared to 1997 primarily due to lower revenues as distributors' decreased their inventories in light of prevailing market conditions and unabsorbed fixed costs associated with our manufacturing facilities operating at lower utilization levels. Our results for 1998 include the sale of our international rights to the Atlas Bradford connection lines to TAMSA where we recognized $9.0 million.

Other Items

     Corporate General and Administrative. Corporate general and administrative expenses increased $2.4 million, or 20%, in 1998 as compared to 1997. The increase was primarily due to increased information systems costs in 1998 as a result of an increase in staff, as well as costs associated with system conversions, including those related to Year 2000 compliance.

     Interest Expense. Interest expense decreased $1.0 million in 1998 as compared to 1997. The decrease in interest expense was due to the pay down of notes payable during 1998.

     Tax Provision (Benefit). The effective tax rate for year ended December 31, 1998 was 38%, as compared to 40%, for the same period in 1997. The higher effective tax rate for 1997 reflects the unfavorable impact of certain nondeductible expenses in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     As a wholly owned subsidiary of Weatherford prior to our spinoff in April 2000, our liquidity and capital resources historically were provided from cash flow from operations and cash provided to us by

Weatherford. As an independent entity following the spinoff, our liquidity and capital resources now depend on our cash flow from operations and our ability to raise capital from third parties.

     The following table summarizes our cash flows provided (used) by operating activities, net cash used by investing activities and net cash provided (used) by financing activities for the periods presented (in thousands):

                                                                               NINE MONTHS
                                                    YEAR ENDED                    ENDED
                                                   DECEMBER 31,               SEPTEMBER 30,
                                          ------------------------------   -------------------
                                            1997       1998       1999       1999       2000
                                          --------   --------   --------   --------   --------
                                                                               (UNAUDITED)
Net Cash Provided (Used) by Operating
  Activities............................  $  9,872   $ 10,727   $ 65,240   $ 52,656   $(38,340)
Net Cash Used by Investing Activities...   (85,660)   (49,479)   (34,118)   (25,498)   (15,978)
Net Cash Provided (Used) by Financing
  Activities............................    82,688     36,619    (30,988)   (31,485)    51,013

     NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1999

     Net cash flow provided by operating activities decreased by $91.0 million in 2000 due to increased working capital requirements to support the significant increase in demand for our products. Net cash used by investing activities decreased by $9.5 million in 2000 due primarily to reduced business acquisitions activity. Net cash provided by financing activities increased by $82.5 million due primarily to borrowings of $47.5 million on our revolving credit facility, which we entered into on April 14, 2000, and lower principal payments on debt. In March 1999, we repaid $48.5 million in debt related to our December 1998 acquisition of T.F. de Mexico.

     YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     Net cash flow provided by operating activities increased by $54.5 million in 1999 due primarily to net decreases in working capital requirements as demand for our products declined significantly after the first quarter of 1998. Net cash used by investing activities decreased by $15.4 million in 1999 due primarily to decreased capital expenditures for property, plant and equipment due to depressed market conditions. Net cash used by financing activities increased by $67.6 million in 1999 due primarily to a $48.5 million debt repayment related to the acquisition of T.F. de Mexico. Additionally, net advances from Weatherford decreased by $20.4 million in 1999.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

     Net cash flow provided by operating activities increased by $0.9 million in 1998. Generally, 1997 was characterized by substantial increases in accounts receivable and inventories resulting from high demand and production rates, while 1998 was characterized by decreases in accounts receivable and accounts payable as demand for our products rapidly declined after the first quarter of 1998. Net cash used by investing activities decreased by $36.2 million in 1998 due primarily to reduced business acquisitions activity. In April 1997, we acquired TA Industries, Inc. for approximately $44.1 million in cash and $19.7 million of assumed debt. Net cash provided by financing activities decreased by $46.1 million due primarily to decreased net advances from Weatherford of $61.9 million, partially offset by reduced repayments on debt of $15.8 million.

     CAPITAL EXPENDITURES

     Capital expenditures for property, plant and equipment totaled $15.1 million and $14.8 million for the nine months ended September 30, 2000 and 1999, respectively. We currently expect to expend approximately $6.0 million for capital expenditures for property, plant and equipment during the remainder of 2000 related to our manufacturing consolidation projects, maintaining the existing equipment base and for improvements to our various facilities. We also estimate that our required principal and interest payments for our outstanding debt to be approximately $4.1 million for the remainder of 2000. We currently expect to satisfy all required capital expenditures and debt service requirements during the remainder of 2000 from operating cash flows, existing cash balances and our revolving credit facility. Acquisitions and expansions will be financed from cash flow from operations, borrowings under our credit facility, the proceeds of the offering or through a combination of the issuance of additional equity and debt financing. We expect that we would issue debt only to the extent that it is consistent with our objective of maintaining a conservative capital structure.

CREDIT FACILITY AND LONG-TERM DEBT


     On April 14, 2000, we entered into a $100.0 million revolving credit and letter of credit facility with a syndicate of U.S. banks. The credit facility is secured by our U.S. and Canadian inventories, equipment and receivables and is guaranteed by our domestic subsidiaries. Borrowings under the credit facility are based on the lender's determination of the collateral value of the inventories and receivables securing the credit facility. The credit facility also provides us with availability for stand-by letters of credit and bid and performance bonds. We are required to comply with various affirmative and negative covenants as well as maintenance covenants relating to fixed charge coverage and net worth. These covenants also place limits on our ability to incur new debt, engage in certain acquisitions and investments, grant liens, pay dividends and make distributions to our stockholders. As of September 30, 2000, we had borrowed $47.5 million under the credit facility, $6.3 million had been used to support outstanding letters of credit, and $46.2 million were available for borrowing under the credit facility. Additionally, at September 30, 2000, $0.8 million of outstanding letters of credit had been supported under various available letter of credit facilities that are not related to the revolving credit and letter of credit facility. See "Description of Other Indebtedness."



     In connection with the spinoff, we issued a $100.0 million unsecured subordinated note to Weatherford with an annual interest rate of 10%. Interest payments were due quarterly and principal and all unpaid interest was due March 31, 2002. Under the terms of the note, we were required to use the proceeds from any equity or debt financing to repay the note in full.



     At December 4, 2000, we had outstanding borrowings of $92.5 million under our revolving credit facility, with an average interest rate of 9.1%. We incurred this debt primarily in connection with increasing our working capital and increasing our manufacturing capacity over the past six months and also to fund acquisitions. During October 2000, we purchased a tubular accessories producer for approximately $2.5 million in cash and $1.9 million in deferred and contingent payments and the assets of a manufacturer of drilling tools for the water well, construction and utility boring industries, for approximately $12.3 million in cash, all of which we funded under our credit facility. We also funded a $26.5 million investment in a European metalworking operation, which we funded under our credit facility. On December 4, 2000, we issued $200.0 million aggregate principal amount of the outstanding notes. We used the proceeds of that issuance to repay the Weatherford note and to repay outstanding debt under our credit facility.


     In connection with our July 1999 investment in Voest-Alpine, we incurred debt denominated in Austrian schillings for 319.8 million Austrian schillings. As of September 30, 2000, principal of $5.0 million (based on September 30, 2000 exchange rates) was payable over two years in four equal installments in each January and July until July 2002. Additionally, remaining principal of $12.4 million (based on September 30, 2000 exchange rates) was payable over the next
6 1/2 years out of the annual dividend payable to us as a shareholder of Voest-Alpine. Any remaining principal balance that has not been repaid by July 2004, is payable in five equal semi-annual installments beginning on December 1, 2004. Beginning May 2000, Voest-Alpine changed their functional currency from Austrian schillings to Euros; therefore, our debt to Voest-Alpine is now payable in Euros. Voest-Alpine's change in functional currency to Euros had no material effect on our financial condition or results of operations. Interest on the Voest-Alpine debt is payable every six months beginning January 2000. The interest rate as of September 30, 2000 was 4.9% per annum.

     As part of our arrangement to invest in Voest-Alpine, we entered into a four-year supply contract with Voest-Alpine. Under this agreement, we agreed to purchase a minimum of 45,000 metric tons of tubulars for the first twelve months of the agreement and 60,000 metric tons per year for the next three years at a negotiated third party price that we believe to be beneficial. The volume requirements fixed in the supply agreement were based on our anticipated needs for tubulars of the type manufactured by Voest-Alpine and represented less than half of our normal worldwide requirements for this type of tubular. Because this agreement requires us to purchase tubulars regardless of our needs, our purchases under this agreement may be made for inventory during periods of low demand. These types of purchases will require us to use our working capital and expose us to risks of excess inventory during those periods. Although these purchases could require us to expend a material amount of money, we expect that we will be able to use or sell all of the tubular products we are required to purchase from Voest-Alpine.

FINANCIAL INSTRUMENTS

     We currently are exposed to certain market risks arising from transactions that we enter into in the normal course of business. These risks relate to fluctuations in foreign currency exchange rates and changes in interest rates. We do not believe these risks are material.

     FOREIGN CURRENCY RISK

     The functional currency for most of our international operations is the applicable local currency. Results of operations for foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated into U.S. dollars using the exchange rates in effect at the balance sheet date, and the resulting translation adjustments are included in stockholders' equity. However, foreign currency transaction gains and losses are reflected in income for the period. We hedge our exposure to changes in foreign exchange principally with forward contracts.

     Forward contracts designated as hedges of foreign currency transactions are marked to spot with the resulting gains and losses recognized in earnings, offsetting losses and gains on the transactions hedged. We enter into foreign exchange contracts only as a hedge against existing economic exposures and not for speculative or trading purposes. The counterparties to our foreign exchange contracts are creditworthy multinational commercial banks. We believe that the risk of counterparty nonperformance is immaterial.

     At September 30, 2000, we had open forward contracts to exchange U.S. dollars for Euros and Austrian schillings totaling $31.1 million. If a 10% devaluation in the Austrian schilling and the Euro compared to the U.S. dollar were to occur subsequent to September 30, 2000, the fair value of the open forward contracts would be $28.0 million.

     INTEREST RATES


     We are and will be subject to interest rate risk on our long-term fixed interest rate debt. We believe that significant interest rate changes will not have a material near-term impact on our future earnings or cash flows. Excluding the notes, most of our borrowings are at variable rates and therefore the fair value of these borrowings approximates book value.


TAX MATTERS

     As a result of our spinoff from Weatherford, subsequent to April 14, 2000 we are no longer able to combine the results of our operations with those of Weatherford in reporting income for United States federal income tax purposes and for income tax purposes in some states and foreign countries. We believe this will not have a material adverse effect on our earnings. Under the terms of a tax allocation agreement with Weatherford, we will not have the future benefit of any prior tax losses or benefits incurred as part of a consolidated return with Weatherford. Moreover, we will be liable to Weatherford for any corporate level taxes incurred by Weatherford as a result of the spinoff, except to the extent the taxes arise solely as a result of a change of control of Weatherford.

RECENT ACCOUNTING PRONOUNCEMENTS


     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarized the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. We are required to apply SAB 101 in the fourth quarter of 2000, retroactive to the first quarter of 2000. We are analyzing the effects of SAB 101, but we have not yet quantified the impact on our financial statements.


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 has been amended by SFAS No. 137, which delays the effective date to fiscal years beginning after June 15, 2000. In May 2000, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. We are currently completing an assessment of our derivative instruments as well as a plan for implementation. We do not believe that the adoption of SFAS No. 133 and SFAS No. 138 will have a material impact on our financial position or results of operations.

                                    BUSINESS

     We are the world's largest manufacturer and supplier of drill pipe and other drill stem products, and we are a leading North American provider of high-performance engineered connections and premium tubing and casing. Drill stem products are used in drilling oil and gas wells while engineered connections and premium tubing and casing are used to complete successful oil and gas wells and to facilitate production. Our customers include major, independent and state-owned oil companies, drilling contractors, oilfield service companies, rental tool companies and North American oil country tubular goods (OCTG) distributors. We operate 22 manufacturing facilities located in the United States, Mexico, Canada, Europe, and Asia and 30 sales, service and repair locations globally. For the nine months ended September 30, 2000, our revenues were $350.9 million, and our EBITDA totaled $46.1 million -- in each case a significant increase compared to the same period last year.

     Our products are highly regarded throughout the oil and gas industry for their quality engineering and performance. We have earned our global leadership position by developing and introducing proprietary, technologically advanced products that enable our customers to drill oil and gas wells under the harshest conditions and in environmentally sensitive locations. These harsh conditions include high temperatures, high pressures, corrosive elements and wells involving extended-reach, directional, horizontal, deepwater and ultra-deepwater drilling. We believe products for these "critical-well" applications, from which we derive our highest margins, constitute the largest growth area in the oil and gas industry.

     We operate through two business segments:

     - Drill Stem Products. Our drill stem products segment designs, manufactures and sells our H-Series(R) and eXtreme(TM) product lines, which include all components of the drill stem from the rig floor to the drill bit. We currently are the world's only manufacturer of 5 7/8-inch eXtreme drill pipe, which we innovated particularly for use in ultra-deep wells, and landing strings used to lower heavy casing in ultra-deepwater applications. Drill stem products are consumable and wear out through a combination of friction and metal fatigue. In recent years, we have seen increasing intensity of use in drill stem products causing these drill stem products to wear out faster. This increased intensity of use results from

        - more wells being drilled either directionally or horizontally, which results in far higher abrasion and bending loads than in vertical wells

        - more gas wells being drilled today, which typically are drilled to greater depths than oil wells and

        - the increasing prevalence of top drive rigs, which place more torsional stress on drill pipe than traditional rotary table rigs.

         Our eXtreme product line, a line of advanced drill stem products with enhanced performance characteristics, is specifically designed to enable our customers to operate in the most challenging drilling environments.


     - Engineered Connections and Premium Tubulars. Our engineered connections and premium tubulars segment designs, manufactures and sells engineered connections and premium tubing and casing through our Atlas Bradford(R) connection product line and our TCA(TM) critical-service casing product line. Casing is large-diameter piping inserted into a well during the drilling process to maintain the shape and integrity of the well wall while tubing is inserted inside the casing to create a pathway to bring hydrocarbons to the wellhead. "Engineered" connections are connections with a gas-tight seal and "premium" tubulars are seamless tubulars (as opposed to rolled welded tubulars) with high-alloy chemistry and highly engineered connections having superior burst- and collapse-resistance characteristics under conditions of torque, tension and torsion. This segment also designs, manufactures and sells large-diameter offshore tubulars, vacuum-insulated tubing, tubular accessories and couplings.

COMPETITIVE STRENGTHS

     We believe the following strengths are our competitive advantages:

     - Market Leadership and Industry Reputation. Each of our product lines is a quality leader in its category and holds a leading or strong market position. Our industry reputation contributes significantly to the strength of our product marketing and distribution, as product quality is a major factor in our customers' purchasing decisions. Our industry reputation for product excellence and technological expertise attracts strategic industry partners for the development of new and improved products for today's increasingly harsh drilling environments and results in stronger demand for our new products.

     - Superior Cost Structure and Product Quality Through Vertical
       Integration. We believe our vertically integrated structure provides substantial cost savings compared to our competitors and increases the quality and deliverability of our products, particularly in periods of increasing demand, by focusing our supply source directly on our needs and the needs of our customers. Through acquisitions in late 1998 and 1999, we positioned ourselves as the only integrated manufacturer and provider of drill pipe in the world. Through our acquisition of T.F. de Mexico in June 1998, a manufacturer of tool joints which are a critical component of any joint of drill pipe, we secured a high-quality supply of tool joints for our drill stem product line. Through our joint venture in 1999 with Voest-Alpine, a seamless tubular steel mill located in Austria, we secured a ready supply of high-quality raw materials for our drill stem and premium tubular and casing needs.

     - Technological Leadership. We believe we have established a position of global technological leadership by developing innovative products that provide solutions to the drilling and production challenges of the world's harshest well conditions. We hold over 130 technology patents, issued or pending, for technologies that speed the drilling and completion process and reduce mechanical risk, allowing for the development of reservoirs once thought impossible to exploit. Our position as an industry leader in each of our product lines enables us to establish joint technology arrangements and other product enhancement opportunities with other industry participants. Recent introductions of new products by us or in conjunction with industry partners include our eXtreme drill stem products, titanium drill pipe, Thermocase(TM) vacuum insulated tubing, Advanced NJO(TM) engineered connections and expandable connections.

     - Comprehensive Product Offering. We are the only worldwide provider of a complete line of drill stem products and the only North American provider of a complete line of engineered connections and premium tubular products, including premium tubing and casing, as well as processing and threading services. By positioning ourselves as a comprehensive supplier of drill stem and engineered connections and premium tubular products and services, we offer our customers a single source, which saves them time and money when planning and sourcing their drill stem and tubular requirements.

     - Experienced Management Team with Core Focus. Our management team has extensive experience within our specific businesses as well as with successful integration of strategic acquisitions. Our senior management team has been with us or our predecessors on average for over ten years. We are the only stand-alone company in our business focused exclusively on drill pipe and engineered connections and premium tubulars, while many of our major competitors are subsidiaries of companies with other core businesses. As a result, we believe our management has a stronger focus on our drill stem and premium tubular and connections businesses than our competitors, and our resources are committed to pursue growth solely in these segments.

BUSINESS STRATEGIES

     Our objective is to maximize cash flow by maintaining and enhancing our position as a leading provider of drill stem products and premium engineered connections and premium tubular products, which we intend to achieve by pursuing the following business strategies:

     - Improve Our Low Cost Structure. We are committed to having the lowest cost structure in the industry by continually analyzing operating costs, reducing raw material costs through acquisitions and vertical integration, and improving efficiency through automation, process refinement and consolidation of operations. We will focus on maintaining or increasing our production capacity, assuring an orderly supply of raw materials and increasing our quality assurance processes while reducing our fixed cost structure.

     - Grow through Selective Acquisitions. We will continue to seek strategic growth opportunities through selective acquisitions while maintaining a conservative capital structure. Since 1990, we have completed and successfully integrated into our operations over 30 acquisitions. Our future acquisitions will focus on consolidation, strategic fit and vertical integration.

     - Focus on Quality Products and Technologies that Address Modern Drilling Challenges. Products designed for gas and critical-well applications are the largest growth area in our industry today and provide our highest margins. To maintain our position as a product-quality and technological leader in the industry, our strategy is to focus, independently and through strategic partnerships with other industry leaders, on improving our products and services and developing new products and services for performance under the most difficult drilling conditions.

DRILL STEM PRODUCTS

     We sell our drill stem products to a variety of customers including drilling contractors, oilfield equipment rental companies, major, independent and state-owned oil companies and oil and gas operators. We also sell drill pipe to construction, water well and utility companies as well as distributors to those companies. Drill stem purchasing decisions are based on quality, price, delivery and operational requirements.

     A description of our principal drill stem products follows:

     DRILL PIPE

     Drill pipe is the principal mechanical tool used in drilling for oil and gas. Drill pipe is a seamless, hollow steel pipe with threaded tool joints welded on each end. Sections of drill pipe are threaded together to make a string (referred to as the drill string) and a drill bit is attached to the bottom. When a drilling rig is operating, motors mounted on the rig rotate the drill string and drill bit. In addition to connecting the drilling rig to the drill bit, drill pipe provides a mechanism to steer the drill bit. Once a well is completed, the drill stem may be used again in drilling another well until the drill stem becomes damaged or wears out.

     We design and manufacture our drill pipe to operate in highly corrosive and harsh environments. We engineer our drill pipe to withstand extreme operating conditions such as those that exist offshore and in deep wells. We are continually working internally and with strategic partners in this regard. We recently introduced our eXtreme Drill Pipe -- a line of drill pipe designed for extreme drilling conditions -- as well as the first drill pipe manufactured using titanium for short radius drilling. Our eXtreme Drill Pipe has been tested in several severe-environment applications in the Gulf of Mexico, the South China Sea and Colombia. It was recently used in setting the record for fastest drilling of a 14 3/4-inch diameter hole in the deepwater Gulf of Mexico.

     Our principal competitors in drill pipe are Omsco (a subsidiary of Shaw Industries), IDPA (a subsidiary of Vallourec Mannessman), and various local manufacturers in the United States and in foreign countries. Sales of drill pipe represented approximately 39%, 56% and 26% of our total sales during 1997, 1998 and 1999, respectively.

     DRILL COLLARS

     Drill collars provide weight on a drill bit to assist in the drilling process. A drill collar is generally located directly above the drill bit and is manufactured from a solid steel bar to provide necessary weight. Our principal competitors for drill collars are Omsco, SMFI (a privately owned company in France) and Drilco (a subsidiary of Smith International, Inc.).

     HEAVYWEIGHT DRILL PIPE AND OTHER DRILL STEM PRODUCTS

     Our heavyweight drill pipe is a thick-walled seamless tubular product that is less rigid than a drill collar. Heavyweight drill pipe provides a gradual transition zone between the heavier drill collar and the relatively light drill pipe. Heavyweight drill pipe also adds weight to a drill bit, and because it bends easily, it simplifies directional control and minimizes connection fatigue problems common to high-angle directional or horizontal wells.

     We also provide kellys, subs and pupjoints (short and odd-sized tubular products). Our principal competitors for heavyweight drill pipe and other drill stem products are Smith International, Inc., SMFI and Omsco.

ENGINEERED CONNECTIONS AND PREMIUM TUBULARS

     Our engineered connections and premium tubulars segment primarily focuses on products used in producing oil and gas as opposed to drilling of oil and gas wells. Our premium engineered connections are designed with metal-to-metal seals and are used to connect joints of premium tubing and casing. Casing is hollow pipe inserted into a well as part of the drilling and completion process. As drilling reaches specified depths, the operator removes the drill string and inserts a string of casing into the well, cementing the casing in place to prevent the well from collapsing. Following insertion of the casing, the operator resumes drilling until the next specified depth is reached and additional casing is inserted. When the well is drilled to the desired depth, the operator inserts a string of tubing into the well inside the casing to provide a pathway for oil and gas production to reach the top of the well.

     A description of our principal premium engineered connections and premium tubulars products follows:

     ENGINEERED CONNECTIONS AND PREMIUM TUBING

     We market our premium engineered connections and premium tubing through our Atlas Bradford product line. We offer a line of proprietary premium engineered connections designed for all types and sizes of premium tubing and casing. We thread these connections on tubing and casing provided by third parties as well as tubing and casing we manufacture. Our customers use premium engineered connections where they need a connection that maintains a seal while subjected to extreme tension and compression forces, which is generally the case in gas wells and wells drilled in harsh conditions or near environmentally sensitive areas. The failure of a premium connection can be a catastrophic event, leading to the loss of a well or a blowout. Therefore, operators and oil and gas companies generally purchase the best available connection, with price as a secondary factor. Our line of premium engineered connections has been recognized as industry leading for more than 20 years and is the most comprehensive product line offering in the industry.

     We are continually developing new connections and improvements to existing connections to meet the requirements of today's harsh drilling environments. We recently introduced our Advanced NJO connection, an integral joint connection with enhanced compression and bending strength, torsion capability and external pressure sealing. We also recently developed in conjunction with Enventure, a joint venture between Shell Oil Company and Halliburton, a premium connection for expandable tubular applications.

     We market and sell Atlas Bradford premium tubing with Atlas Bradford premium engineered connections or without threaded connections. We generally sell our premium engineered connections and premium tubing through major distributors in the United States and Canada. We also sell premium tubing directly to operators of oil and gas wells. Our principal competitors for premium engineered connectors are Hydril, Vallourec Mannessman, Sumitomo, Kawasaki, Nippon, Hunting Interlock, DST and numerous other smaller competitors domestically and internationally. Our primary competitors for premium tubing are Koppell Steel, Bentler Steel and Steel Services, Inc. In December 1998, we licensed the international rights outside of North America to our Atlas Bradford connections for certain sizes of carbon-based tubulars; therefore, our market for premium engineered connections currently is limited primarily to North America.

     PREMIUM CASING

     We manufacture and sell premium casing through our TCA product line, which includes high-performance, proprietary, and custom designed seamless OCTG from 5 to 17 inches as well as API casing. We provide critical-service casing for offshore and extreme applications and offer services to assist end users in selecting the optimal downhole tubular solution. Our TCA products are sold with or without our proprietary Atlas Bradford connections. We also provide tubular processing services for major tubular steel mills.


     We will produce custom-designed casing to customer specifications. The process begins with a thorough review and evaluation by our technical staff. Support services include computerized casing string performance evaluations, computer-generated performance property tables, tailored technical seminars, evaluation of field applications and analysis and solutions to a wide range of tubular goods operational problems. We maintain common and high-alloy green tubular inventories to provide quick delivery of custom-finished casing and coupling stock. To further meet specific customer specifications and delivery requirements, we recently introduced our Premium Pipe Pak(TM) product, a joint offering of our TCA and Atlas Bradford product lines and ICO, an independent third party inspection company. Premium Pipe Pak is an innovative bundling of proprietary premium casing, premium engineered connections and inspection services that offers the industry the option of having threaded, inspected critical-service casing shipped "rig-ready" directly to the customer's wellsite, which reduces costs and delivery times.


     COUPLINGS

     We manufacture and sell couplings through our Texas Arai product line. Couplings are used to connect premium and API casing and tubing. Texas Arai is one of the world's largest providers of couplings for oilfield applications. Texas Arai's couplings are provided to mills, distributors of tubular products and end users. Our primary competitors for couplings are Amtex, Western Canada, Wheeling Machine and Hunting Interlock as well as numerous other smaller manufacturers.

     INSULATED TUBING AND TUBULAR ACCESSORIES

     We manufacture and sell Thermocase vacuum-insulated tubing and tubular accessories through our Tube-Alloy product line. Vacuum-insulated tubing is an advanced flow control solution that maintains design flow rates for use in deepwater and extreme temperature applications where hydrates and paraffin accumulate.

     Tubular accessories manufactured and sold by our Tube-Alloy product line include flow control equipment, pup joints, and landing nipples. Our Tube-Alloy product line also threads third party tubulars with our Atlas Bradford connections as well as with third party connections licensed to us. The tubular accessories market is highly fragmented, and our Tube-Alloy product line competes with numerous smaller companies in each geographic market, as well as larger companies such as Hydril, Hunting Interlock,

Benoit, Inc. and Steel Tubulars, Inc. and major service companies such as Baker Hughes and Weatherford.

     CONDUCTORS AND RISERS FOR SUBSEA STRUCTURES

     Our XL Systems(TM)/Petro-Drive(TM) product lines provide connections and installation services for offshore conductors and subsea structures. Offshore connections are used to join sections of conductors, or drive pipe, which is the large diameter casing that is driven into the ocean floor forming the base structure for well heads and casing hangers for subsequent casing strings. Drive pipe is typically 20 inches or more in diameter and comes in 45-foot lengths. Conductors are typically hammered in place at the beginning of the drilling process. We use a proprietary wedge-thread technology to connect the conductors. Our primary competitors for conductors and subsea conductors are ABB, DrilQuip and various smaller companies.

MANUFACTURING PROCESSES AND RAW MATERIALS

     We use the following principal raw materials:

PRODUCT                                                 RAW MATERIAL
-------                                                 ------------
Drill pipe..............................   Steel billets and seamless green tubing
Drill collars...........................   Solid steel bars
Heavyweight drill pipe..................   Heavy walled tubes
Premium tubing and casing...............   Seamless green tubing

     DRILL STEM

     Manufacturing our drill stem products involves several highly complex processes. Ultimately, each joint of pipe must be able to withstand extremely rigorous operating environments, especially as well profiles continue to become more complex, involving extended reach or deep offshore locations. There are about 20 steps required to manufacture and process the seamless tubular component of a joint of drill pipe. The tool joints, which are threaded devices welded to each end of a section of seamless pipe to create a joint of finished drill pipe, add further requirements.

     Each seamless tube must be upset (the tube end is reshaped), heat treated (including austenitizing, quenching and tempering) and inspected and straightened. We then weld finished tool joints onto the finished tube with an inertia or friction welder and inspect the finished product to complete a joint of finished drill pipe. We conduct this manufacturing generally at our primary drill pipe manufacturing facility in Navasota, Texas as well as our other manufacturing locations in Bryan, Texas, Edmonton, Canada, Veracruz, Mexico and in Indonesia. The principal raw materials required to manufacture drill pipe are seamless green tubing and steel billets. We have entered into a four-year supply contract with Voest-Alpine under which we are obligated to purchase a minimum of 60,000 metric tons of seamless green tubing at a negotiated price. Generally, Voest-Alpine is able to supply virtually all of our seamless tubular requirements for drill pipe; however, we occasionally purchase seamless tubulars from other suppliers, including TAMSA and U.S. Steel, for use in our drill stem manufacturing operations.

     We manufacture tool joints from steel billets. We pre-heat the steel billets and forge them into tool joint blanks. We then heat treat, inspect, thread and coat the tool joint blanks. Once completed and welded onto the finished seamless tubular to create a joint of finished drill pipe, tool joints typically represent approximately 40% of the cost of manufacturing a joint of drill pipe. Virtually all of our tool joints are manufactured in Veracruz, Mexico. Currently, all of our steel billets are supplied to us by either Duferco or Ferrostall, distributors for several manufacturers.

     PREMIUM TUBING AND CASING

     Our manufacturing processes for premium tubing and casing are very similar to the processes used to prepare a seamless tubular for welding to a finished tool joint. Voest-Alpine typically supplies a large portion of our seamless tubular requirements for tubing as well as casing having outside diameters of

7 inches or less. Our seamless tubular requirements for premium casing with outside diameters greater than 7 inches are currently supplied by U.S. Steel.

PATENTS

     Many areas of our business rely on patents and proprietary technology. We currently have numerous patents issued or pending. Many of our patents provide us with competitive advantages in our markets. Although we consider our patents and our patent protection to be an important part of our business, we do not believe that the loss of one or more of our patents would have a material adverse effect on our business.

BACKLOG

     We had a product backlog as of September 30, 2000, of $130.0 million, representing 37% of our total revenues for the first nine months of 2000. We had a product backlog as of December 31, 1997, 1998 and 1999 of $359.8 million, $88.9 million and $60.4 million, respectively. These year-end backlogs represented 57%, 14% and 21% of our total revenues for those years. The sharp decline in product backlog from 1997 through 1999 reflects market conditions. Our recent backlog increase resulted from moderate recovery of drilling activity in the later part of 1999 and the nine months ended September 30, 2000.

INSURANCE

     We believe that we maintain insurance coverage that is adequate for the risks involved. However, there is always a risk that our insurance may not be sufficient to cover any particular loss or that our insurance may not cover all losses. For example, while we maintain product liability insurance, this type of insurance is limited in coverage and it is possible that an adverse claim could arise that exceeds our coverage. Further, insurance rates have in the past been subject to wide fluctuation and changes in coverage could result in increases in our cost or higher deductibles and retentions.

     We do not maintain political risk insurance (generally designed to cover expropriation and nationalization exposures), but do maintain an all-risk property insurance that covers losses from insurrection, civil commotion and uprising. This insurance does not cover losses resulting from a declared state of war.

FEDERAL REGULATION AND ENVIRONMENTAL MATTERS

     Our operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have over the years become more stringent and compliance with such laws increases our overall cost of operations. In addition to affecting our ongoing operations, applicable environmental laws can require us to remediate contamination at our properties, at properties formerly owned or operated by us, and at facilities to which we sent waste materials for treatment or disposal. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on our business, it is always possible that an environmental claim with respect to one or more of our current businesses or a business or property that one of our predecessors owned or used could arise that could have a material adverse effect.

     Our expenditures during 1999 to comply with environmental laws and regulations were not material. We also believe that our costs for compliance with environmental laws and regulations are generally within the same range with those of our competitors. However, we can offer no assurance that our costs to comply with environmental laws in the future will not be material.

EMPLOYEES

     As of September 30, 2000, we had 3,369 employees. Certain of our operations are subject to union contracts. These contracts, however, cover only approximately 8% of our total employees. We believe that our relationship with our employees is good.

LITIGATION

     From time to time, we may be involved in litigation relating to claims arising out of the ordinary course of our business. We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would materially adversely affect us.

                                   MANAGEMENT

     The following are our board of directors and executive and other officers. Each director holds office until our annual meeting of stockholders to be held in 2001.


NAME                                        AGE                        POSITION
----                                        ---                        --------
Bernard J. Duroc-Danner...................  47    Chairman of the Board
John C. Coble.............................  58    Chief Executive Officer, President and Director
William G. Chunn..........................  67    Executive Vice President of Operations
Frances R. Powell.........................  46    Vice President, Chief Financial Officer and
                                                  Treasurer
Warren S. Avery...........................  55    Vice President Human Resources
Philip A. Choyce..........................  34    Vice President and Associate General Counsel
Dan M. Latham.............................  51    Vice President Sales and Marketing
Curtis W. Huff............................  43    Vice President and Interim General Counsel
Eliot M. Fried............................  66    Director
Sheldon B. Lubar..........................  70    Director
William E. Macaulay.......................  54    Director
Robert K. Moses, Jr.......................  60    Director
Robert A. Rayne...........................  51    Director


     Bernard J. Duroc-Danner is the President, Chief Executive Officer and Chairman of the Board of Directors of Weatherford. Mr. Duroc-Danner has served as President and CEO of EVI, Inc. and Weatherford since May 1990. In June 1998, EVI, Inc. acquired Weatherford Enterra, Inc. and subsequently changed its name to Weatherford International, Inc. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions with Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company (an oil and gas drilling company) and Cal Dive International, Inc. (a company engaged in subsea services in the Gulf of Mexico).

     John C. Coble serves as Chief Executive Officer, President and Director. Mr. Coble was appointed President of Grant Prideco in 1995. From 1989 to 1995, Mr. Coble held senior executive positions at EVI, Inc. and held senior executive positions at Grant Prideco from 1981 to 1989. Prior to 1981, Mr. Coble spent 12 years with Shell Oil Company in both marketing and financial areas. Mr. Coble graduated with a Bachelors degree from the University of Missouri and a Masters degree from Kellogg School of Business (Northwestern University).

     William G. Chunn was appointed Executive Vice President, Operations in 1995 after the merger of Grant TFW, Inc. and Prideco, Inc. Mr. Chunn served as President, Chief Executive Officer and Director of Prideco from 1985 to 1995. Mr. Chunn has held senior executive positions in the drill stem industry for over 30 years.

     Frances R. Powell serves as Vice President, Chief Financial Officer and Treasurer. Before the spinoff, Ms. Powell was Vice President of Accounting and Controller for Weatherford, where she served in that position for EVI, Inc. and Weatherford since 1991. From 1986 to 1990, Ms. Powell served as Controller for and held other executive positions with GulfMark Offshore, Inc.

     Warren S. Avery has served as Vice President Human Resources since September 1999. Prior to joining us, Mr. Avery served as Vice President of Human Resources for Dailey International in 1999. Prior to joining Dailey International, Mr. Avery held senior human resource positions at Baker Hughes, Global Marine and Dresser Industries.

     Philip A. Choyce became Vice President and Associate General Counsel in December 1999. Prior to joining us, Mr. Choyce was an attorney with Fulbright & Jaworski L.L.P.'s corporate law practice in Houston, Texas. Prior to joining Fulbright & Jaworski L.L.P., Mr. Choyce worked as a certified public accountant with Ernst & Young LLP in Houston, Texas.

     Dan M. Latham has served as Vice President Sales and Marketing since 1990. Prior to joining us, Mr. Latham held a number of progressively responsible management positions at Shell Oil Company and Baker Hughes.

     Curtis W. Huff serves as Vice President and Interim General Counsel. He is also Executive Vice President, Chief Financial Officer, General Counsel and Secretary of Weatherford. Prior to February 2000, Mr. Huff served as Senior Vice President, General Counsel and Secretary of Weatherford, positions he held since June 1998. Prior to that time, Mr. Huff was a partner with the law firm of Fulbright & Jaworski L.L.P., our counsel, and held that position for more than five years.

     Eliot M. Fried joined Abner, Herrman & Brock Asset Management, an independent investment management firm as of February 1, 2000. Prior to such time, Mr. Fried was a Managing Director of Lehman Brothers, and a member of Lehman Brothers' Investment and Capital Commitment Committees, as well as Senior Trustee of Lehman Brothers Holdings Inc. Retirement Plan. Mr. Fried is a director of Axsys Technologies Inc., L-3 Communications Corporation and Blount International Inc.

     Sheldon B. Lubar has been the Chairman of Lubar & Co., a private investment company, for more than the past five years. Until February 8, 1999, Mr. Lubar served as Chairman and Chief Executive Officer of Christiana Companies, Inc., a diversified holding company that owned a company that was engaged in refrigerated and dry warehousing, transportation and logistic services. Mr. Lubar is a director of C2, Inc., Ameritech Corporation, Massachusetts Mutual Life Insurance Company, Firstar Corporation, MGIC Investment Corporation and Jefferies & Company, Inc. He also serves on the board of Weatherford.

     William E. Macaulay has been the Chief Executive Officer of First Reserve Corporation, a Connecticut-based-corporation that manages various investment company funds, for more than the past five years and has served as Chairman of First Reserve Corporation since June 1998. He is a director of Maverick Tube Corporation (a manufacturer of oilfield tubulars, line pipe and structural steel) and National-Oilwell, Inc. (a company engaged in the design, manufacture and sale of machinery and equipment and the distribution of products used in oil and gas drilling production). He also serves on the board of Weatherford.

     Robert K. Moses, Jr. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Weatherford Enterra, a predecessor to Weatherford, from May 1989 to December 1992. He also serves on the board of Weatherford.

     Robert A. Rayne has been an Executive Director of London Merchant Securities plc (property investment and development with major investments in leisure enterprises), a United Kingdom-listed public limited company, for more than the past five years. He also serves on the board of Weatherford.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until April 14, 2000, we were a wholly owned subsidiary of Weatherford International, Inc. We were spun off from Weatherford on April 14, 2000, through a distribution by Weatherford to its stockholders of all of our common stock. In contemplation of the spinoff, we entered into several transactions with Weatherford.

     WEATHERFORD NOTE

     At the time of the spinoff, we owed Weatherford $494.7 million in intercompany debt. Immediately before the spinoff, we issued Weatherford a $100.0 million note representing a portion of this debt, and Weatherford contributed the remainder of the intercompany debt to us.

     TAX ALLOCATION AGREEMENT

     We entered into a tax allocation agreement allocating certain contingent tax liabilities between us and Weatherford. Under the tax allocation agreement, we generally will make payments to Weatherford such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the consolidated group or any combined group, the amount of taxes to be paid by us will be determined, subject to adjustments, as if we and each of our subsidiaries included in the consolidated group or combined group filed our own consolidated, combined or unitary tax return. Weatherford, however, will have the future benefit of any tax losses incurred by us prior, as a part of a consolidated return with Weatherford, to the spinoff date, and we will be required to pay Weatherford an amount of cash equal to any such tax benefit utilized by us or which expires unused by us to the extent those benefits are not utilized by Weatherford. We generally will be responsible for any taxes related to tax returns that include only us and our subsidiaries.

     The tax allocation agreement allocates responsibility between Weatherford and us for preparing and filing tax returns and controlling and contesting audits and tax proceedings. Weatherford will be primarily responsible for preparing and filing any tax return with respect to the consolidated group or any combined group. We will be primarily responsible for preparing the portion of any such tax return that relates exclusively to us or any of our subsidiaries. We generally will be responsible for preparing and filing any tax returns that include only us and our subsidiaries. Weatherford will be primarily responsible for controlling and contesting any audit or other tax proceeding relating to the consolidated group or any combined group. We have the right to participate in any audit or tax proceeding. We may not, however, enter into any settlement or compromise or make any decision in connection with any audit or tax proceeding without the approval of Weatherford and its subsidiaries. Disputes arising between Weatherford and us relating to matters covered by the tax allocation agreement are subject to resolution through specific dispute resolution provisions.

     We were included in the consolidated group for periods in which Weatherford beneficially owned at least 80% of the total voting power and value of our outstanding stock. We ceased to be included in the consolidated group at the time of the spinoff. Each member of a consolidated group for United States federal income tax purposes is jointly and severally liable for the United States federal income tax liability of each other member of the consolidated group. Accordingly, although the tax allocation agreement allocates tax liabilities between Weatherford and us, for any period that we were included in the consolidated group, we could be liable if any United States federal income tax liability was incurred, but not discharged, by any other member of the consolidated group.

     We have agreed with Weatherford that we will not take any action inconsistent with any information, covenant or representation provided to the IRS in connection with obtaining the tax ruling and have further agreed to be liable for any taxes arising from a breach of that agreement. In addition, we have agreed that, during the three-year period following the spinoff, we will not engage in transactions that could adversely affect the tax treatment of the spinoff, unless we obtain a supplemental tax ruling from the IRS or a tax opinion acceptable to Weatherford of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spinoff. Moreover, we will be liable to Weatherford for any corporate level taxes incurred by Weatherford as a result of the spinoff, except to the extent the taxes arise as a result of a change of control of Weatherford. Our indemnity obligation would include indemnification where the taxes are attributable to specified actions or failures to act by us, or to specified transactions involving us following the spinoff, including the acquisition of our common stock by any person or persons.

     TRANSITION SERVICES AGREEMENT

     We entered into a transition services agreement with Weatherford pursuant to which Weatherford provided us certain services for a transition period after the spinoff. The fee for these services was cost plus 10%. The transition services provided under this agreement included accounting, tax, treasury services, insurance and risk management, and management information systems. We no longer rely on Weatherford to provide us with any of these services.

     PREFERRED SUPPLIER AGREEMENT

     We entered into a preferred supplier agreement with Weatherford in which Weatherford agreed for three years to purchase at least 70% of its requirements of drill stem products from us, subject to certain exceptions. In return, we agreed to sell those products at prices not greater than that at which we sell to similarly situated customers, and we provided Weatherford a $30.0 million credit towards the purchase of those products.

     OVERLAPPING DIRECTORSHIPS

     A majority of our board of directors also constitutes a majority of Weatherford's board of directors, and the chairman of our board is also the Chairman of the Board of Weatherford.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     In this description, "we," "us," and "our" refer only to Grant Prideco, Inc. and not to any of its subsidiaries.

CREDIT FACILITY

     GENERAL

     Our material domestic subsidiaries and one of our Canadian subsidiaries, as co-borrowers, have entered into a $100.0 million revolving line of credit facility with a syndicate of lenders. We are a guarantor, but not a borrower, under the revolving credit facility. Funds are available to us under the revolving credit facility only by means of inter-company loans to us from our subsidiaries following a borrowing under the revolving credit facility. The revolving credit facility matures on April 14, 2003, with automatic one-year renewals thereafter, unless the agreement is terminated by the lenders or the borrowers.

     INTEREST RATES AND FEES

     Interest under the credit facility is payable monthly. Dollar-denominated advances bear interest either (a) at a base rate, defined as the higher of (i) prime rate of Citibank and (ii) a referenced commercial-paper rate published in the Wall Street Journal, in either case plus between 0% and 0.75% (depending upon our consolidated leverage) or (b) at LIBOR plus between 1.5% and 2.5% (depending upon our consolidated leverage). Canadian-dollar-denominated advances bear interest at the greater of (x) the reference rate of the Royal Bank of Canada and (y) 0.75% above CDOR for 30-day Canadian bankers acceptances, in either case plus between 0% and 0.75% (depending upon our consolidated leverage). In addition, the borrowers paid a closing fee of $0.5 million to establish the credit facility, and they pay a monthly commitment fee of 0.375% on the unused portion of the credit facility.

     GUARANTEES AND SECURITY

     Repayment of the revolving credit facility is secured by substantially all of the U.S. and Canadian assets (including accounts receivable, inventory, equipment and proceeds thereof) of the borrowers, other than real estate and certain intellectual property, as well as by all of the capital stock of our material domestic subsidiaries and approximately 65% of the capital stock of our first-tier foreign subsidiaries. The cash proceeds of the accounts receivable of our subsidiaries' are collected through blocked bank accounts, and we and our subsidiaries could lose control of those cash proceeds upon the occurrence of an event of default under our revolving credit facility.

     Letters of credit and loans are available under the revolving credit facility. Aggregate letters of credit outstanding may not exceed $18.0 million for U.S.-dollar denominated letters of credit, and US$2.0 million for Canadian-dollar denominated letters of credit.

     The availability of funding under the revolving credit facility, whether in U.S. or Canadian dollars, is determined by a borrowing base formula. That formula is a function of eligible accounts receivable plus eligible inventory for the applicable U.S. or Canadian subsidiary borrowers. Canadian dollar denominated loans and letters of credit may not exceed US$7.0 million in aggregate. The revolving credit facility is subject to the establishment of reserves by the agent under the revolving credit facility, as well as to changes in advance rates on eligible inventory and receivables. The establishment of reserves and changes in advance rates (a) are subject to the discretion of the lenders under the revolving credit facility, (b) would reduce the amount of credit available to our subsidiaries (and therefore to us) under the revolving credit facility, and (c) could materially and adversely affect our liquidity position.

     CERTAIN COVENANTS

     The revolving credit facility contains financial covenants that require our consolidated subsidiaries to maintain the following:

     - Fixed charge coverage ratios increasing from 0.7 to 1 as of the date hereof to 1.50 to 1 after June 30, 2001 and

     - Consolidated net worth of $400 million through December 31, 2000, and thereafter $400 million plus 50% of our consolidated net earnings for each fiscal year thereafter.

     The revolving credit facility subjects us and our material subsidiaries to other restrictions, including restrictions upon the ability of us and our material subsidiaries

     - to incur additional debt, liens and guarantee obligations,

     - to merge or consolidate with other persons,

     - to sell assets,

     - to declare or pay dividends,

     - to purchase our stock,

     - to prepay indebtedness,

     - to make capital expenditures in excess of $45 million per fiscal year,

     - to cancel indebtedness,

     - to change the location of tangible collateral,

     - to engage in unrelated lines of business,

     - to open certain bank accounts,

     - to incur certain sale and leaseback obligations and

     - to make investments, loans and advances or changes to debt instruments and material contracts.

     We and our material subsidiaries will not be permitted to make acquisitions (other than acquisitions funded solely with our common stock, but subject under certain circumstances to certain additional limitations on indebtedness assumed pursuant to such acquisition) unless the aggregate cash purchase price plus debt assumed in connection with such acquisition and previous acquisitions is less than $45.0 million.

     EVENTS OF DEFAULT

     The revolving credit facility contains events of default, customarily found in senior credit facilities, including without limitation

     - non-payment of principal, interest or fees,

     - violation of covenants,

     - inaccuracy of representations and warranties in any material respect,

     - cross default to certain other indebtedness and agreements,

     - bankruptcy and insolvency events,

     - material judgments and liabilities,

     - change of control and

     - material adverse changes.

     The revolving credit facility also contains as an event of default a change in trade credit terms for the borrowers that results in materially less favorable terms available to such borrowers compared to the borrowers' competitors. The occurrence of any of such events of default could result in acceleration of the obligations of us and the borrowers under the revolving credit facility and foreclosure on any collateral securing such obligations, which would materially and adversely affect our ability to repay the notes.

VOEST-ALPINE DEBT

     In connection with our July 1999 investment in Voest-Alpine, we incurred debt denominated in Austrian schillings for 319.8 million Austrian schillings. As of September 30, 2000, principal of $5.0 million (based on September 30, 2000 exchange rates) was payable over two years in four equal installments in each January and July until July 2002. Additionally, remaining principal of $12.4 million (based on September 30, 2000 exchange rates) was payable over the next
6 1/2 years out of the annual dividend payable to us as a shareholder of Voest-Alpine. Any remaining principal balance that has not been repaid by July 2004, is payable in five equal semi-annual installments beginning on December 1, 2004. Beginning May 2000, Voest-Alpine changed their functional currency from Austrian schillings to Euros; therefore, our debt to Voest-Alpine is now payable in Euros. Voest-Alpine's change in functional currency to Euros had no material effect on our financial condition or results of operations. Interest on the Voest-Alpine debt is payable every six months beginning January 2000. The interest rate as of September 30, 2000 was 4.9% per annum.

                         DESCRIPTION OF EXCHANGE NOTES



     We issued the outstanding notes and will issue the exchange notes under an indenture (the "indenture") by and among us, the Subsidiary Guarantors and United States Trust Company of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").



     The following description is a summary of those provisions of the indenture that we consider material. It does not restate that agreement in its entirety. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture are available as set forth below under "Where You Can Find More Information." You can find the definitions of capitalized terms used in this description under the subheading "Certain Definitions." In this description, "the issuer," "we," "us" and "our" refer only to Grant Prideco, Inc. and not to any of its subsidiaries.


BRIEF DESCRIPTION OF THE SECURITIES


     The exchange notes will have identical terms as the outstanding notes, except that they will not be subject to the same restrictions on transfer as the outstanding notes. Any outstanding notes remaining after the exchange offer will be treated as a single issuance of notes with the exchange notes for all practical purposes.



     The outstanding notes are and the exchange notes will be:


     - our senior unsecured obligations;

     - senior in right of payment to any of our future subordinated
       Indebtedness;

     - pari passu in right of payment to our existing and future unsecured Indebtedness that is not by its terms expressly subordinated to the notes;

     - effectively junior in right of payment to our existing and future secured Indebtedness to the extent of the value of the collateral securing that Indebtedness; and

     - guaranteed by all of our existing and future domestic restricted subsidiaries.


     Each guarantee of the notes is:


     - a senior unsecured obligation of the Guarantor;

     - senior in right of payment to any future subordinated Indebtedness of that Guarantor;

     - pari passu in right of payment to any future Indebtedness of that Guarantor that is not by its terms expressly subordinated to the guarantee of the notes; and

     - effectively junior in right of payment to the existing and future secured Indebtedness of that Guarantor to the extent of the value of the collateral securing that Indebtedness.


     All of our existing subsidiaries are "Restricted Subsidiaries" and bound by the covenants contained in the indenture. However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture, and will not guarantee the notes. Moreover, only our U.S. Restricted Subsidiaries guarantee the notes. See "Subsidiary Guarantees."



     At September 30, 2000, assuming the offering of the outstanding notes had been completed at the time and giving effect to the application of the proceeds thereof, we would have had approximately $222.8 million of Indebtedness outstanding on a consolidated basis (including the notes), none of which would have been secured. However, under the Revolving Credit Facility, the indenture permits certain of our subsidiaries to borrow an aggregate of up to $100.0 million of Indebtedness, all of which would be secured and would therefore be effectively senior to the notes. In addition, the outstanding notes are and the exchange notes will be effectively junior to all Indebtedness of our existing and future non-U.S. Subsidiaries, as they will not guarantee the notes.


PRINCIPAL, MATURITY AND INTEREST


     The outstanding notes and exchange notes combined have a maximum aggregate principal amount of $200.0 million. The notes will mature on December 1, 2007. We will issue the exchange notes in denominations of $1,000 and integral multiples of $1,000.


     Interest on the notes will accrue at the rate of 9 5/8% per annum and will be payable semi-annually in arrears on each June 1 and December 1, commencing on June 1, 2001, to holders of record on the immediately preceding May 15 and November 15. The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the indenture.


     Interest on the notes will accrue from December 4, 2000 or, if interest has been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Accrued interest on outstanding notes exchanged for exchange notes pursuant to the exchange offer will be applied to the exchange notes, and will not be paid at the time of exchange.



     On one or more occasions, we may issue under the indenture up to $200.0 million aggregate principal amount of additional notes having substantially identical terms to the outstanding notes and exchange notes. Any issuance of additional notes will be subject to the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant described below. The notes and any additional notes would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, for purposes of the indenture and this Description of Exchange Notes, references to the notes include any additional notes actually issued.


METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to us, we will pay all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

SUBSIDIARY GUARANTEES

     Each of our existing and future Domestic Subsidiaries, except future Domestic Subsidiaries that we designate as Unrestricted Subsidiaries at the time we create them, will jointly and severally guarantee, on a senior unsecured basis, our obligations under the notes. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Risks Relating to the Notes -- The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or avoid the subsidiary guarantees."

     In the event of a bankruptcy, liquidation or reorganization of any of our Subsidiaries that are not Guarantors, the non-guarantor Subsidiaries will pay the holders of their Indebtedness, their trade creditors and their preferred stockholders, if any, before they will be able to distribute any of their assets to us. In the event of a bankruptcy, liquidation or reorganization of any of our Guarantor Subsidiaries, our Guarantor Subsidiaries will pay the holders of their secured Indebtedness, if any, to the extent of the value of the assets securing that Indebtedness before they will be able to distribute any of their assets to us. The Guarantor Subsidiaries generated 91% of our consolidated revenues in the nine-month period ended September 30, 2000 and held 73% of our consolidated total assets as of September 30, 2000. See Note 18 to our audited financial statements and Note 17 to our unaudited financial statements included in this offering memorandum for more detail about the division of our revenues and assets between our Guarantor and non-guarantor Subsidiaries.

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving person), another person, other than us or another Guarantor, unless:

          1. immediately after giving effect to that transaction, no Default or Event of Default exists; and

          2. either:

             (a) the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee; or

             (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

     The Subsidiary Guarantee of a Guarantor will be released:

          1. upon the sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) our Subsidiary, if the sale or other disposition complies with the "Asset Sales" provisions of the indenture;

          2. upon the sale or disposition of all of the Capital Stock of a Guarantor to a person that is not (either before or after giving effect to such transaction) our Subsidiary, if the sale complies with the "Asset Sales" provisions of the indenture; or

          3. if we designate any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Asset Sales" and "Designation of Restricted and Unrestricted Subsidiaries."

OPTIONAL REDEMPTION

     We may redeem notes on any one or more occasions prior to their maturity at a redemption price equal to the sum of 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, plus a make-whole premium, if any, described below. In no event will a redemption price be less than 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of redemption.

     The amount of the make-whole premium with respect to any note, or portion thereof, to be redeemed will be equal to the excess, if any, of:

          1. the sum of the present values, calculated as of the date of redemption, of:

             a. each interest payment that, but for such redemption, would have been payable on the note (or portion thereof) being redeemed on each payment date occurring after the redemption date; and

             b. the principal amount that, but for such redemption, would have been payable at the final maturity of the note (or portion thereof) being redeemed; over

          2. the principal amount of the note (or portion thereof) being redeemed.

     The present values of the interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. These present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the date of redemption at a discount rate equal to the treasury yield described below plus 50 basis points.

     The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us; provided, however, that if we fail to make the appointment at least 30 days prior to the date of redemption, or if the institution so appointed is unwilling or unable to make the calculation, the calculation will be made by an independent investment banking institution of national standing appointed by the trustee.

     For purposes of determining the make-whole premium, the treasury yield shall be a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year. The treasury yield will be determined as of the third business day immediately preceding the applicable date of redemption.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15 (519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term of the notes, then the treasury yield will be equal to such weekly average yield. In all other cases, the treasury yield will be calculated by interpolation, on a straightline basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the remaining term of the notes and the United States Treasury notes that have a constant maturity closest to and less than the remaining term of the notes (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the treasury yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          1. if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          2. if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption unless we default in our obligation to redeem the notes.

SUSPENDED COVENANTS

     During any period of time that the notes have an Investment Grade Rating from either of the Rating Agencies and no Default has occurred and is continuing under the indenture, we and our Restricted Subsidiaries will not be subject to the provisions of the indenture described below under the following headings under "-- Certain Covenants:

     - "-- Mandatory Redemption; Offers to Purchase; Open Market
       Purchases -- Asset Sales,"

     - "-- Restricted Payments,"

     - "-- Incurrence of Indebtedness and Issuance of Preferred Stock,"

     - "-- Sale and Leaseback Transactions" (except as set forth in that covenant),

     - "-- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,"

     - "-- Merger, Consolidation or Sale of Assets" (except as set forth in that covenant),

     - "-- Transactions with Affiliates" and

     - "-- Business Activities"

(collectively, the "Suspended Covenants"); provided, however, that the provisions of the indenture described below under the following headings under "-- Certain Covenants":

     - "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Change of Control,"

     - "-- Additional Subsidiary Guarantees,"

     - "-- Liens,"

     - "-- Designation of Restricted and Unrestricted Subsidiaries,"

     - "-- Payments for Consent" and

     - "-- Reports" and

will not be so suspended; and provided further, that if we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the Investment Grade Ratings so that the notes do not have an Investment Grade Rating from either Rating Agency, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, we and our Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the indenture (each such date of reinstatement being the "Reinstatement Date"), including the preceding sentence. Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under "-- Limitation on Restricted Payments" as though such covenant had been in effect during the entire period of time from which the notes are issued. As a result, during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially reduced covenant protection.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described in the sections entitled "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Change of Control" and "-- Asset Sales." We may at any time and from time to time purchase notes in the open market or otherwise.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of that holder's notes pursuant to the offer described below (a "Change of Control Offer") at a price in cash (the"Change of Control Payment") equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase. Within 15 business days following any Change of Control Triggering Event, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, we will, to the extent lawful:

          1. accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          2. deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          3. deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased.

     The paying agent will promptly deliver to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The Change of Control provisions described above that require us to make a Change of Control Offer will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The Revolving Credit Facility provides that certain events that would constitute a Change of Control Triggering Event with respect to us would constitute a default under the credit facility. Any future Credit Facilities or other agreements relating to Indebtedness to which we become a party may contain similar restrictions. If a Change of Control Triggering Event occurs, and our lenders under our secured debt are entitled to demand the repayment of that debt, we may be unable to repay that debt and repurchase notes from holders entitled to require us to do so. However, our failure to comply with the foregoing requirement, after appropriate notice and lapse of time, would constitute an Event of Default under each of the indenture and the Revolving Credit Facility. See "Risk Factors -- Risks Relating to the Notes -- We may not be able to repurchase the notes upon a change of control."

     We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another person or group may be uncertain.

ASSET SALES

     We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

          1. we, or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          2. in the case of Asset Sales for consideration exceeding $5.0 million, the fair market value is determined by our Board of Directors and evidenced by a resolution of our Board of Directors set forth in an officer's certificate delivered to the trustee; and

          3. at least 75% of the consideration received in the Asset Sale by us or such Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any of our or a Guarantor's secured Indebtedness and any Indebtedness of a Restricted Subsidiary that is not a Guarantor that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or such Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that we or our Restricted Subsidiaries contemporaneously, subject to ordinary settlement periods, convert into cash, to the extent of the cash received, in that conversion.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply those Net Proceeds at our option:

          1. to permanently repay any of our or a Guarantor's secured Indebtedness, or any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, if any Indebtedness repaid under this clause (1) is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, however, that for purposes of this clause (1) only, Indebtedness includes accrued but unpaid interest thereon;

          2. to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

          3. to make a capital expenditure; or

          4. to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will make a pro rata offer to purchase (an "Asset Sale Offer") to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be deemed to have been reset at zero.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with repurchases of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of that conflict.

     The Revolving Credit Facility currently prohibits us from purchasing any notes. Any future Credit Facilities or other agreements relating to Indebtedness to which we become a party may contain similar restrictions and provisions.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

          1. declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries, or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests in their capacity as such, except for dividends or distributions that are payable in our Equity Interests (other than Disqualified Stock) or payable to us or any of our Restricted Subsidiaries;

          2. purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving us, any of our Equity Interests;

          3. make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

          4. make any Restricted Investment;

all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments," unless, at the time of and after giving effect to such Restricted Payment:

          1. no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          2. we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          3. the aggregate amount of that Restricted Payment and all other Restricted Payments made by us and our Restricted Subsidiaries after the date we first issue the notes, excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (7) of the next succeeding paragraph, is less than or equal to the sum, without duplication, of:

             (a) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of our fiscal quarter commenced immediately prior to the date we first issue the notes to the end of our most recently ended fiscal quarter for which we have filed financial statements with the Commission (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

             (b) 100% of the aggregate net cash proceeds received by us since the date we first issue the notes as a contribution to our common equity capital or from the issue or sale (other than to a Subsidiary) of our or any of our Restricted Subsidiaries' Equity Interests (other than Disqualified Stock) or from the issue or sale (other than to a Subsidiary) of our convertible or exchangeable Disqualified Stock or our convertible or exchangeable debt securities that have been converted into or exchanged for Equity Interests (other than Disqualified Stock), plus

             (c) to the extent that any Restricted Investment that we or any of our Restricted Subsidiaries makes after the date we first issue the notes is sold for cash or otherwise liquidated or repaid for cash, an amount equal to the lesser of (i) the cash return of capital with respect to any such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

             (d) if we redesignate any Unrestricted Subsidiary as a Restricted Subsidiary after the date we first issue the notes, an amount equal to the lesser of (i) the net book value of our Investment in the Unrestricted Subsidiary at the time the Unrestricted Subsidiary was designated as such and (ii) the fair market value of our Investment in the Unrestricted Subsidiary at the time of the redesignation.

     The preceding provisions will not prohibit:

          1. the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          2. the redemption, repurchase, retirement, defeasance or other acquisition of any of (a) our Indebtedness or any Indebtedness of any Guarantor that is subordinated to the notes or the guarantees, or (b) our Equity Interests or any Equity Interests of any of our Restricted Subsidiaries, in either case in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of our Subsidiaries) of, our Equity Interests (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          3. the defeasance, redemption, repurchase or other acquisition of our Indebtedness or Indebtedness of any Guarantor that is subordinated to the notes or the guarantees with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          4. the payment of any dividend by one of our Restricted Subsidiaries to the holders of that Restricted Subsidiary's common Equity Interests on a pro rata basis, so long as we or one of our Restricted Subsidiaries receives at least a pro rata share (and in like form) of the dividend or distribution in accordance with its common Equity Interests;

          5. the repurchase, redemption or other acquisition or retirement for value of any of our or any of our Restricted Subsidiaries' Equity Interests held by any member of our or any of our Restricted Subsidiaries' management pursuant to any management equity subscription agreement, stock option agreement or similar agreement, provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period;

          6. in connection with an acquisition by us or any of our Restricted Subsidiaries, the return to us or any of our Restricted Subsidiaries of Equity Interests of us or our Restricted Subsidiary constituting a portion of the purchase consideration in settlement of indemnification claims;

          7. the purchase by us of fractional shares arising out of stock dividends, splits or combinations or business combinations;

          8. the acquisition in open-market purchases of our common Equity Interests for matching contributions to our employee stock purchase and deferred compensation plans in the ordinary course of business and consistent with past practices; or

          9. other Restricted Payments in an aggregate amount since the date we first issue the notes not to exceed $10.0 million.

provided that, with respect to clauses (2), (3), (5), (8) and (9) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by our Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (a) we and any Guarantor may incur Indebtedness (including Acquired Debt) and (b) we may issue Disqualified Stock, if, in each case, our Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which we have filed financial statements with the Commission preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          1. the incurrence by us or any Guarantor of additional Indebtedness and letters of credit under one or more Credit Facilities and guarantees thereof by the Guarantors; provided, however, that the aggregate principal amount of all Indebtedness incurred by us and the Guarantors pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of us and our Restricted Subsidiaries thereunder) outstanding at any one time does not exceed $125.0 million;

          2. the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

          3. the incurrence by us of Indebtedness represented by the notes issued and sold in this offering and the incurrence by the Guarantors of the Subsidiary Guarantees of those notes;

          4. the incurrence by us of, or by any of our Restricted Subsidiaries that is a Guarantor, of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of that Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

          5. the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph; provided, however, that none of our Restricted Subsidiaries that is not a Guarantor may refund, refinance or replace Indebtedness previously incurred by us or by any of our Restricted Subsidiaries that is a Guarantor;

          6. the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; provided, however, that:

             (a) if we or a Guarantor is the obligor on such intercompany Indebtedness, such intercompany Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to, in our case, the notes, and, in the case of a Guarantor, the guarantees; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than us or one of our Restricted Subsidiaries that is a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a person that is not either us or one of our Restricted Subsidiaries that is a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          7. the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations;

          8. the guarantee by us or any of the Guarantors of Indebtedness of us or of any of the Guarantors that was permitted to be incurred by another provision of this "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

          9. the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $35.0 million.

     The maximum amount of Indebtedness that we or one of our Restricted Subsidiaries may incur pursuant to this "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to fluctuations in the exchange rates of currencies.

     For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness, including Acquired Debt, meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) above as of the date of incurrence thereof, or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof or pursuant to any combination of the foregoing as of the date of incurrence thereof, we shall, in our sole discretion, classify (or later classify or reclassify) in whole or in part, in our sole discretion, such item of Indebtedness in any manner that complies with this covenant. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

LIENS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, or assume any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the indenture and the notes, or the Subsidiary Guarantees, as applicable, are secured on an equal and ratable basis (or prior to any subordinated Indebtedness) with the obligations so secured until such time as such obligations are no longer secured by a Lien. Under the Revolving Credit Facility, we are not permitted to grant Liens to secure the notes.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          1. pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

          2. make loans or advances to us or any of our Restricted Subsidiaries; or

          3. transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          1. agreements governing Existing Indebtedness, or any Credit Facilities, as in effect on the date we first issue the notes and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings of any of the foregoing are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          2. the indenture, the notes and the Subsidiary Guarantees, or any other indenture governing debt securities that are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in the indenture and the notes;

          3. applicable law or any applicable rule, regulation or order;

          4. any instrument governing Indebtedness or Capital Stock of a person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          5. customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          6. purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          7. any agreement (A) for the sale or other disposition of all of the Equity Interests in or all or substantially all of the assets of one of our Restricted Subsidiaries that restricts distributions or asset transfers by that Restricted Subsidiary pending that sale or other disposition or (B) for the sale of a particular asset or line of business of a Restricted Subsidiary that imposes restrictions on the property subject to an agreement of the nature described in clause (3) of the preceding paragraph; or

          8. Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced and that such Permitted Refinancing Indebtedness was permitted to be incurred under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

          9. Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens; and

          10. provisions with respect to the disposition of specific assets or property in asset sale agreements entered into in the ordinary course of business.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     We will not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Restricted Subsidiaries taken as a whole, in one or more related transactions, to another person; unless:

          a. either: (i) we are the surviving corporation or (ii) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          b. the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

          c. immediately before and after such transaction no Default or Event of Default exists; and

          d. we or the person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption

     "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided, however, that this clause (d) shall be suspended during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants.

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

     The entity or person formed by or surviving any consolidation or merger (if other than us), or the person to which such sale, assignment, transfer, conveyance or other disposition, as the case may be, has been made, will succeed to, and be substituted for, and may exercise our every right and power under the indenture, but, in the case of a lease of all or substantially all its assets, we will not be released from the obligation to pay the principal of and interest on the notes.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary (or any person that upon its acquisition otherwise would become a Restricted Subsidiary) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

TRANSACTIONS WITH AFFILIATES

     We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          1. the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated person; and

          2. we deliver to the trustee:

             a. with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of our Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of our Board of Directors; and

             b. with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          1. any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with our past practice or the past practice of the relevant Restricted Subsidiary;

          2. transactions between or among us and/or our Restricted
     Subsidiaries;

          3. transactions with a person that is an Affiliate of ours solely because we own an Equity Interest in such person;

          4. payment of reasonable directors fees and reasonable indemnitees to persons who are not otherwise Affiliates of ours;

          5. sales of Equity Interests (other than Disqualified Stock) to Affiliates of ours;

          6. transactions with Weatherford (a) to repay $100.0 million of outstanding Indebtedness, plus accrued and unpaid interest, to Weatherford with the proceeds of this offering, (b) pursuant to agreements as in effect on the date we first issue the notes, and (c) in commercial transactions in the ordinary course of business on terms no less favorable to us or the relevant Restricted Subsidiary than we could obtain in an arm's length transaction with an unrelated person;

          7. Restricted Payments or Permitted Investments that are permitted by the provisions of the indenture described above under the caption
     "-- Restricted Payments."

ADDITIONAL SUBSIDIARY GUARANTEES

     If we or any of our Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within ten Business Days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries; provided further, however, that if one of our Subsidiaries that is not a Guarantor guarantees any of our or a Guarantor's Indebtedness, that Subsidiary will be required to provide us with a guarantee that ranks pari passu with (or, if that Indebtedness is subordinated Indebtedness, prior to) that Indebtedness.

SALE AND LEASEBACK TRANSACTIONS

     We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that we or any of our Restricted Subsidiaries may enter into a sale and leaseback transaction if:

          1. we or that Restricted Subsidiary, as the case may be, could have
     (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "-- Liens;" provided, however, that clause (a) of this clause (1) shall be suspended during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants;

          2. the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by us and set forth in an officers' certificate delivered to the trustee of the property that is the subject of that sale and leaseback transaction; provided, however, that in the case of any sale and leaseback transaction for consideration exceeding $5.0 million, the fair market value shall be determined by our Board of Directors and set forth in an officers' certificate delivered to the trustee; and

          3. the transfer of assets in that sale and leaseback transaction is permitted by, and we apply or the Restricted Subsidiary applies, as the case may be, the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Asset Sales"; provided, however, that, in the event that we or any of our Restricted Subsidiaries consummates a sale and leaseback transaction during a period in which we are not subject to the Suspended Covenants, within twelve months of that sale and leaseback transaction, we will apply the Net Cash Proceeds thereof to permanently repay secured Indebtedness of us or a Guarantor, or any Indebtedness of any of our Restricted Subsidiaries that is not a Guarantor, and if any Indebtedness repaid under this clause (3) is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.

BUSINESS ACTIVITIES

     We will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Restricted Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the Commission, so long as any notes are outstanding, we will file with the Commission (unless it will not accept the same for filing), within the times periods specified in the Commission's rules and regulations, all reports, statements and other information required to be filed by a company subject to Section 13(a) of the Exchange Act. In the event that the Commission will not accept those reports for filing, we will nonetheless furnish to the holders of the notes within the same time period:

          1. all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

          2. all current reports that would be required to be filed with the Commission on Form 8-K is we were required to file such reports.

     If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operation of us and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries, if materially different.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          1. default for 30 days in the payment when due of interest on the notes;

          2. default in payment when due of the principal of or premium, if any, on the notes;

          3. failure by us or any of our Restricted Subsidiaries to comply with the provisions described under the captions "-- Restricted Payments,"
     "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or
     "-- Merger, Consolidation or Sale of Assets";

          4. failure by us or any of our Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions "Mandatory Redemption; Offers to Purchase; Open Market

     Purchases -- Asset Sales," "Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Change of Control";

          5. failure by us or any of our Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the indenture or the notes;

          6. default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

             a. is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             b. results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          7. failure by us or any of our Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

          8. except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

          9. certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest, or the principal and premium, if any, on, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of us or any Guarantor, as such, will have any liability for any of our or our Guarantors' obligations under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          1. reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          2. reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases");

          3. reduce the rate of or change the time for payment of interest on any note;

          4. waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          5. make any note payable in money other than that stated in the notes;

          6. make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

          7. waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases");

          8. release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

          9. make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, we, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          1. to cure any ambiguity, defect or inconsistency;

          2. to provide for uncertificated notes in addition to or in place of certificated notes;

          3. to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

          4. to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

          5. to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of us or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the Commission for permission to continue or (iii) resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee indemnity satisfactory to it against any loss, liability or expense.


CERTAIN DEFINITIONS


     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for the full text of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified person:

          1. Indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other person merging with or into, or becoming a Subsidiary of, such specified person; and

          2. Indebtedness secured by a Lien encumbering any asset acquired by such specified person.

     "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control," as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Sale" means:

          1. the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory or equipment in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of our assets and our Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Mandatory Redemption; Offers to Purchase; Open Market Purchases -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          2. the issuance of Equity Interests in any of our Restricted Subsidiaries or the sale of Equity Interests in any of our Restricted Subsidiaries.

     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          1. any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

          2. a transfer of assets between or among us and our Restricted Subsidiaries,

          3. an issuance of Equity Interests by a Restricted Subsidiary to us or to another Restricted Subsidiary; and

          4. a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
     Covenants -- Restricted Payments."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

          1. with respect to a corporation, the board of directors or a duly authorized committee of the board of directors of the corporation;

          2. with respect to a partnership, the board of directors or a duly authorized committee of the board of directors of the general partner of the partnership; and

          3. with respect to any other person, the board or committee of such person serving a similar function.

     "Board Resolution" means, with respect to any entity, a copy of a resolution certified by the Secretary or Assistant Secretary of that entity to have been duly adopted by the Board of Directors of that entity and to be in full force and effect on the date of certification, and delivered to the trustee.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          1. in the case of a corporation, corporate stock;

          2. in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          3. in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          4. any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

     "Cash Equivalents" means:

          1. United States dollars;

          2. securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          3. certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          4. repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          5. commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

          6. money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

          1. the direct or indirect sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the properties or assets of us and our Restricted Subsidiaries, taken as a whole, to any "person," as that term is used in Section 13(d)(3) of the Exchange Act;

          2. the adoption of a plan relating to our liquidation or dissolution;

          3. the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined in clause (1) above becomes the ultimate Beneficial Owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares;

          4. the first day on which a majority of the members of our entire Board of Directors are not Continuing Directors; or

          5. our consolidation or merger with or into, any person, or the consolidation or merger of any person with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee person, or the direct parent company of the surviving or transferee person, which, immediately after giving effect to such issuance, constitutes a majority of the outstanding shares of such Voting Stock of such surviving or transferee person, or the direct parent company of the surviving or transferee person.

     For the purposes of this definition of "Change of Control," any transfer of any equity of an entity that was formed for the purpose of acquiring our Voting Stock will be deemed to be a transfer of an Equity Interest in us.

     "Change of Control Triggering Event" means, the occurrence of a Change of Control, or if we are not subject to the Suspended Covenants, there occurs both a Change of Control and a Rating Decline.

     "Commission" means the Securities and Exchange Commission.

     "Consolidated Cash Flow" means, with respect to any specified person for any period, the Consolidated Net Income of such person for such period:

          1. plus an amount equal to any extraordinary loss plus any net loss realized by such person or any of its Subsidiaries in connection with an Asset Sale or in connection with a future write-down of our or our Restricted Subsidiaries' investment in Oil Country Tubular Limited in an amount not to exceed $17.6 million, in either case to the extent such losses were deducted in computing such Consolidated Net Income;

          2. plus provision for taxes based on income or profits of such person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income;

          3. plus consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income;

          4. plus depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

          5. minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

          1. the Net Income (but not loss) of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified person or a Restricted Subsidiary of the person;

          2. the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument (other than those permitted under the "Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant), judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          3. the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

          4. the cumulative effect of a change in accounting principles will be excluded.

     "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

          1. was a member of such Board of Directors on the date of the indenture; or

          2. was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Revolving Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than upon an optional redemption by us), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Domestic Subsidiary" means any one of our Subsidiaries that was formed under the laws of the United States or any state of the United States or the District of Columbia.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means the Indebtedness of us and our Subsidiaries (other than Indebtedness under the Revolving Credit Facility) in existence on the date we first issue the notes, until such amounts are repaid.

     "Fixed Charges" means, with respect to any specified person for any period, the sum, without duplication, of:

          1. the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          2. the consolidated interest of such person and its Restricted Subsidiaries that was capitalized during such period; plus

          3. any interest expense on Indebtedness of another person that is guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

          4. the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in our Equity Interests (other than Disqualified Stock) or to us or one of our Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified person for any period, the ratio of the Consolidated Cash Flow of such person and its Restricted Subsidiaries for such period to the Fixed Charges of such person and its Restricted Subsidiaries for such period. In the event that the specified person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the"Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          1. acquisitions that have been made by the specified person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          2. the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          3. the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "Government Securities" means direct obligations of, or obligations fully and unconditionally guaranteed or insured by, the United States of America or any agency or instrumentality thereof for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer's option (unless, for purposes of "Cash Equivalents" only, the obligations are redeemable or callable at a price not less than the purchase price paid by us or any of our Restricted Subsidiaries, together with all accrued and unpaid interest, if any, on such Government Securities).

     "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Guarantors" means each of:

          1. the Domestic Subsidiaries; and

          2. any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any specified person, the obligations of such person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

          1. interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          2. foreign exchange contracts and currency protection agreements entered into with one of more financial institutions is designed to protect the person or entity entering into the agreement against fluctuations in interest rates or currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;

          3. any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

          4. other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any specified person, any indebtedness of such person, whether or not contingent:

          1. in respect of borrowed money;

          2. evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          3. in respect of banker's acceptances;

          4. representing Capital Lease Obligations;

          5. representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          6. representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person) and, to the extent not otherwise included, the guarantee by the specified person of any indebtedness of any other person.

     The amount of any Indebtedness outstanding as of any date will be:

          1. the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          2. the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by S&P.

     "Investments" means, with respect to any person, all direct or indirect investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any of our direct or indirect Subsidiaries such that, after giving effect to any such sale or disposition, such person is no longer our Subsidiary, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption"-- Certain Covenants -- Restricted Payments." The acquisition by us or any of our Restricted Subsidiaries of a person that holds an Investment in a third person will be deemed to be an Investment by us or such Restricted Subsidiary in such third person in an amount equal to the fair market value of the Investment held by the acquired person in such third person in an amount determined as provided in the final paragraph of the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Net Income" means, with respect to any specified person, the net income
(loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales or brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice,lapse of time of both any holder of any other Indebtedness (other than the notes) of us or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means the lines of business conducted by us and our Restricted Subsidiaries on the date hereof and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by our Board of Directors and set forth in an officers' certificate delivered to the trustee.

     "Permitted Investments" means:

          (1) any Investment in us or in any of our Restricted Subsidiaries;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by us or any of our Restricted Subsidiaries in a person engaged in a Permitted Business, if as a result of such Investment:

             (a) such person becomes one of our Restricted Subsidiaries; or

             (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or any of our Restricted Subsidiaries;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Mandatory Redemption; Offers to Purchase; Open Market
     Purchases -- Asset Sales";

          (5) any acquisition of assets solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

          (6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (7) Hedging Obligations permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

          (8) other Investments in any person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, not to exceed $15.0 million.

     "Permitted Liens" means:

          (1) Liens on assets of us and any Guarantor securing Credit
     Facilities;

          (2) Liens in favor of us or the Guarantors;

          (3) Liens on property of a person existing at the time such person is merged with or into or consolidated with us or any of our Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with us or the Subsidiary;

          (4) Liens on property existing at the time of acquisition of the property by us or any of our Subsidiaries; provided, however, that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

          (7) Liens existing on the date of the indenture;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; and

          (9) Liens incurred by us or any of our Restricted Subsidiaries in the ordinary course of business with respect to obligations that do not exceed $5.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of us or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of us or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by us or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our Board of Directors) which shall be substituted for S&P or Moody's, or both, as the case may be.

     "Rating Category" means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C (or equivalent successor categories) and (iii) the equivalent of any such category of S&P and Moody's used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and -- for S&P: 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well from BB- to B, will constitute a decrease of one gradation).

     "Rating Decline" means (i) a decrease of two or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the notes by either Rating Agency or (ii) a withdrawal of the rating of the notes by either Rating Agency, provided, however, that such decrease or withdrawal occurs on, or within 90 days following, the date of public notice of the occurrence of a Change of Control or of the intention by us to effect a Change of Control, which period shall be extended so long as the rating of the notes is under publicly announced consideration for downgrade by either Rating Agency.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a person means any Subsidiary of such person that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means that certain Revolving Credit and Letter of Credit Agreement, dated as of April 14, 2000, by and among us and a syndicate of United States and Canadian banks, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "S&P" means Standard & Poor's Ratings Group, Inc., or any successor to the rating agency business thereof.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or
     (b) the only general partners of which are that person or one or more Subsidiaries of that person (or any combination thereof).

     "Subsidiary Guarantee" means the guarantee of the notes by each of the Guarantors pursuant to the indenture and in the form of the guarantee endorsed on the form of note attached as Exhibit A to the indenture and any additional guarantee of the notes to be executed by any of our Subsidiaries pursuant to the covenant described above under the caption "-- Additional Subsidiary Guarantees."

     "Unrestricted Subsidiary" means any one of our Subsidiaries (or any successor to any of them) that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from persons who are not our Affiliates;

          (3) is a person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any of our Restricted Subsidiaries; and

          (5) has at least one director on its Board of Directors that is not a director or executive officer of us or any of our Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of us or any of our Restricted Subsidiaries.

     Any designation of any of our Subsidiaries as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by one of our Restricted Subsidiaries as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," we will be in default of such covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by one of our Restricted Subsidiaries of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

                         BOOK-ENTRY, DELIVERY AND FORM


     Except as set forth below, exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.



     The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (the "Global Notes"). Upon issuance, the Global Notes will be deposited with the trustee as custodian for the Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee.


     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes."


  DEPOSITORY PROCEDURES


     The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).


     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests in the Global Notes indirectly through organizations which are Participants in that system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to those persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons that do not participate in DTC's system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.


     EXCEPT AS DESCRIBED BELOW UNDER THE CAPTION "-- EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, DTC, the trustee and us will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes: or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.


     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Cedel will be effected in accordance with their respective rules and operating procedures.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the notes as to which the Participant or Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute those notes to its Participants.


     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, they are under no obligation to perform or to continue to perform these procedures, and may discontinue these procedures at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


  EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.


In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.



  SAME DAY SETTLEMENT AND PAYMENT



     We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of those notes. If no account is specified by a holder, we will mail a check to that holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the notes to purchasers and beneficial owners of notes who are United States Holders (as defined below) and the principal United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes to purchasers and beneficial owners of notes who are Foreign Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to purchasers of notes who hold the notes as capital assets, within the meaning of section 1221 of the Code. This discussion does not address the tax consequences to Foreign Holders that are subject to United States federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a U.S. trade or business. Such Foreign Holders are generally taxed in a similar manner to United States Holders, but certain special rules apply. This discussion does not address the tax consequences to persons who hold the notes through a partnership or similar pass-through entity. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular purchasers of notes in light of their personal circumstances or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, former U.S. citizens and long-term residents or persons who have hedged the risk of owning a note) or the effect of any applicable state, local or foreign tax laws.


     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.


EXCHANGE OF OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER



     The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. You will not recognize gain or loss upon the receipt of exchange notes. If you are not exempt from United States federal income tax, you will be subject to such tax on the same amount, in the same manner and at the same time as you would have been as a result of holding the outstanding notes. If you are a cash-basis holder who is exchanging outstanding notes for exchange notes, you will not recognize in income any accrued and unpaid interest on the outstanding notes by reason of the exchange. The basis and holding period of the exchange notes will be the same as the basis and holding period of the corresponding outstanding notes.


UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS


     As used herein, the term "United States Holder" means a holder of a note that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or other entity (other than a partnership) created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of source or (d) a trust if
(i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) the trust has elected to be treated as a United States Holder pursuant to applicable Treasury regulations.

  Payment of Interest

     A United States Holder will be required to include in gross income interest on a note at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for United States federal income tax purposes.


  Market Discount



     Under the market discount rules, if a United States Holder of a note (other than a Holder who purchased the note upon original issuance) purchases the note at a market discount (i.e., at a price below its stated principal amount) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount in a note may be taxable to a United States Holder to the extent of appreciation in the value of the note at the time of certain otherwise nontaxable transactions (e.g., gifts). Absent an election to include market discount in income as it accrues, a United States Holder of a market discount note may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such note until the United States Holder disposes of the note in a taxable transaction.



     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service ("IRS").



  Amortizable Bond Premium



     A United States Holder that purchases a note for an amount in excess of the principal amount will be considered to have purchased the note at a "premium," equal to such excess, and may elect to amortize the premium over the remaining term of the note on a constant yield method. However, if the note is purchased at a time when the note may be optionally redeemed by the Company for an amount that is in excess of its principal amount, special rules may apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the note. A United States Holder that elects to amortize bond premium must reduce its tax basis in the note by the premium amortized. Bond premium on a note held by a United States Holder that does not make such election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.


  Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest not previously included in income, which amount will be taxable as ordinary income) and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such United States Holder, decreased by the amount of any payments (other than interest) received by such United States Holder.

     Gain or loss recognized on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the note is more than one year. The deduction of capital losses is subject to certain limitations. United States Holders of notes should consult tax advisors regarding the treatment of capital gains and losses.


  Backup Withholding and Information Reporting



     Backup withholding and information reporting requirements may apply to certain payments ("reportable payments") of principal and interest on a note, and to proceeds of the sale or redemption of a note before maturity. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any reportable payment that is subject to backup withholding a tax equal to 31% of such payment if, among other things, a United States Holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain United States Holders, including all corporations, are not subject to backup withholding and information reporting requirements for payments made in respect of the notes. Any amounts withheld under the backup withholding rules from a reportable payment to a United States Holder will be allowed as a credit against such United States Holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.


     The amount of any reportable payments, including interest, made to the record United States Holders of notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such United States Holders and to the IRS for each calendar year.

UNITED STATES FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

     As used herein, the term "Foreign Holder" means a holder of a note that is, for United States federal income tax purposes, neither a United States Holder, as defined above nor a former U.S. citizen or long-term resident, as defined in section 877 of the Code.

  Payment of Interest on Notes

     In general, payments of interest received by a Foreign Holder will not be subject to a United States federal withholding tax, provided that (a)(i) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Grant Prideco entitled to vote,
(ii) the Foreign Holder is not a controlled foreign corporation that is related to Grant Prideco actually or constructively through stock ownership, (iii) the Foreign Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and (iv) either (A) the beneficial owner of the note, under penalties of perjury, provides us or our agent with such beneficial owner's name and address and certifies on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States Holder or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the note and provides a statement to us or our agent under penalties of perjury in which it certifies that such an IRS Form W-8BEN (or a suitable substitute) has been received by it from the beneficial owner of the note or qualifying intermediary and furnishes us or our agent a copy thereof or
(b) the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from United States withholding tax and the Foreign Holder or such Foreign Holder's agent provides a properly executed IRS Form W-8BEN claiming the exemption. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty). Certain Foreign Holders who claim benefits of a treaty may be required in certain circumstances to obtain a taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to establish residence in a foreign country. Special procedures apply to payments through intermediaries.

  Sale, Exchange or Retirement of the Notes


     A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note (including any gain representing accrued market discount) unless (a) the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other fixed place of business" in the United States or (b) the Foreign Holder is not exempt from United States federal withholding tax on payments of interest on the note, in which case the interest may be subject to withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).


  Backup Withholding and Information Reporting

     Backup withholding and information reporting requirements do not apply to payments of interest made by us or a paying agent to Foreign Holders if the certification described above under "-- United States Federal Income Taxation of Foreign Holders -- Payment of Interest on Notes" is received, provided that the payor does not have actual knowledge that the holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, or, (d) a foreign partnership with certain connections to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder or otherwise establishes an exemption.

  Federal Estate Taxes

     Subject to applicable estate tax treaty provisions, notes held at the time of death (or notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such Foreign Holder's gross estate for United States federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Grant Prideco entitled to vote or hold the notes in connection with a U.S. trade or business.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, if required under applicable securities laws and upon prior written request.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by such person may be considered underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be regarded as admitting that it is an "underwriter," within the meaning of the Securities Act.

     For a period of 90 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the exchange notes will be passed upon by our attorneys, Fulbright & Jaworski L.L.P.

                                    EXPERTS


     The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION


     This prospectus contains information about certain contracts or other documents that is not necessarily complete. When we make such statements, we refer you to the actual copies of the contracts or documents (that we will make available upon request), because the information is qualified in all respects by reference to those documents. While any of the notes are outstanding, we will make available to any holders or prospective purchasers the information required by Rule 144A(d)(4) under the Securities Act during any period we are not subject to Section 13 or 15(d) of the Exchange Act.



     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov. In addition, documents we file can be inspected at the offices of the New York Stock Exchange, Inc., New York, New York.



     The sections entitled "Management" and "Security Ownership of Certain Beneficial Owners and Management" included in the Information Statement filed with the SEC as part of our Form 10 Registration Statement are hereby incorporated into this document by reference. We hereby incorporate by reference into this prospectus any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the expiration of the exchange offer.



     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, copies of the documents to which we refer you in this prospectus or which we expressly incorporate herein. Requests for such documents should be directed to Philip A. Choyce, Corporate Secretary, Grant Prideco Inc., 1450 Lake Robbins Drive, Suite 600, The Woodlands, Texas 77380; telephone number: (281) 297-8500. TO OBTAIN TIMELY DELIVERY OF ANY COPIES OF FILINGS REQUESTED, PLEASE WRITE OR TELEPHONE NO LATER THAN FIVE DAYS BEFORE THE EXPIRATION DATE.

                              FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Combined Financial Statements of Grant Prideco
  Report of Independent Public Accountants..................  F-2
  Combined Balance Sheets as of December 31, 1998 and
     1999...................................................  F-3
  Combined Statements of Operations for the years ended
     December 31, 1997, 1998, and 1999......................  F-4
  Combined Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999.......................  F-5
  Combined Statements of Stockholder's Equity for the years
     ended December 31, 1997, 1998 and 1999.................  F-6
  Notes to Combined Financial Statements....................  F-7

Condensed Consolidated Financial Statements of Grant
  Prideco, Inc.
  Condensed Consolidated Balance Sheets as of December 31,
     1999 and September 30, 2000............................  F-33
  Condensed Consolidated Statements of Operations for the
     nine month periods ended September 30, 1999 and 2000...  F-34
  Condensed Consolidated Statements of Cash Flows for the
     nine month periods ended September 30, 1999 and 2000...  F-35
  Notes to Condensed Consolidated Financial Statements......  F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Grant Prideco, Inc.:

     We have audited the accompanying combined balance sheets of the drilling product businesses of Weatherford International, Inc. (a Delaware corporation) (Grant Prideco), as of December 31, 1998 and 1999, and the related combined statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Grant Prideco as of December 31, 1998 and 1999, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
January 28, 2000 (except with respect
to the matter discussed in Note 18,
as to which the date is October 26, 2000)

                                 GRANT PRIDECO

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS


                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998         1999
                                                              --------     --------
CURRENT ASSETS:
  Cash and Cash Equivalents.................................  $  6,070     $  6,204
  Restricted Cash...........................................        --        3,658
  Account Receivable, Net of Allowance for Uncollectible
     Accounts of $366 and $500 at December 31, 1998 and
     1999...................................................   129,019       77,650
  Inventories...............................................   186,267      173,904
  Current Deferred Tax Asset................................    10,785        6,197
  Other Current Assets......................................    18,155        4,425
                                                              --------     --------
                                                               350,296      272,038
                                                              --------     --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Machinery and Equipment...................................   197,552      224,225
  Land, Buildings and Other Property........................    86,350       81,390
                                                              --------     --------
                                                               283,902      305,615
  Less: Accumulated Depreciation............................    74,908       98,906
                                                              --------     --------
                                                               208,994      206,709
                                                              --------     --------
GOODWILL, NET...............................................   162,464      187,765
INVESTMENT IN UNCONSOLIDATED AFFILIATES.....................     6,848       37,453
OTHER ASSETS................................................     9,712       30,610
                                                              --------     --------
                                                              $738,314     $734,575
                                                              ========     ========
                       LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Short-Term Borrowings and Current Portion of Long-Term
     Debt...................................................  $ 52,881     $ 14,710
  Accounts Payable..........................................    41,377       47,459
  Accrued Wages and Benefits................................     4,427        6,277
  Current Deferred Tax Liability............................     8,231        7,144
  Customer Advances.........................................     5,248       18,503
  Purchase Credit...........................................     8,000           --
  Other Accrued Liabilities.................................    24,104       13,308
                                                              --------     --------
                                                               144,268      107,401
                                                              --------     --------
SUBORDINATED NOTE TO WEATHERFORD............................   100,000      100,000
LONG-TERM DEBT..............................................     9,265       24,276
DEFERRED INCOME TAXES.......................................    24,838       44,533
MINORITY INTEREST...........................................        --          886
OTHER LONG-TERM LIABILITIES.................................    14,732        3,623
COMMITMENTS AND CONTINGENCIES
TOTAL STOCKHOLDER'S EQUITY..................................   445,211      453,856
                                                              --------     --------
                                                              $738,314     $734,575
                                                              ========     ========


    The accompanying notes are an integral part of these combined financial statements.

                                 GRANT PRIDECO

                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                1997       1998       1999
                                                              --------   --------   --------
REVENUES....................................................  $630,021   $646,454   $286,370
                                                              --------   --------   --------
COSTS AND EXPENSES:
  Cost of Sales.............................................   471,779    480,034    262,269
  Selling, General and Administrative Attributable to
     Segments...............................................    29,903     31,986     31,104
  Corporate General and Administrative......................    11,983     14,407     14,638
  Equity (Income) Loss in Unconsolidated Affiliates.........        --       (267)       419
  Weatherford Charges.......................................       920        960      1,500
  Nonrecurring Charges......................................        --      6,450      9,454
                                                              --------   --------   --------
                                                               514,585    533,570    319,384
                                                              --------   --------   --------
OPERATING INCOME (LOSS).....................................   115,436    112,884    (33,014)
                                                              --------   --------   --------
OTHER INCOME (EXPENSE):
  Interest Expense..........................................    (5,726)    (4,758)    (4,093)
  Weatherford Interest Expense..............................    (7,250)    (7,250)    (7,250)
  Other, Net................................................      (396)     4,692       (138)
                                                              --------   --------   --------
                                                               (13,372)    (7,316)   (11,481)
                                                              --------   --------   --------
INCOME (LOSS) BEFORE INCOME TAXES...........................   102,064    105,568    (44,495)
PROVISION (BENEFIT) FOR INCOME TAXES........................    40,550     39,848    (11,199)
                                                              --------   --------   --------
NET INCOME (LOSS) BEFORE MINORITY INTEREST..................    61,514     65,720    (33,296)
MINORITY INTEREST...........................................        --         --       (215)
                                                              --------   --------   --------
NET INCOME (LOSS)...........................................  $ 61,514   $ 65,720   $(33,511)
                                                              ========   ========   ========
Pro Forma Earnings (Loss) Per Share:
  Basic.....................................................  $   0.64   $   0.68   $  (0.33)
                                                              ========   ========   ========
  Diluted...................................................  $   0.63   $   0.67   $  (0.33)
                                                              ========   ========   ========
Pro Forma Weighted Average Shares:
  Basic.....................................................    96,052     97,065    101,245
                                                              ========   ========   ========
  Diluted...................................................    97,562     97,757    101,245
                                                              ========   ========   ========

    The accompanying notes are an integral part of these combined financial statements.

                                 GRANT PRIDECO

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss).........................................  $ 61,514   $ 65,720   $(33,511)
  Adjustments to Reconcile Net Income (Loss) to Net Cash
    Provided By Operating Activities:
  Non-Cash Portion of Other Nonrecurring Charges............        --     30,500      9,454
  Depreciation and Amortization.............................    27,051     31,173     30,514
  Deferred Income Tax Provision (Benefit)...................    14,944     (4,513)     9,531
  Equity (Income) Loss in Unconsolidated Affiliates, Net of
    Dividends...............................................        --       (267)       419
  Gain on Asset Disposal....................................        --     (1,226)        --
  Sale of Technology License................................        --     (9,000)        --
  Change in Assets and Liabilities, Net of Effects of
    Businesses Acquired:
    Accounts Receivable.....................................   (40,922)    13,308     41,072
    Inventories.............................................   (52,686)   (22,878)    10,944
    Other Current Assets....................................    (1,375)   (13,812)     8,919
    Other Assets............................................    (1,456)    (1,215)      (703)
    Accounts Payable........................................    11,964    (57,091)    18,927
    Other Accrued Liabilities...............................   (12,871)   (10,730)   (32,291)
    Customer Advances.......................................     2,904      2,344     13,255
    Purchase Credit.........................................        --     (8,000)    (8,000)
    Other, Net..............................................       805     (3,586)    (3,290)
                                                              --------   --------   --------
    Net Cash Provided by Operating Activities...............     9,872     10,727     65,240
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Businesses, Net of Cash Acquired...........   (50,847)   (17,400)   (15,072)
  Capital Expenditures for Property, Plant and Equipment....   (34,813)   (38,102)   (19,046)
  Proceeds on Sale of Assets................................        --      6,023         --
                                                              --------   --------   --------
    Net Cash Used by Investing Activities...................   (85,660)   (49,479)   (34,118)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments on Debt, Net...................................   (22,778)    (6,990)   (54,225)
  Predecessor Stockholder's Investment......................   105,466     43,609     23,237
                                                              --------   --------   --------
    Net Cash Provided (Used) by Financing Activities........    82,688     36,619    (30,988)
                                                              --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     6,900     (2,133)       134
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............     1,303      8,203      6,070
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $  8,203   $  6,070   $  6,204
                                                              ========   ========   ========

    The accompanying notes are an integral part of these combined financial statements.

                                 GRANT PRIDECO

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                            ACCUMULATED
                                                                              FOREIGN
                                                                             CURRENCY         TOTAL
                                                 STOCKHOLDER'S   RETAINED   TRANSLATION   STOCKHOLDER'S
                                                  INVESTMENT     EARNINGS   ADJUSTMENT       EQUITY
                                                 -------------   --------   -----------   -------------
Balance at December 31, 1996...................    $150,168      $ 19,122    $ (5,070)      $164,220
  Total Comprehensive Income (Loss)............          --        61,514      (2,360)        59,154
  Stockholder's Contribution...................     109,348            --          --        109,348
                                                   --------      --------    --------       --------
Balance of December 31, 1997...................     259,516        80,636      (7,430)       332,722
  Total Comprehensive Income (Loss)............          --        65,720      (5,908)        59,812
  Stockholder's Contribution...................      51,928           749          --         52,677
                                                   --------      --------    --------       --------
Balance at December 31, 1998...................     311,444       147,105     (13,338)       445,211
  Total Comprehensive Loss.....................          --       (33,511)        (17)       (33,528)
  Stockholder's Contribution...................      42,173            --          --         42,173
                                                   --------      --------    --------       --------
Balance at December 31, 1999...................    $353,617      $113,594    $(13,355)      $453,856
                                                   ========      ========    ========       ========

    The accompanying notes are an integral part of these combined financial statements.

                                 GRANT PRIDECO

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. WEATHERFORD INTERNATIONAL INC.'S PROPOSED SPINOFF OF ITS DRILLING PRODUCTS DIVISION

     On October 22, 1999, the Board of Directors of Weatherford International, Inc. ("Weatherford" or "Stockholder") authorized the spinoff of its drilling products businesses (the "Company" or "Grant Prideco") to its shareholders as an independent, publicly-traded company (the "Distribution"). The drilling products businesses will be transferred to Grant Prideco, Inc. from Weatherford. The Distribution is subject to the effectiveness of a tax ruling by the Internal Revenue Service that would allow it to be tax-free to shareholders subject to U.S. Federal income taxes and appropriate stock market conditions. Immediately following the Distribution, Weatherford will no longer have an equity investment in Grant Prideco, however, Grant Prideco will have a $100.0 million unsecured subordinated note to Weatherford due no later than March 31, 2002 and a $30 million drill stem credit obligation to Weatherford. Weatherford will also remain liable on certain existing contingent liabilities relating to Grant Prideco which were not able to be released, terminated or replaced prior to the Distribution date ("unreleased contingent liabilities"). Grant Prideco will fully indemnify Weatherford for any payments made under the unreleased contingent liabilities.

  Basis of Presentation

     The combined financial statements reflect the results of operations of Weatherford's drilling products businesses that will be transferred to Grant Prideco, Inc. from Weatherford. The combined financial statements have been prepared using the historical bases in the assets and liabilities and historical results of operations related to Grant Prideco, except as noted herein. The combined financial statements include allocations ("carve-outs") of general and administrative corporate overhead costs of Weatherford to Grant Prideco and direct costs of services provided by Weatherford for the benefit of Grant Prideco (See Note 15). Management believes such allocations are reasonable; however, the costs of these services charged to Grant Prideco are not necessarily indicative of the costs that would have been incurred if Grant Prideco had performed these functions as a stand-alone entity. Subsequent to the Distribution, Grant Prideco will perform these functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public corporation.

     The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in stockholder's equity and cash flows of Grant Prideco in the future or what they would have been had it been a separate, stand-alone entity during the periods presented. The combined financial statements included herein do not reflect any changes that may occur in the financing of Grant Prideco as a result of the Distribution.

  Nature of Operations

     The Company manufactures and supplies drill pipe and drilling tools, premium connectors and associated high grade tubular and marine connectors used in the exploration and production of oil and natural gas.

  Principles of Combination

     Intercompany transactions and balances between Grant Prideco's businesses have been eliminated. The Company accounts for its 50% or less-owned affiliates using the equity method. The minority's interest in H-Tech (46%) is included in the balance sheets and statements of operations.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                                 GRANT PRIDECO
liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories are valued using the first-in, first-out ("FIFO") method and are stated at the lower of cost or market.

  Property, Plant and Equipment

     Property, plant and equipment is carried at cost. Maintenance and repairs are expensed as incurred. The costs of renewals, replacements and betterments are capitalized. Depreciation on fixed assets is computed using the straight-line method over the estimated useful lives for the respective categories. The Company evaluates potential impairment of property, plant and equipment and other long-lived assets on an ongoing basis and reduces the carrying value whenever events or circumstances effecting the carrying amounts indicate that amounts may not be fully recoverable. The useful lives of the major classes of property, plant and equipment are as follows:

                                                              LIFE
                                                          ------------
Machinery and equipment................................   3 - 20 years
Buildings and other property...........................   5 - 40 years

  Intangible Assets and Amortization

     The Company's intangible assets are comprised primarily of goodwill and identifiable intangible assets, principally patents and technology licenses. The Company periodically evaluates goodwill and other intangible assets, net of accumulated amortization, for impairment based on the undiscounted cash flows associated with the asset compared to the carrying amount of that asset. Management believes that there have been no events or circumstances which warrant revision to the remaining useful life or which affect the recoverability of any intangible assets. Goodwill is being amortized on a straight-line basis over the lesser of the estimated useful life or 40 years. Other identifiable intangible assets, included as a component of other assets, are amortized on a straight-line basis over the years expected to be benefited, ranging from 5 to 15 years.

     Amortization expense for goodwill and other intangible assets was approximately $3.4 million, $5.8 million and $6.1 million for the years ended December 31, 1997, 1998, and 1999, respectively. Accumulated amortization for goodwill at December 31, 1998 and 1999 was $7.1 million and $11.7 million, respectively.

  Foreign Currency Translation

     The functional currency for most of the Company's international operations is the applicable local currency. Results of operations for foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated into U.S. dollars using the exchange rates in effect at the balance sheet date, and the resulting translation adjustments are included in stockholder's equity. Currency transaction gains and losses are reflected in income for the period.

  Foreign Exchange Contracts

     The Company enters into foreign exchange contracts only as a hedge against existing economic exposures, and not for speculative or trading purposes. These contracts reduce exposure to currency

                                 GRANT PRIDECO
movements affecting specific existing assets and liabilities denominated in foreign currencies. The future value of these contracts and related currency positions are subject to offsetting market risks resulting from foreign currency exchange rate volatility. The counterparties to the Company's foreign exchange contracts are creditworthy multinational commercial banks. Management believes that the risk of counterparty nonperformance is immaterial. At December 31, 1999, Weatherford had a contract maturing on January 31, 2000 to purchase Austrian schillings equivalent to $23.9 million. Gains and losses on the change in market value of the contract are recognized currently in earnings. Although we are exposed to exchange rate fluctuations in the Austrian schilling subsequent to January 31, 2000, we are reviewing longer-term hedge arrangements to mitigate this risk.

  Accounting for Income Taxes

     The accompanying financial statements have been prepared under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes assuming Grant Prideco was a separate entity. Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     In connection with the Distribution, Grant Prideco and Weatherford will enter into a tax allocation agreement (the "Tax Allocation Agreement"). Under the terms of the Tax Allocation Agreement, Grant Prideco, will be responsible for all taxes and associated liabilities relating to the historical businesses of Grant Prideco. The Tax Allocation Agreement will also provide that any tax liabilities associated with the spinoff shall be assumed and paid by Grant Prideco subject to certain exceptions relating to changes in control of Weatherford. The Tax Allocation Agreement will further provide that in the event there is a tax liability associated with the historical operations of the Company that is offset by a tax benefit of Weatherford, Weatherford will apply the tax benefit against such tax liability and will be reimbursed for the value of such tax benefit when and as Weatherford would have been able to otherwise utilize that tax benefit for its own businesses. Also, the Tax Allocation Agreement will provide that Weatherford will have the future benefit of any tax losses incurred by Grant Prideco prior, as a part of a consolidated return with Weatherford, to the spinoff, and Grant Prideco will be required to pay Weatherford an amount of cash equal to any such benefit utilized by Grant Prideco or which expires unused by Grant Prideco to the extent those benefits are not utilized by Weatherford.

     As Weatherford manages its tax position on a consolidated basis, which takes into account the results of all of its businesses, the Company's effective tax rate in the future could vary from its historical effective rates. Grant Prideco's future effective tax rate will largely depend on its structure and tax strategies as a separate, independent company.

  Revenue Recognition

     The Company recognizes revenue as products are shipped or accepted by the customer. Customer advances or deposits are deferred and recognized as revenue when the Company has met all of its performance obligations related to the sale.

  Pro Forma Earnings Per Share

     Pro forma earnings per share has been calculated using Grant Prideco's pro forma basic and diluted weighted average shares outstanding for each of the periods presented. Grant Prideco's pro forma basic weighted average shares have been calculated by adjusting Weatherford's historical basic weighted average shares outstanding for the applicable period to reflect the number of Grant Prideco shares that would have been outstanding at the time assuming the distribution of one share of Grant Prideco common stock for each share of Weatherford common stock. Grant Prideco's pro forma diluted weighted average shares reflect an estimate of the potential dilutive effect of common stock equivalents. Such estimate is calculated

                                 GRANT PRIDECO
based on Weatherford's dilutive effect of stock options and restricted stock. The effect of stock options and restricted stock is not included in the diluted computation for periods in which a loss occurs because to do so would have been anti-dilutive.

  Recent Accounting Requirements

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 has been amended by SFAS No. 137, which delays the effective date to fiscal years beginning after June 15, 2000. We are currently evaluating the impact of SFAS No. 133 on the Company's combined financial statements.

2. INVENTORIES

     Inventories by category are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Raw materials, components and supplies......................  $126,559   $ 93,980
Work in process.............................................    17,060     15,720
Finished goods..............................................    42,648     64,204
                                                              --------   --------
                                                              $186,267   $173,904
                                                              ========   ========

     Work in process and finished goods inventories include the cost of materials, labor and plant overhead.

3. ACQUISITIONS

     On October 27, 1999, the Company acquired an additional 27% interest in H-Tech, an Indonesia-based drill pipe manufacturer with facilities located on Batam Island, for $6.0 million in cash. The Company previously held a 27% interest in H-Tech and with this purchase owns a controlling 54% interest in H-Tech. The results of operations of H-Tech have been consolidated in our results of operations from November 1, 1999. Prior to November 1, 1999, our investment in H-Tech was accounted for under the equity method. The results of operations of H-Tech prior to November 1, 1999 were not material to the Company's results of operations; therefore, pro forma financial information is not presented.

     On October 1, 1999, the Company acquired Drill Pipe Industries, Inc., a manufacturer of drill stem products, for $1.4 million in cash and a $1.4 million non-interest bearing note which was repaid in January 2000.

     On August 25, 1999, the Company acquired Louisiana-based Petro-Drive, Inc., for 0.3 million shares of Weatherford common stock and assumed debt of approximately $3.5 million. Petro-Drive's offerings include conductors, connections and installation services and equipment. If any of the former Petro-Drive shareholders sell any shares of Weatherford common stock and the corresponding shares of Grant Prideco common stock between August 2000 and August 2001 at a combined price of less than $36.50, the Company will be obligated to pay cash to these persons equal to the amount of such deficit. In January 2000, we exercised our option to acquire the facility leased by Petro-Drive for approximately $1.6 million.

     On July 23, 1999, the Company acquired a 50.01% interest in the Voest-Alpine Stahlrohr Kindberg GmbH & Co. KG ("VA") for approximately $32.6 million, of which approximately $8.0 million was paid in cash and the remainder is to be paid over a period of up to 7.5 years. VA produces high quality

                                 GRANT PRIDECO
seamless tubulars in Austria. The Company's investment in Voest-Alpine is reported on the equity method of accounting.

     On July 7, 1999, the Company acquired Texas Pup, Inc., a manufacturer of premium and API pup joints (odd-sized tubular products) and utility boring drill pipe, for 0.1 million shares of common stock of Weatherford and assumed debt of approximately $1.7 million.

     On May 31, 1999, the Company acquired Texas Pipe Works, Inc., a manufacturer of API couplings, for approximately $1.7 million in cash and 50,000 shares of Weatherford common stock.

     On May 31, 1999, the Company acquired InterOffshore Services, Pte., a manufacturer of drilling tool accessories, for approximately $2.1 million in cash.

     In December 1998, the Company acquired from an affiliate of Tubos de Acero de Mexico, S.A. ("TAMSA") 93% of the outstanding shares of T.F. de Mexico, which owned the manufacturing facility in Veracruz, Mexico that the Company was operating under a capital lease arrangement. The total consideration given was $59.0 million comprised of $48.5 million in debt (which was repaid in March
1999), cash of $1.5 million and a $9.0 million license to the international rights of the Company's Atlas Bradford thread line. The Company sold the international rights, excluding Canada, to its Atlas Bradford tubular connection line to TAMSA through a license arrangement that resulted in a sale of all of the Company's rights which became effective upon the closing of this transaction. The Company retained no obligations with respect to the development, maintenance or improvement of the Atlas Bradford connection line for carbon grade tubular for the international market and TAMSA has no obligation to give any additional consideration for this license. Any future support by Grant Prideco is provided on a fee basis. The rights sold through this license arrangement had a fair value of $9.0 million. As a result, in December 1998 the Company recorded $9.0 million in revenues to recognize the sale of the international rights to the Atlas Bradford connection line.

     On February 12, 1998, the Company acquired Drill Tube International, Inc., a manufacturer of drill pipe and other drill stem products, for $29 million. The consideration paid in the acquisition consisted of $9 million in cash and a contractual purchase credit obligation to manufacture and deliver products to the seller over a two year period. Under the Company's contract with the Sellers, the Company was required to provide product to the Sellers at a notional price of $16 million. The fair value of the products to be delivered to the Sellers was $20 million. Accordingly, a liability of $20 million was recorded as of the date of the acquisition. As products are delivered under this commitment the liability is reduced. As of December 31, 1999 and 1998, the contractual purchase credit balance was $0 and $8 million, respectively.

     On August 25, 1997, the Company acquired XLS Holding, Inc. ("XL"), a provider of premium connections for conductors, risers and other offshore structure components. The acquisition was accounted for as a pooling of interests and the consideration paid consisted of approximately 0.9 million shares of Weatherford common stock. The accompanying financial statements include the results of XL for all periods presented.

                                 GRANT PRIDECO

     The separate results of Grant Prideco, XL and the combined company were as follows:

                                                               JANUARY 1 TO
                                                                AUGUST 25,
                                                                   1997
                                                              ---------------
                                                              (IN THOUSANDS)
Revenues:
  Grant Prideco.............................................     $376,030
  XL........................................................       18,306
                                                                 --------
  Combined..................................................     $394,336
                                                                 ========
Net Income (Loss):
  Grant Prideco.............................................     $ 40,924
  XL........................................................       (5,514)
                                                                 --------
  Combined..................................................     $ 35,410
                                                                 ========

     On July 23, 1997, the Company acquired Rotary Drilling Tools, a manufacturer of drill collars and accessories, for $3.3 million in cash.

     On July 18, 1997, the Company acquired Coastal Tubular Inc., a manufacturer of API threads and thread connections, for approximately $3.3 million in cash.

     On April 14, 1997, the Company acquired TA Industries, Inc. ("TA") for approximately $44.1 million in cash and $19.7 million of assumed debt. TA designs, manufactures and markets premium and API couplings and accessories under the brand names Texas Arai and Tube-Alloy.

     The acquisitions discussed above, with the exception of XL, were accounted for using the purchase method of accounting. The results of operations of all acquisitions, excluding XL, are included in the Combined Statements of Operations from their respective dates of acquisition. The 1997, 1998 and 1999 acquisitions are not material to the Company individually or in the aggregate for each applicable year.

4. SHORT-TERM BORROWINGS

     In connection with the October 1, 1999 acquisition of Drill Pipe Industries, Inc., the Company issued a non-interest bearing note payable of $1.4 million due in January 2000. This note was subsequently paid in January 2000.

     The Company has an uncommitted credit facility which provides for short-term loans for periods up to 12 months. At December 31, 1999, the Company had an outstanding balance of $3.9 million under the facility. The average interest rate for borrowings under the facility was 3.50% per annum at December 31, 1999. The Company also has $0.3 million of short-term notes payable with interest rates ranging up to 8.6%.

     The Company, through Weatherford, also has various credit facilities available only for stand-by letters of credit and bid and performance bonds, pursuant to which funds are available to the Company to secure performance obligations. The Company had a total of $3.7 million of such letters of credit and bid and performance bonds outstanding as of December 31, 1999.

     In December 1998, the Company acquired 93% of the stock of the company that owned the Veracruz, Mexico facility. As part of the consideration for the acquisition the Company issued a note payable of $48.5 million due in March of 1999 with an effective interest rate of 7.0%. This note was subsequently paid in March 1999.

                                 GRANT PRIDECO

5. LONG-TERM DEBT

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
Long-term loan, interest at prime less .025%, due March
  2001......................................................  $ 6,750   $ 3,750
Long-term loan, interest at 6 month EURIBOR, due 2002.......       --     8,757
Long-term loan, interest at 6 month EURIBOR, due 2007.......       --    14,595
Capital lease obligations under various agreements..........    5,114     4,459
Other.......................................................    1,832     1,825
                                                              -------   -------
                                                               13,696    33,386
Less: amounts due in one year...............................    4,431     9,110
                                                              -------   -------
                                                              $ 9,265   $24,276
                                                              =======   =======

     The following is a summary of scheduled long-term debt maturities by year (in thousands):

2000.......................................................  $ 9,110
2001.......................................................    6,664
2002.......................................................    5,924
2003.......................................................    2,884
2004.......................................................    3,225
Thereafter.................................................    5,579
                                                             -------
                                                             $33,386
                                                             =======

     In connection with the July 1999 acquisition of a 50.01% interest in VA, the Company incurred debt in the amount of $24.6 million (the "VA Debt"). The VA Debt bears interest at a rate equal to the six month EURIBOR rate. Principal of $9.2 million is payable over three years in six equal installments beginning in January 2000 and in each July and January thereafter until July 2002. The remaining principal balance of $15.4 million shall be paid over a 7.5 year period out of the annual dividend payable to the Company as a shareholder in VA. If the total principal balance has not been repaid by the fifth anniversary of the closing date of the acquisition, the remaining unpaid principal shall be paid in five equal semi-annual installments beginning on December 1, 2004. Interest on the VA Debt is payable every six months beginning January 2000. The interest rate as of December 31, 1999 was 3.52% per annum.

     The Company is expected to have a capital structure different from the capital structure in the combined financial statements and accordingly, interest expense is not necessarily indicative of the interest expense that the Company would have incurred as a separate, independent company or will incur in future periods.

  Capital Lease

     In 1997, the Company effected a major expansion of its Veracruz, Mexico tool joint manufacturing facility. As a result of this expansion, the Company recorded a capital lease obligation of approximately $16.3 million. In December 1998, this Veracruz facility was purchased through the acquisition of 93% of the outstanding shares of the company that owned the Veracruz, Mexico facility, which extinguished the capital lease.

                                 GRANT PRIDECO

6. SUBORDINATED NOTE TO WEATHERFORD

     In connection with the Distribution, the Company will issue an unsecured subordinated note in the amount of $100.0 million. The Weatherford note will bear interest at an annual rate of 10%. Interest payments will be due quarterly, and principal and all unpaid interest will be due no later than March 31, 2002. If the Company completes a debt or equity financing (whether public or private, but excluding working capital borrowings under the credit facility and any equity issued in connection with a business combination) while the Weatherford note is outstanding, the Company generally will be required to use a portion of the net proceeds of that financing to repay any amount outstanding under the Weatherford note as of the time the Company completes that financing. The Weatherford note will be subordinated to the credit facility. The Company expects to refinance the Weatherford note as soon as practicable when market conditions permit.

     Weatherford interest expense shown in the combined financial statements reflects the interest expense associated with the $100.0 million indebtedness for each period presented based on Weatherford's average long-term debt rates for the applicable periods. As of December 31, 1999, the effective interest rate was 7.25%. It is not practical to estimate the fair market value of the subordinated note payable to Weatherford as borrowing rates available to the Company have not been determined.

7. STOCKHOLDER'S EQUITY

     Changes in stockholder's equity represent net income and comprehensive net income of the Company plus net transfers between the Company and Weatherford.

8. OTHER CHARGES

     Drill pipe and other products are manufactured for the Company by Oil Country Tubular Limited ("OCTL") in India under a long-term exclusive manufacturing arrangement. Although the Company has sought to minimize the risks of this operation through a manufacturing agreement rather than owning a local manufacturing operation, it has provided OCTL with a substantial amount of raw materials, inventory and working capital for the products OCTL manufactures for the Company. The Company's business in India through its relationship with OCTL has been adversely affected by the downturn of the economies in the eastern hemisphere and is subject to various political and economic risks as well as financial and operational risks with respect to OCTL.

     As of December 31, 1999, OCTL owed us approximately $25.1 million for prior advances made by the Company to it and the Company had assets in India with a book value of approximately $1.7 million. In 1999, the Company substantially curtailed our purchases from OCTL, and in December of 1999, the Company decided to terminate our existing manufacturing relationship with OCTL and seek an alternative arrangement for the recovery of our prior advances. The Company is currently discussing with OCTL a restructuring of our relationship that would allow OCTL to repay our prior advances in cash, equity in OCTL or product from OCTL.

     The decision to terminate the Company's existing arrangement with OCTL and seek an alternative structure resulted in our writing off a $7.8 million product deposit previously paid to OCTL and approximately $1.7 million in property and equipment currently located at the OCTL facility. The write off was due to the anticipated inability to utilize the deposit and recover the equipment following the termination of the arrangement. The Company's remaining exposure in India is approximately $17.6 million consisting of unpaid receivables and advances made to assist OCTL in its working capital needs as part of the Company's manufacturing arrangement with it. Based on financial information of OCTL known to the Company and the Company's general knowledge of the business and assets of OCTL, OCTL would appear to have a sufficient asset and equity value to allow for a restructuring of its

                                 GRANT PRIDECO

$17.6 million in debt to us through a combination of cash, equity or product. There is, however, uncertainty as to how much, if any, of the amounts owed to us by OCTL will ultimately be collected. Accordingly, there can be no assurance that the Company will be able to fully realize on the amounts owed to the Company by OCTL or that additional charges relating to India will not be required in the near term as the negotiation and collection process continues. The $17.6 million in unpaid receivables and advances owed to us is classified as "Other Assets" in the accompanying Combined Balance Sheet as of December 31, 1999.

     In 1998, the Company's drill stem segment incurred $35.0 million in charges relating to the reorganization and rationalization of Grant Prideco's businesses in light of declining industry conditions and the merger between EVI, Inc. ("EVI") and Weatherford Enterra, Inc. ("WII"). Of these charges, $7.0 million was incurred in the second quarter of 1998 in accordance with the Company's formalized plan, and reflected costs associated with the merger between EVI and WII and the effects of the beginning of a downturn in the industry. Following a further deterioration in the markets which the Company serves, an additional $28.0 million charge was incurred in the fourth quarter of 1998. These charges reflected additional reductions in operations and an attempt to align the cost structure of the Company with its then current demand. All such costs had been fully expended as of December 31, 1998, accordingly no accruals remained on the Combined Balance Sheet as of December 31, 1998. No adjustments to the initial estimates were required. The net after-tax effect of these charges was $22.8 million.

                                            SECOND    FOURTH
                                            QUARTER   QUARTER                  REMAINING
                                             1998      1998     UTILIZED      BALANCES AT
                                            CHARGE    CHARGE    IN 1998    DECEMBER 31, 1998
                                            -------   -------   --------   -----------------
                                                             (IN THOUSANDS)
Facility Closures and Exit Costs(1)......   $4,250    $   850   $ 5,100         $    --
Severance and Related Costs(2)...........      200         --       200              --
Inventory Write-off(3)...................    2,500     26,000    28,500              --
Asset Write-down(4)......................       --      1,150     1,150              --
                                            ------    -------   -------         -------
          Total..........................   $6,950    $28,000   $34,950         $    --
                                            ======    =======   =======         =======

---------------

(1) The facility and exit costs were $5.1 million, all of which have been expended by December 31, 1998. The $4.3 million of costs accrued in the second quarter related primarily to the elimination of duplicative manufacturing facilities as a result of the reorganization and rationalization of the Company's businesses following the merger of EVI and WII and the downturn in the industry. In the fourth quarter an additional $0.8 million was accrued to further align the Company's costs in response to the significant decline in market conditions. The costs related primarily to the (i) closure of the Channelview, Texas facility, (ii) closure of the sales location in the U.K. and a Houston, Texas administrative location and
    (iii) exit costs for certain operations at the Edmonton, Canada, Pearland, Texas and Bryan, Texas facilities. The Pearland, Texas facility was a location of WII prior to the merger. The Bryan, Texas, the Channelview, Texas and the Edmonton, Canada manufacturing facilities, the U.K. sales location and the Houston, Texas administrative location were EVI locations prior to the merger.

(2) The severance and related costs included in the Company's second quarter charge were $0.2 million for approximately 60 employees specifically identified, with terminations completed in the second half of 1998.

(3) The inventory write-off of $28.5 million was reported as cost of sales. The second quarter inventory write-off of $2.5 million resulted from the elimination of certain products at the time of the merger

                                 GRANT PRIDECO
    between EVI and WII and due to the declining industry conditions. The fourth quarter inventory write-off of $26.0 million related to the significant decline in market conditions.

(4) The write-down of assets was $1.2 million in the fourth quarter of 1998. The charge relates to the write-down of equipment as a result of the rationalization of product lines and the specific identification of assets held for sale. The identified equipment had a net book value of $0.6 million as of December 31, 1998. The effect of suspending depreciation is $0.2 million annually. The equipment was originally projected to be sold in 1999, but because of market conditions the Company has not been able to dispose of the equipment to date. The Company currently expects to dispose of these assets in 2000.

9. SUPPLEMENTAL CASH FLOW INFORMATION

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1999, $3.7 million of cash was restricted.

     Cash paid for interest and income taxes (net of refunds) was as follows (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1997     1998     1999
                                                             ------   ------   ------
Interest paid..............................................  $5,349   $4,768   $4,565
Income taxes paid, net of refunds..........................     474    1,779    2,294

     For the year ended December 31, 1997, there were noncash investing activities of $28.3 million relating to capital leases (See Note 5).

     The following summarizes investing activities relating to acquisitions (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
Fair value of assets, net of cash acquired...........  $ 63,213   $ 12,133   $ 46,539
Goodwill.............................................  56,198..     58,644     29,073
Total liabilities....................................   (68,564)   (53,377)   (42,892)
Weatherford common stock issued......................        --         --    (17,648)
                                                       --------   --------   --------
Cash consideration, net of cash acquired.............  $ 50,847   $ 17,400   $ 15,072
                                                       ========   ========   ========

10. STOCK-BASED COMPENSATION

  Stock Option Plans

     Various employees of the Company were granted stock options under Weatherford's 1998 Employee Stock Option Plan (the "1998 Plan"). The total number of options granted to the Grant Prideco employees under the 1998 Plan was 951,000 at December 31, 1999. Under the terms of the 1998 Plan, the options granted to the Grant Prideco employees are to be converted into options to solely acquire Grant Prideco's common stock (the "Grant Prideco Common Stock"). As a result, the Company has adopted the Grant Prideco Employee Stock Option Plan under which options would be granted to the employees of Grant Prideco in substitution of the Weatherford options granted under the 1998 Plan. Under the terms of the 1998 Plan, the options to be granted to the Grant Prideco employees will be determined based on the relative market price of Grant Prideco Common Stock to the stock of Weatherford prior to the Distribution. The exercise price for the options to be granted to the Grant Prideco employees will be the historical option price multiplied by a percentage equal to the percentage that the value of the Grant Prideco Common Stock represents to the value of the Weatherford stock prior to the spinoff. The number of shares that will be subject to the options will also be adjusted so that each option holder will be entitled

                                 GRANT PRIDECO
to purchase a number of shares of Grant Prideco Common Stock having the same aggregate exercise price of the prior 1998 Plan options held by the option holder.

     Employees, as well as the directors of Weatherford, also hold various options to purchase shares of Weatherford that were granted prior to September 1998. It is anticipated that these options will be divided into options to purchase Weatherford common stock and Grant Prideco Common Stock, with the exercise price allocated between the Weatherford common stock and the Grant Prideco Common Stock based on the relative market value of the shares following the spinoff. All other terms will remain the same. In connection with the Distribution, the Company will agree to issue to the holders of those options the number of shares of Grant Prideco Common Stock issuable upon the exercise of those options. Similarly, Weatherford will agree to issue to the employees of Grant Prideco who hold options to purchase Weatherford common stock the number of shares of Weatherford common stock subject to the options held by those employees. At December 31, 1999, there were 1,353,323 options granted under these various plans. The Company cannot currently determine the number of shares its common stock that will be subject to substitute awards after the Distribution.

  Executive Deferred Compensation Plan

     Weatherford and the Company each have maintained an Executive Deferred Compensation Stock Ownership Plan ("EDC Plan"). Prior to the Distribution, participants in the EDC Plan had a right to receive shares of Weatherford common stock upon termination of their employment based on the deferred amounts placed in an account for them. Under the EDC Plan, in the event of a dividend or special distribution to the shareholders of Weatherford, the accounts of the employees are to represent a right to receive the consideration provided through the spinoff or dividend. As a result, upon the spinoff, participants in the EDC Plan will be entitled to receive shares of both Weatherford common stock and Grant Prideco Common Stock in respect of amounts deferred by the participants prior to the Distribution. Participants will only be entitled to receive shares in respect of amounts deferred subsequent to the Distribution of Weatherford or the Company, depending upon which company they are employed with.

     In order to satisfy the obligations of Weatherford and Grant Prideco under the EDC Plan, Weatherford and Grant Prideco have established a Grantor Trust to fund the benefits under the EDC Plan. The funds provided to the trust are invested by a trustee independent of Weatherford and Grant Prideco primarily in shares of common stock of Weatherford, which is purchased by the trustee in the open market. The trustee of the EDC Plan will agree to waive the trust's receipt of any shares of Grant Prideco common stock to be issued to the trust in respect of the shares of Weatherford common stock held by the trust in consideration of the Company's agreement to issue directly to the participants in the EDC Plan any shares of Grant Prideco common stock that may be required to be issued to them upon distribution of amounts under the plan. Shares of stock are held by the trustee as part of the Trust to satisfy the obligations of Weatherford and Grant Prideco to the employees of Weatherford and Grant Prideco. A separate trust will be established by Grant Prideco following the Distribution in which only shares of the Company will be purchased for satisfaction of future obligations under a new Executive Deferred Compensation Stock Ownership Plan to be adopted by Grant Prideco. The assets of these trusts are available to satisfy the claims of all general creditors of Weatherford and Grant Prideco in the event of a bankruptcy or insolvency.

11. RETIREMENT AND EMPLOYEE BENEFIT PLANS

     Weatherford has defined contribution plans covering certain of the Company's employees. The Company's expenses related to these plans totaled $0.8 million, $0.6 million and $0.7 million in 1997, 1998 and 1999, respectively. Grant Prideco plans to adopt similar plans.

                                 GRANT PRIDECO

12. INCOME TAXES

     The domestic and foreign components of earnings (loss) before income taxes consist of the following:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Domestic.............................................  $ 66,021   $ 93,767   $(40,690)
Foreign..............................................    36,043     11,801     (3,805)
                                                       --------   --------   --------
          Total earnings (loss) before income
            taxes....................................  $102,064   $105,568   $(44,495)
                                                       ========   ========   ========

     The components of the provision (benefit) for income taxes are as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          1997      1998       1999
                                                        --------   -------   --------
                                                               (IN THOUSANDS)
Current
  U.S. federal and state income taxes.................  $ 22,638   $37,249   $(14,030)
  Foreign.............................................     2,968     7,112     (6,700)
                                                        --------   -------   --------
                                                          25,606    44,361    (20,730)
                                                        --------   -------   --------
Deferred..............................................
  U.S. federal........................................     4,105    (1,170)     4,099
  Foreign.............................................    10,839    (3,343)     5,432
                                                        --------   -------   --------
                                                          14,944    (4,513)     9,531
                                                        --------   -------   --------
          Total income tax provision (benefit)........  $ 40,550   $39,848   $(11,199)
                                                        ========   =======   ========

     The following is a reconciliation of income taxes at the U.S. Federal income tax rate of 35% to the effective provision for income taxes reflected in the Combined Statements of Operations:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          1997      1998       1999
                                                        --------   -------   --------
                                                               (IN THOUSANDS)
Provision for income taxes at statutory rates.........  $ 35,721   $36,949   $(15,573)
Effect of foreign income tax, net.....................     1,191      (361)        65
Foreign Sales Corporation benefit.....................      (308)     (308)        --
Foreign loss not benefited............................        --        --      1,014
Non-deductible expense................................     3,099     1,014      1,934
State and local income taxes net of U.S. Federal
  income tax benefit..................................       847     2,554      1,214
Other.................................................        --        --        147
                                                        --------   -------   --------
Provision (benefit) for income taxes..................  $ 40,550   $39,848   $(11,199)
                                                        ========   =======   ========

     Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions which the Company has operations.

     At December 31, 1999, the Company had net operating loss carryforwards ("NOL's") for tax purposes of approximately $7.7 million, which were not incurred as part of a consolidated return with Weatherford. These NOL's expire in the years 2007 through 2010. Under the terms of a tax allocation

                                 GRANT PRIDECO
agreement to be entered into between the Company and Weatherford, the Company will not have the future benefits of any prior tax losses, incurred as part of a consolidated return with Weatherford, associated with the Company's business that occur prior to the spinoff.

     Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related asset or liability for financial reporting. The components of the net deferred tax asset (liability) were as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Deferred tax assets:
  Domestic and foreign operating losses.....................   $  1,204      $  2,708
  Accrued liabilities and reserves..........................      9,537           407
  Inventory basis differences...............................        754            --
  Goodwill and other intangibles............................         --           573
                                                               --------      --------
          Total deferred tax asset..........................     11,495         3,688
                                                               --------      --------
Deferred tax liabilities:
  Property and equipment and other..........................    (31,403)      (44,533)
  Inventory basis differences...............................         --        (1,928)
  Goodwill..................................................     (2,376)           --
                                                               --------      --------
          Total deferred tax liability......................    (33,779)      (46,461)
                                                               --------      --------
  Net deferred tax liability................................   $(22,284)     $(42,773)
                                                               ========      ========

13. DISPUTES, LITIGATION AND CONTINGENCIES

  Litigation and Other Disputes

     The Company is aware of various disputes and potential claims and is a party in various litigation involving claims against the Company, some of which are covered by insurance. Based on facts currently known, the Company believes that the ultimate liability, if any, which may result from known claims, disputes and pending litigation, would not have a material adverse effect on the Company's combined financial position or its results of operations with or without consideration of insurance coverage.

  Insurance

     The Company is self-insured through participation in Weatherford's insurance policy for employee health insurance claims and is self-insured for workers' compensation claims for certain of its employees. The amounts in excess of the self-insured levels are fully insured. Self-insurance accruals are based on claims filed and an estimate for significant claims incurred but not reported. Although the Company believes that adequate reserves have been provided for expected liabilities arising from its self-insured obligations, it is reasonably possible that management's estimates of these liabilities will change over the near term as circumstances develop.

     Weatherford will remain liable on certain existing contingent liabilities relating to Grant Prideco's businesses which were not able to be released, terminated or replaced prior to the Distribution Date. Grant Prideco will also fully indemnify Weatherford for any payments made under the unreleased contingent liabilities.

                                 GRANT PRIDECO

14. COMMITMENTS

  Operating Leases

     The Company is committed under various noncancelable operating leases which primarily relate to office space and equipment. Total lease expense incurred under noncancelable operating leases was approximately $1.9 million, $3.8 million and $7.2 million for the years ended December 31, 1997, 1998 and 1999, respectively.

     Future minimum rental commitments under these noncancelable operating leases are as follows (in thousands):

2000......................................................   $ 3,389
2001......................................................     2,892
2002......................................................     2,702
2003......................................................     2,465
2004......................................................     2,405
Thereafter................................................    12,887
                                                             -------
                                                             $26,740
                                                             =======

  Other Commitments

     At the time of the December 1998 acquisition by the Company of 93% of T.F. de Mexico, the Company entered into a 30-year supply contract with TAMSA. Under the supply contract, TAMSA has been given the right to supply certain of the Company's operations as long as the prices are on a competitive basis. This supply agreement does not obligate the Company to make purchases from TAMSA for any location other than Mexico and India nor restrict the Company's right to make purchases without offering a right to purchase the materials from TAMSA to the extent those purchases are made from affiliates of the Company such as Voest-Alpine.

     As part of the arrangement to invest in Voest-Alpine Stahlrohr Kindberg GmbH & Co. KG, the Company entered into a four-year supply contract with Voest-Alpine. Under this agreement, the Company agreed to purchase a minimum of 45,000 metric tons of tubulars for the first twelve months of the agreement at a negotiated third party price that the Company believed to be attractive. The Company also agreed to purchase 60,000 metric tons per year for the next three years at the negotiated price.

     Grant Prideco maintains consignment purchase arrangements with various suppliers whereby suppliers' inventory is held on site at the Company's manufacturing facilities. Under the terms of these arrangements, the Company pays to the supplier an inventory stocking fee on the consignment inventory and has an obligation to purchase the inventory under certain circumstances. As of December 31, 1999, the Company had closed-ended purchase commitments maturing within the next six months of approximately $3.0 million and open-ended purchase commitments of approximately $22.1 million.

15. RELATED PARTY TRANSACTIONS

  Sales

     Weatherford purchases drill pipe and other related products from Grant Prideco. The amounts purchased by Weatherford for the years ended December 31, 1997, 1998 and 1999 were $7.7 million, $9.6 million and $28.6 million, respectively. Such sales represent Grant Prideco's cost. The sales to Weatherford have been eliminated from the accompanying combined financial statements.

                                 GRANT PRIDECO

  Weatherford Overhead Charges

     Weatherford overhead charges represent corporate overhead costs incurred by Weatherford in providing services to the Company based on the time devoted to Grant Prideco. These services include accounting, tax, treasury and risk management services. Such allocation is included in the accompanying Combined Statements of Operations as Weatherford Charges.

  Weatherford Direct Services

     Grant Prideco was allocated $3.5 million, $5.6 million and $5.6 million of costs related to Weatherford's information systems function for the years ended December 31, 1997, 1998 and 1999, respectively. Information systems allocation charges were allocated based on direct support provided, equipment usage and number of system users and are included in corporate general and administrative expense in the accompanying Combined Statements of Operations.

  Tax Allocation Agreement

     The Company and Weatherford intend to enter into a Tax Allocation Agreement in connection with the spinoff (see Note 1).

  Transition Services Agreement

     The Company intends to enter into a transition services agreement with Weatherford for a period of one year from the Distribution date. Under the agreement, Weatherford will provide certain services requested by the Company. The fee for these services will be based on a cost-plus 10% basis. The transition services to be provided under this agreement may include accounting, tax, finance and legal services, employee benefit services, information services, management information systems and may include any other similar services.

  Preferred Supplier Agreement

     The Company intends to enter into a preferred supplier agreement with Weatherford pursuant to which Weatherford will agree for at least a three-year period to purchase at least 70% of its requirements of drill stem products from Grant Prideco. The price for those products will be at a price not greater than that which the Company sells to its best similarly situated customers. Weatherford will be entitled to apply against its purchases a drill stem credit granted to it in the amount of $30 million, subject to a limitation of the application of the credit to no more than 20% of any purchase.

16. SEGMENT INFORMATION

  Business Segments

     The Company operates through two business segments: Drill Stem Products and Engineered Connections and Premium Tubulars. The drill stem products segment manufactures drill pipe, drill collars and heavyweight drill pipe and the engineered connections and premium tubulars segment manufactures premium production tubulars, liners, casing and connections for marine conductors and subsea structures. The Company's products are used in the exploration and production of oil and natural gas.

                                 GRANT PRIDECO

     Financial information by industry segment is summarized below (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
REVENUES FROM UNAFFILIATED CUSTOMERS:
  Drill Stem.........................................  $333,716   $410,840   $142,732
  Engineered Connections and Premium Tubulars........   296,305    235,614    143,638
                                                       --------   --------   --------
                                                       $630,021   $646,454   $286,370
                                                       ========   ========   ========
EBITDA, BEFORE OTHER CHARGES(a):
  Drill Stem(b)......................................  $105,604   $148,565   $ 16,639
  Engineered Connections and Premium Tubulars........    48,938     44,716      5,359
  Corporate..........................................   (12,055)   (14,274)   (15,044)
                                                       --------   --------   --------
                                                       $142,487   $179,007   $  6,954
                                                       ========   ========   ========
OTHER NONRECURRING CHARGES:
  Drill Stem(c)......................................  $     --   $ 34,950   $  9,454
                                                       ========   ========   ========
DEPRECIATION AND AMORTIZATION:
  Drill Stem.........................................  $ 13,685   $ 16,771   $ 15,119
  Engineered Connections and Premium Tubulars........    12,518     13,309     14,301
  Corporate..........................................       848      1,093      1,094
                                                       --------   --------   --------
                                                       $ 27,051   $ 31,173   $ 30,514
                                                       ========   ========   ========
EQUITY INCOME (LOSS) IN UNCONSOLIDATED AFFILIATES:
  Drill Stem.........................................  $     --   $    267   $   (419)
                                                       ========   ========   ========
OPERATING INCOME (LOSS):
  Drill Stem(c)......................................  $ 91,919   $ 96,844   $ (7,934)
  Engineered Connections and Premium Tubulars........    36,420     31,407     (8,942)
  Corporate..........................................   (12,903)   (15,367)   (16,138)
                                                       --------   --------   --------
                                                       $115,436   $112,884   $(33,014)
                                                       ========   ========   ========
CAPITAL EXPENDITURES FOR PROPERTY, PLANT AND
  EQUIPMENT:
  Drill Stem.........................................  $ 19,956   $ 16,670   $ 12,127
  Engineered Connections and Premium Tubulars........    14,468     20,698      6,716
  Corporate..........................................       389        734        203
                                                       --------   --------   --------
                                                       $ 34,813   $ 38,102   $ 19,046
                                                       ========   ========   ========
NON-CASH PORTION OF OTHER NONRECURRING CHARGES:
  Drill Stem.........................................  $     --   $ 30,500   $  9,454
                                                       ========   ========   ========

                                                                DECEMBER 31,
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
TOTAL ASSETS(d)
  Drill Stem.........................................  $374,923   $457,709   $437,281
  Engineered Connections and Premium Tubulars........   286,418    279,706    294,591
  Corporate..........................................     1,257        899      2,703
                                                       --------   --------   --------
                                                       $662,598   $738,314   $734,575
                                                       ========   ========   ========

                                 GRANT PRIDECO

---------------

(a) The Company evaluates performance and allocates resources based on EBITDA, which is calculated as operating income (loss) adding back depreciation and amortization, excluding the impact of the other charges discussed in notes
     (b) and (c) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(b) Includes inventory write-downs of $28.5 million for the year ended December 31, 1998, which have been classified as cost of sales in the accompanying Combined Statements of Operations.

(c) Includes a charge of $9.5 million relating to the decision to terminate our manufacturing arrangement in India for the year ended December 31, 1999. Includes $35.0 million of other charges relating to the reorganization and rationalization of our business in light of our industry conditions for the year ended December 31, 1998.

(d) Certain assets that are not directly attributable to a segment have been allocated to the segments primarily based upon revenues generated.

  Foreign Operations and Export Sales

     Financial information by geographic segment for each of the three years ended December 31, 1999 is summarized below. Revenues are attributable to countries based on the location of the entity selling products. Long-lived assets are long term assets excluding deferred tax assets.

                                              UNITED               LATIN
                                              STATES    CANADA    AMERICA    OTHER     TOTAL
                                             --------   -------   -------   -------   --------
                                                         (IN THOUSANDS)
1997
  Revenues.................................  $509,451   $45,080   $15,716   $59,774   $630,021
  Long-lived assets........................   228,754    19,713    44,399    18,487    311,353
1998
  Revenues.................................  $552,375   $31,925   $ 9,327   $52,827   $646,454
  Long-lived assets........................   276,374    18,399    76,559    16,686    388,018
1999
  Revenues.................................  $247,428   $15,610   $ 6,091   $17,241   $286,370
  Long-lived assets........................   331,813    17,663    83,269    27,085    459,830

  Major Customers and Credit Risk

     Substantially all of the Company's customers are engaged in the exploration and development of oil and gas reserves. The Company's drill pipe and related products are sold primarily to rig contractors, operators and rental companies. The Company's premium tubulars and connections are sold primarily to operators and distributors. This concentration of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of its trade receivables. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company's expectations. Foreign sales also present various risks, including risks of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair consideration. Most of the Company's foreign sales, however, are to large international companies or are secured by letter of credit or similar arrangements.

     In 1997, 1998 and 1999, there was no individual customer who accounted for 10% of combined revenues.

                                 GRANT PRIDECO

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following tabulation sets forth unaudited quarterly financial data for 1998 and 1999.

                                        1ST QTR.   2ND QTR.   3RD QTR.     4TH QTR.       TOTAL
                                        --------   --------   --------   -------------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998
  Revenues............................  $189,713   $172,002   $160,117     $124,622      $646,454
  Gross Profit........................    55,487     54,264(a)   47,893       8,776(a)    166,420
  Selling, General and
     Administrative(b)................    11,292     11,039     12,174       12,848        47,353
  Nonrecurring Charges................        --      4,450(a)       --       2,000(a)      6,450
  Operating Income (Loss).............    44,195     38,775(a)   35,742      (5,828)(a)   112,884
  Net Income (Loss)...................    25,496     23,832(a)   20,515      (4,123)(a)    65,720
  Pro Forma Earnings (Loss) Per
     Share(c)
     Basic............................      0.26       0.25       0.21        (0.04)         0.68
     Diluted..........................      0.26       0.24       0.21        (0.04)         0.67
1999
  Revenues............................  $ 81,303   $ 56,622   $ 58,851     $ 89,594      $286,370
  Gross Profit........................    11,359      7,284        456        5,002        24,101
  Nonrecurring Charges................        --         --         --        9,454(a)      9,454
  Selling, General and
     Administrative(b)................    11,512     11,208     12,140       12,382        47,242
  Operating (Loss)....................      (153)    (3,924)   (11,684)     (17,253)(a)   (33,014)
  Net (Loss)..........................    (2,230)    (4,727)   (10,443)     (16,111)(a)   (33,511)
  Pro Forma (Loss) Per Share(c)
     Basic............................     (0.02)     (0.05)     (0.10)       (0.15)        (0.33)
     Diluted..........................     (0.02)     (0.05)     (0.10)       (0.15)        (0.33)

---------------

(a) The Company incurred $9.5 million of pre-tax nonrecurring charges, $6.1 million net of tax, in the fourth quarter of 1999 relating to the decision to terminate our manufacturing arrangement in India. The Company incurred $7.0 million and $28.0 million of pre-tax nonrecurring charges in the second and fourth quarters of 1998, respectively. The effect of these charges, net of tax, in the second and fourth quarters was $4.5 million and $18.3 million, respectively. Of these charges, $2.5 million and $26.0 million related to the write-off of inventory in the second and fourth quarters, respectively, and have been classified as cost of sales in the accompanying Combined Statements of Operations.

(b) Includes Weatherford overhead charges of $250,000 in each of the quarters ended March 31, 1999 and June 30, 1999, $500,000 in each of the quarters ended September 30, 1999 and December 31, 1999 and $240,000 per quarter for the year ended December 31, 1998, respectively.

(c) Pro forma earnings per share has been calculated using Grant Prideco's pro forma basic and diluted weighted average shares outstanding for each of the periods presented. Grant Prideco's pro forma basic weighted average shares have been calculated by adjusting Weatherford's historical basic weighted average shares outstanding for the applicable period to reflect the number of Grant Prideco shares that would have been outstanding at the time assuming the distribution of one share of Grant Prideco common stock for each share of Weatherford common stock. Grant Prideco's pro forma diluted weighted average shares reflect an estimate of the potential dilutive effect of common stock equivalents. Such estimate is calculated based on Weatherford's dilutive effect of stock options and restricted stock. The effect of stock options and restricted stock is not included in the diluted weighted average shares computation for periods in which a loss occurs because to do so would have been anti-dilutive.

                                 GRANT PRIDECO

18. SUBSIDIARY GUARANTOR FINANCIAL INFORMATION

     The following condensed combining balance sheets as of December 31, 1998 and 1999, and the related condensed combining statements of operations and cash flows for each of the three years in the period ended December 31, 1999 are provided for the Company's domestic subsidiaries that we expect will be guarantors of debt securities issued by the Company in the future.

                       CONDENSED COMBINING BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                       NON-
                                             PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   COMBINED
                                            --------   ----------   ----------   ------------   --------
                                                 ASSETS

CURRENT ASSETS:
  Cash and Cash Equivalents...............  $     --    $  4,113     $  1,957     $      --     $  6,070
  Accounts Receivable, Net................        --      85,299       43,720            --      129,019
  Inventories.............................        --     149,302       36,965            --      186,267
  Current Deferred Tax Asset..............        --       9,157        1,628            --       10,785
  Other Current Assets....................        --      10,594        7,561            --       18,155
                                            --------    --------     --------     ---------     --------
                                                  --     258,465       91,831            --      350,296
                                            --------    --------     --------     ---------     --------
PROPERTY, PLANT AND EQUIPMENT.............        --     209,990       73,912            --      283,902
  Less: Accumulated Depreciation..........        --      63,037       11,871            --       74,908
                                            --------    --------     --------     ---------     --------
                                                  --     146,953       62,041            --      208,994
                                            --------    --------     --------     ---------     --------
GOODWILL, NET.............................        --     118,853       43,611            --      162,464
INVESTMENT IN AND ADVANCES TO
  SUBSIDIARIES............................   541,721          --           --      (541,721)          --
INVESTMENT IN UNCONSOLIDATED AFFILIATES...     6,848          --           --            --        6,848
OTHER ASSETS..............................        --       1,553        8,159            --        9,712
                                            --------    --------     --------     ---------     --------
                                            $548,569    $525,824     $205,642     $(541,721)    $738,314
                                            ========    ========     ========     =========     ========

                                  LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Short-Term Borrowings and Current
    Portion of Long-Term Debt Term Debt...  $     --    $  4,281     $ 48,600     $      --     $ 52,881
  Accounts Payable........................        --      37,821        3,556            --       41,377
  Current Deferred Tax Liability..........        --          --        8,231            --        8,231
  Customer Advances.......................        --       5,248           --            --        5,248
  Purchase Credit.........................        --       8,000           --            --        8,000
  Other Accrued Liabilities...............        --      16,998       11,533            --       28,531
                                            --------    --------     --------     ---------     --------
                                                  --      72,348       71,920            --      144,268
                                            --------    --------     --------     ---------     --------
SUBORDINATED NOTE TO WEATHERFORD..........   100,000          --           --            --      100,000
LONG-TERM DEBT............................        --       9,187           78            --        9,265
DEFERRED INCOME TAXES.....................        --      24,147          691            --       24,838
OTHER LONG-TERM LIABILITIES...............     3,358       6,351        5,023            --       14,732
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY......................   445,211     413,791      127,930      (541,721)     445,211
                                            --------    --------     --------     ---------     --------
                                            $548,569    $525,824     $205,642     $(541,721)    $738,314
                                            ========    ========     ========     =========     ========

                                 GRANT PRIDECO

                       CONDENSED COMBINING BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                        NON-
                                              PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   COMBINED
                                             --------   ----------   ----------   ------------   --------
                                                 ASSETS

CURRENT ASSETS:
  Cash and Cash Equivalents................  $     --    $  4,998     $  1,206     $      --     $  6,204
  Restricted Cash..........................        --          --        3,658            --        3,658
  Accounts Receivable, Net.................        --      63,500       14,150            --       77,650
  Inventories..............................        --     140,257       33,647            --      173,904
  Current Deferred Tax Asset...............        --       5,258          939            --        6,197
  Other Current Assets.....................        --       2,671        1,754            --        4,425
                                             --------    --------     --------     ---------     --------
                                                   --     216,684       55,354            --      272,038
                                             --------    --------     --------     ---------     --------
PROPERTY PLANT AND EQUIPMENT...............        --     225,208       80,407            --      305,615
  Less: Accumulated Depreciation...........        --      82,013       16,893            --       98,906
                                             --------    --------     --------     ---------     --------
                                                   --     143,195       63,514            --      206,709
                                             --------    --------     --------     ---------     --------
GOODWILL, NET..............................        --     122,738       65,027            --      187,765
INVESTMENT IN AND ADVANCES TO
  SUBSIDIARIES.............................   540,107          --        3,892      (543,999)          --
INVESTMENT IN UNCONSOLIDATED AFFILIATES....    37,453          --           --            --       37,453
OTHER ASSETS...............................        --      12,413       18,197            --       30,610
                                             --------    --------     --------     ---------     --------
                                             $577,560    $495,030     $205,984     $(543,999)    $734,575
                                             ========    ========     ========     =========     ========

                                  LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Short-Term Borrowings and Current Portion
     of Long-Term Debt.....................  $  2,919    $  7,899     $  3,892     $      --     $ 14,710
  Accounts Payable.........................        --      42,107        5,352            --       47,459
  Current Deferred Tax Liability...........        --         717        6,427            --        7,144
  Customer Advances........................        --      18,503           --            --       18,503
  Other Accrued Liabilities................       352      16,383        2,850            --       19,585
                                             --------    --------     --------     ---------     --------
                                                3,271      85,609       18,521            --      107,401
                                             --------    --------     --------     ---------     --------
SUBORDINATED NOTE TO WEATHERFORD...........   100,000          --           --            --      100,000
LONG-TERM DEBT.............................    20,433       3,843           --            --       24,276
DEFERRED INCOME TAXES......................        --      22,471       22,062            --       44,533
MINORITY INTEREST..........................        --          --          886            --          886
OTHER LONG-TERM LIABILITIES................        --       3,622            1            --        3,623
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY.......................   453,856     379,485      164,514      (543,999)     453,856
                                             --------    --------     --------     ---------     --------
                                             $577,560    $495,030     $205,984     $(543,999)    $734,575
                                             ========    ========     ========     =========     ========

                                 GRANT PRIDECO

                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                    NON-
                                          PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   COMBINED
                                          -------   ----------   ----------   ------------   --------
REVENUES................................  $    --    $510,306     $119,715      $     --     $630,021
                                          -------    --------     --------      --------     --------
COSTS AND EXPENSES:
  Cost of Sales.........................       --     396,737       75,042            --      471,779
  Selling, General and Administrative...       --      34,263        7,623            --       41,886
  Weatherford Charges...................      920          --           --            --          920
                                          -------    --------     --------      --------     --------
                                              920     431,000       82,665            --      514,585
                                          -------    --------     --------      --------     --------
OPERATING INCOME (LOSS).................     (920)     79,306       37,050            --      115,436
                                          -------    --------     --------      --------     --------
OTHER INCOME (EXPENSE):
  Interest Expense......................       --      (3,066)      (2,660)           --       (5,726)
  Weatherford Interest Expense..........   (7,250)         --           --            --       (7,250)
  Equity in Subsidiaries, Net of
     Taxes..............................   66,824          --           --       (66,824)          --
  Other, Net............................       --        (102)        (294)           --         (396)
                                          -------    --------     --------      --------     --------
                                           59,574      (3,168)      (2,954)      (66,824)     (13,372)
                                          -------    --------     --------      --------     --------
INCOME (LOSS) BEFORE INCOME TAXES.......   58,654      76,138       34,096       (66,824)     102,064
INCOME TAX PROVISION (BENEFIT)..........   (2,860)     30,285       13,125            --       40,550
                                          -------    --------     --------      --------     --------
NET INCOME (LOSS).......................  $61,514    $ 45,853     $ 20,971      $(66,824)    $ 61,514
                                          =======    ========     ========      ========     ========

                                 GRANT PRIDECO

                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                    NON-
                                          PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   COMBINED
                                          -------   ----------   ----------   ------------   --------
REVENUES................................  $    --    $552,869     $93,585       $     --     $646,454
                                          -------    --------     -------       --------     --------
COSTS AND EXPENSES:
  Cost of Sales.........................       --     411,237      68,797             --      480,034
  Selling, General and Administrative...       --      38,782       7,611             --       46,393
  Equity Income in Unconsolidated
     Affiliates.........................     (267)         --          --             --         (267)
  Weatherford Charges...................      960          --          --             --          960
  Nonrecurring Charges..................       --       6,450          --             --        6,450
                                          -------    --------     -------       --------     --------
                                              693     456,469      76,408             --      533,570
                                          -------    --------     -------       --------     --------
OPERATING INCOME (LOSS).................     (693)     96,400      17,177             --      112,884
                                          -------    --------     -------       --------     --------
OTHER INCOME (EXPENSE):
Interest Expense........................       --      (2,795)     (1,963)            --       (4,758)
  Weatherford Interest Expense..........   (7,250)         --          --             --       (7,250)
  Equity in Subsidiaries, Net of
     Taxes..............................   70,789          --          --        (70,789)          --
  Other, Net............................       --       3,732         960             --        4,692
                                          -------    --------     -------       --------     --------
                                           63,539         937      (1,003)       (70,789)      (7,316)
                                          -------    --------     -------       --------     --------
INCOME (LOSS) BEFORE INCOME TAXES.......   62,846      97,337      16,174        (70,789)     105,568
INCOME TAX PROVISION (BENEFIT)..........   (2,874)     37,182       5,540             --       39,848
                                          -------    --------     -------       --------     --------
NET INCOME (LOSS).......................  $65,720    $ 60,155     $10,634       $(70,789)    $ 65,720
                                          =======    ========     =======       ========     ========

                                 GRANT PRIDECO

                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                    NON-
                                          PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   COMBINED
                                         --------   ----------   ----------   ------------   --------
REVENUES...............................  $     --    $239,076     $ 47,294      $    --      $286,370
                                         --------    --------     --------      -------      --------
COSTS AND EXPENSES:
  Cost of Sales........................        --     217,858       44,411           --       262,269
  Selling, General and
     Administrative....................        --      38,305        7,437           --        45,742
  Equity Loss in Unconsolidated
     Affiliates........................       419          --           --           --           419
  Weatherford Charges..................     1,500          --           --           --         1,500
  Nonrecurring Charges.................        --          --        9,454           --         9,454
                                         --------    --------     --------      -------      --------
                                            1,919     256,163       61,302           --       319,384
                                         --------    --------     --------      -------      --------
OPERATING LOSS.........................    (1,919)    (17,087)     (14,008)          --       (33,014)
                                         --------    --------     --------      -------      --------
OTHER INCOME (EXPENSE):
  Interest Expense.....................      (338)     (3,441)        (314)          --        (4,093)
  Weatherford Interest Expense.........    (7,250)         --           --           --        (7,250)
  Equity in Subsidiaries, Net of
     Taxes.............................   (27,185)         --           --       27,185            --
  Other, Net...........................        --        (172)          34           --          (138)
                                         --------    --------     --------      -------      --------
                                          (34,773)     (3,613)        (280)      27,185       (11,481)
                                         --------    --------     --------      -------      --------
INCOME (LOSS) BEFORE INCOME TAXES......   (36,692)    (20,700)     (14,288)      27,185       (44,495)
INCOME TAX BENEFIT.....................    (3,181)     (2,125)      (5,893)          --       (11,199)
                                         --------    --------     --------      -------      --------
NET INCOME (LOSS) BEFORE MINORITY
  INTEREST.............................   (33,511)    (18,575)      (8,395)      27,185       (33,296)
MINORITY INTEREST......................        --          --         (215)          --          (215)
                                         --------    --------     --------      -------      --------
NET INCOME (LOSS)......................  $(33,511)   $(18,575)    $ (8,610)     $27,185      $(33,511)
                                         ========    ========     ========      =======      ========

                                 GRANT PRIDECO

                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                    NON-
                                          PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   COMBINED
                                          -------   ----------   ----------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Cash (Used) Provided by Operating
     Activities.........................  $(5,310)   $  7,630     $  7,552        $--        $  9,872
                                          -------    --------     --------        ---        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Businesses, Net of Cash
     Acquired...........................       --     (47,685)      (3,162)        --         (50,847)
  Capital Expenditures for Property,
     Plant & Equipment..................       --     (24,089)     (10,724)        --         (34,813)
                                          -------    --------     --------        ---        --------
          Net Cash Used by Investing
            Activities..................       --     (71,774)     (13,886)        --         (85,660)
                                          -------    --------     --------        ---        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments on Debt, Net...............       --     (12,395)     (10,383)        --         (22,778)
  Stockholder's Investment..............    5,310      79,899       20,257         --         105,466
                                          -------    --------     --------        ---        --------
          Net Cash Provided by Financing
            Activities..................    5,310      67,504        9,874         --          82,688
                                          -------    --------     --------        ---        --------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS...........................       --       3,360        3,540         --           6,900
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR...............................       --         792          511         --           1,303
                                          -------    --------     --------        ---        --------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR..................................  $    --    $  4,152     $  4,051        $--        $  8,203
                                          =======    ========     ========        ===        ========

                                 GRANT PRIDECO

                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                    NON-
                                          PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   COMBINED
                                          -------   ----------   ----------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Cash (Used) Provided by Operating
     Activities.........................  $(5,069)   $  7,185     $  8,611        $--        $ 10,727
                                          -------    --------     --------        ---        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Businesses, Net of Cash
     Acquired...........................       --      (9,002)      (8,398)        --         (17,400)
  Capital Expenditures for Property,
     Plant & Equipment..................       --     (33,548)      (4,554)        --         (38,102)
  Proceeds on Sale of Assets............       --       6,023           --         --           6,023
                                          -------    --------     --------        ---        --------
          Net Cash Used by Investing
            Activities..................       --     (36,527)     (12,952)        --         (49,479)
                                          -------    --------     --------        ---        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments on Debt, Net...............       --      (5,137)      (1,853)        --          (6,990)
  Stockholder's Investment..............    5,069      34,440        4,100         --          43,609
                                          -------    --------     --------        ---        --------
          Net Cash Provided by Financing
            Activities..................    5,069      29,303        2,247         --          36,619
                                          -------    --------     --------        ---        --------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS...........................       --         (39)      (2,094)        --          (2,133)
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR...............................       --       4,152        4,051         --           8,203
                                          -------    --------     --------        ---        --------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR..................................  $    --    $  4,113     $  1,957        $--        $  6,070
                                          =======    ========     ========        ===        ========

                                 GRANT PRIDECO

                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                    NON-
                                          PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   COMBINED
                                          -------   ----------   ----------   ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Cash (Used) Provided by
       Operating Activities.............  $(6,326)   $ 24,364     $ 47,202       $   --      $ 65,240
                                          -------    --------     --------       ------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Businesses, Net of Cash
     Acquired...........................   (7,999)     (3,123)      (3,950)          --       (15,072)
  Capital Expenditures for Property,
     Plant & Equipment..................       --     (13,038)      (6,008)          --       (19,046)
                                          -------    --------     --------       ------      --------
          Net Cash Used by Investing
            Activities..................   (7,999)    (16,161)      (9,958)          --       (34,118)
                                          -------    --------     --------       ------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments on Debt, Net...............       --      (7,318)     (46,907)          --       (54,225)
  Stockholder's Investment..............   14,325          --        8,912           --        23,237
                                          -------    --------     --------       ------      --------
          Net Cash Provided (Used) by
            Financing Activities........   14,325      (7,318)     (37,995)          --       (30,988)
                                          -------    --------     --------       ------      --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................       --         885         (751)          --           134
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR...............................       --       4,113        1,957           --         6,070
                                          -------    --------     --------       ------      --------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR..................................  $    --    $  4,998     $  1,206       $   --      $  6,204
                                          =======    ========     ========       ======      ========

                              GRANT PRIDECO, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                              ------------   -------------
                                                                  1999           2000
                                                              ------------   -------------
                                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and Cash Equivalents.................................    $  6,204       $  2,899
  Restricted Cash...........................................       3,658          4,917
  Account Receivable, Net of Allowance for Uncollectible
     Accounts of $500 and $286 at December 31, 1999 and
     September 30, 2000, respectively.......................      77,650        113,617
  Inventories...............................................     173,904        192,478
  Current Deferred Tax Asset................................       6,197          6,136
  Other Current Assets......................................       4,425          7,830
                                                                --------       --------
                                                                 272,038        327,877
                                                                --------       --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Machinery and Equipment...................................     224,225        229,300
  Land, Buildings and Other Property........................      81,390         84,182
                                                                --------       --------
                                                                 305,615        313,482
  Less: Accumulated Depreciation............................      98,906        111,982
                                                                --------       --------
                                                                 206,709        201,500
                                                                --------       --------
GOODWILL, NET...............................................     187,765        182,541
INVESTMENT IN UNCONSOLIDATED AFFILIATES.....................      37,453         35,863
OTHER ASSETS................................................      30,610         30,193
                                                                --------       --------
                                                                $734,575       $777,974
                                                                ========       ========
                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-Term Borrowings and Current Portion of Long-Term
     Debt...................................................    $ 14,710       $ 52,507
  Accounts Payable..........................................      47,459         55,459
  Accrued Wages and Benefits................................       6,277          8,109
  Current Deferred Tax Liability............................       7,144          7,144
  Customer Advances.........................................      18,503          1,633
  Other Accrued Liabilities.................................      13,308         25,314
                                                                --------       --------
                                                                 107,401        150,166
                                                                --------       --------
SUBORDINATED NOTE TO WEATHERFORD............................     100,000        100,000
LONG-TERM DEBT..............................................      24,276         19,018
DEFERRED INCOME TAXES.......................................      44,533         30,056
MINORITY INTEREST...........................................         886          1,024
OTHER LONG-TERM LIABILITIES.................................       3,623         22,489
COMMITMENTS AND CONTINGENCIES
TOTAL STOCKHOLDERS' EQUITY..................................     453,856        455,221
                                                                --------       --------
                                                                $734,575       $777,974
                                                                ========       ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              GRANT PRIDECO, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    NINE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                               ---------------------
                                                                 1999         2000
                                                               --------     --------
REVENUES....................................................   $196,776     $350,912
                                                               --------     --------
COSTS AND EXPENSES:
  Cost of Sales.............................................    177,677      291,323
  Selling, General and Administrative Attributable to
     Segments...............................................     23,181       25,550
  Corporate General and Administrative......................     10,679       14,696
  Equity Income in Unconsolidated Affiliates................         --       (3,891)
  Weatherford Charges.......................................      1,000          500
                                                               --------     --------
                                                                212,537      328,178
                                                               --------     --------
OPERATING INCOME (LOSS).....................................    (15,761)      22,734
                                                               --------     --------
OTHER INCOME (EXPENSE):
  Interest Expense..........................................     (2,894)      (9,072)
  Weatherford Interest Expense..............................     (5,438)      (2,500)
  Other, Net................................................        400         (347)
                                                               --------     --------
                                                                 (7,932)     (11,919)
                                                               --------     --------
INCOME (LOSS) BEFORE INCOME TAXES...........................    (23,693)      10,815
PROVISION (BENEFIT) FOR INCOME TAXES........................     (6,293)       4,374
                                                               --------     --------
NET INCOME (LOSS) BEFORE MINORITY INTEREST..................    (17,400)       6,441
MINORITY INTEREST...........................................         --         (138)
                                                               --------     --------
NET INCOME (LOSS)...........................................   $(17,400)    $  6,303
                                                               ========     ========
INCOME (LOSS) PER SHARE
  (Pro forma prior to effective date of spinoff)
  Basic.....................................................   $  (0.18)    $   0.06
                                                               ========     ========
  Diluted...................................................   $  (0.18)    $   0.06
                                                               ========     ========
WEIGHTED AVERAGE SHARES OUTSTANDING
  (Pro forma prior to effective date of spinoff)
  Basic.....................................................     98,770      108,450
                                                               ========     ========
  Diluted...................................................     98,770      110,335
                                                               ========     ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              GRANT PRIDECO, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    NINE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                              ------------------------
                                                                1999          2000
                                                              --------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss).........................................  $(17,400)     $  6,303
  Adjustments to Reconcile Net Income (Loss) to Net Cash
    Provided (Used) By Operating Activities:
  Depreciation and Amortization.............................    22,162        23,393
  Deferred Income Tax Provision.............................       182         2,409
  Equity Income in Unconsolidated Affiliates, Net of
    Dividends...............................................        --        (3,465)
  Other.....................................................        --           411
  Change in Operating Assets and Liabilities, Net of Effects
    of Businesses Acquired:
    Accounts Receivable.....................................    59,090       (37,440)
    Inventories.............................................    10,680       (19,119)
    Other Current Assets....................................    10,416        (4,551)
    Other Assets............................................    (1,701)         (834)
    Accounts Payable........................................   (14,208)        6,690
    Other Accrued Liabilities...............................   (19,338)        3,643
    Customer Advances.......................................    12,952       (16,870)
    Purchase Credit.........................................    (7,002)           --
    Other, Net..............................................    (3,177)        1,090
                                                              --------      --------
    Net Cash Provided (Used) by Operating Activities........    52,656       (38,340)
                                                              --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Businesses, Net of Cash Acquired...........   (10,703)         (867)
  Capital Expenditures for Property, Plant and Equipment....   (14,795)      (15,111)
                                                              --------      --------
    Net Cash Used by Investing Activities...................   (25,498)      (15,978)
                                                              --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on Revolving Credit Facility...................        --        47,459
  Repayments on Debt, Net...................................   (53,608)      (14,543)
  Proceeds from Stock Option Exercises......................        --         1,036
  Purchases of Treasury Stock...............................        --          (671)
  Predecessor Stockholder's Investment......................    22,123        17,732
                                                              --------      --------
    Net Cash Provided (Used) by Financing Activities........   (31,485)       51,013
                                                              --------      --------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (4,327)       (3,305)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............     6,070         6,204
                                                              --------      --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $  1,743      $  2,899
                                                              ========      ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              GRANT PRIDECO, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. GENERAL

     On October 22, 1999, the Board of Directors of Weatherford International, Inc. ("Weatherford") authorized the spinoff of its drilling products businesses (the "Company" or "Grant Prideco") to its stockholders as an independent, publicly traded company (the "Distribution"). The Internal Revenue Service issued a favorable tax ruling stating that the Distribution should be tax-free to the shareholders of Weatherford for U.S. federal income tax purposes. Weatherford consummated the spinoff through a distribution to its stockholders of one share of Grant Prideco common stock for each share of Weatherford common stock held by the Weatherford stockholders on March 23, 2000, the record date for the Distribution. The Distribution was completed on April 14, 2000.

     The condensed combined balance sheet as of December 31, 1999 and the condensed combined statements of operations and cash flows for the time period prior to April 14, 2000 reflect Weatherford's drilling products businesses that were transferred to Grant Prideco from Weatherford in the Distribution. All activity subsequent to April 14, 2000 reflects Grant Prideco as distributed. The condensed consolidated financial statements have been prepared using the historical bases in the assets and liabilities and historical results of operations related to Grant Prideco. The condensed consolidated financial statements include allocations ("carve-outs") of general and administrative corporate overhead costs of Weatherford to Grant Prideco and direct costs of services provided by Weatherford for the benefit of Grant Prideco prior to the Distribution. Management believes such allocations are reasonable; however, the costs of these services charged to Grant Prideco are not necessarily indicative of the costs that would have been incurred if Grant Prideco had performed these functions as a stand-alone entity. Subsequent to the Distribution, Grant Prideco has performed these functions using its own resources or purchased services and is responsible for the costs and expenses associated with the management of a public corporation. The condensed consolidated financial statements included herein may not necessarily reflect the consolidated results of operations, financial position and cash flows of Grant Prideco in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

     The condensed consolidated financial statements as of September 30, 2000 and for the nine months then ended have not been audited but have been prepared in conformity with the accounting principles applied in the audited combined financial statements for the fiscal year ended December 31, 1999 contained in the Grant Prideco Registration Statement on Form 10, as amended. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the condensed consolidated financial statements have been included. Results of operations for interim periods are not necessarily indicative of the results of operations that may be expected for the entire year. This Form 10-Q should be read in conjunction with the audited combined financial statements and notes included in the Form 10, as amended.

     Certain reclassifications of prior year balances have been made to conform such amounts to corresponding 2000 classifications. These reclassifications have no impact on net income.

                              GRANT PRIDECO, INC.

2. COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) includes changes in stockholders' equity during the periods that do not result from transactions with stockholders. The Company's total comprehensive income (loss) is as follows:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1999       2000
                                                              --------    ------
                                                                (IN THOUSANDS)
Net Income (Loss)...........................................  $(17,400)   $6,303
Foreign Currency Translation Adjustments....................        25      (588)
                                                              --------    ------
Total Comprehensive Income (Loss)...........................  $(17,375)   $5,715
                                                              ========    ======

3. INVENTORIES

     Inventories by category are as follows:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                     (IN THOUSANDS)
Raw materials, components and supplies......................    $ 93,980       $144,673
Work in process.............................................      15,720         25,473
Finished goods..............................................      64,204         22,332
                                                                --------       --------
                                                                $173,904       $192,478
                                                                ========       ========

4. ACQUISITIONS

     In April 2000, the Company acquired a facility leased by Petro-Drive, Inc. for $1.3 million to effect the completion of the acquisition that occurred August 1999. Additionally, there was a final working capital adjustment to the purchase price of Petro-Drive, Inc., which resulted in the Company receiving approximately $0.4 million in cash.

     In 1999, the Company completed seven acquisitions, including two investments accounted for under the equity method, for $19.2 million in cash, $31.2 million in notes payable and assumed debt and 0.45 million shares of Weatherford common stock.

     The acquisitions discussed above were accounted for using the purchase method of accounting. The results of operations of all acquisitions are included in the Condensed Consolidated Statements of Operations from their respective dates of acquisition. The acquisitions are not material to the Company individually or in the aggregate; therefore, pro forma information is not provided.

5. CREDIT FACILITY

     On April 14, 2000, the Company entered into a $100 million revolving credit and letter of credit facility with a syndicate of U.S. banks (the "Credit Facility"), through April 14, 2003, with automatic one-year renewals thereafter, unless the agreement is terminated by either party. The Credit Facility is secured by the Company's U.S. and Canadian inventories, equipment and receivables and is guaranteed by Grant Prideco's domestic subsidiaries. Borrowings under the Credit Facility are based on the lender's determination of the collateral value of the inventories and receivables securing the Credit Facility. The Credit Facility also provides the Company with availability for stand-by letters of credit and bid and performance bonds. The Company is required to comply with various affirmative and negative covenants as well as maintenance covenants relating to fixed charge coverage and net worth. These covenants also place limits on the Company's ability to incur new debt, engage in certain acquisitions and investments, grant liens, pay dividends and make distributions to its stockholders. As of September 30, 2000, the Company

                              GRANT PRIDECO, INC.

had outstanding borrowings of $47.5 million under the revolving credit facility and $6.3 million had been used to support outstanding letters of credit. The average interest rate for the outstanding borrowings under the Credit Facility was 9.3% at September 30, 2000. Additionally, at September 30, 2000, $0.8 million of outstanding letters of credit had been supported under various available letter of credit facilities that are not related to the revolving credit and letter of credit facility.

6. DEBT

     In connection with the October 1, 1999 acquisition of Drill Pipe Industries, Inc., the Company issued a non-interest bearing note payable of $1.4 million that was paid in January 2000.

     In connection with the July 1999 acquisition of a 50.01% interest in Voest-Alpine Stahlrohr Kindberg GmbH & Co. KG ("Voest-Alpine"), the Company incurred debt in the amount of $24.6 million (the "Voest-Alpine Debt"). As of September 30, 2000, principal of $5.0 million (based on September 30, 2000 exchange rates) was payable over two years in four equal installments in each January and July until July 2002. Additionally, $12.4 million, (based on September 30, 2000 exchange rates) was payable over the remaining 6.5-year period out of the annual dividend payable to the Company as a shareholder of Voest-Alpine. Any remaining principal balance that has not been repaid by July 2004, is payable in five equal semi-annual installments beginning on December 1, 2004. In June 2000, a dividend from Voest-Alpine of approximately $0.4 million was applied as a principal payment on the Voest-Alpine Debt. In May 2000, Voest-Alpine changed their functional currency from Austrian schillings to Euros; therefore the Company's debt to Voest-Alpine is now payable in Euros. Voest-Alpine's change in functional currency to Euros had no material effect on the Company's financial condition or results of operations. Interest on the Voest-Alpine debt is payable every six months beginning January 2000. The interest rate as of September 30, 2000 was 4.9% per annum.

7. SUBORDINATED NOTE TO WEATHERFORD

     In connection with the Distribution, the Company issued to Weatherford an unsecured subordinated note in the amount of $100 million. The Weatherford note bears interest at an annual rate of 10%. Interest payments are due quarterly, and principal and all unpaid interest is due no later than March 31, 2002. If the Company completes a debt or equity financing (whether public or private, but excluding working capital borrowings under the Credit Facility and any equity issued in connection with a business combination) while the Weatherford note is outstanding, the Company generally will be required to use a portion of the net proceeds of that financing to repay any amount outstanding under the Weatherford note as of the time the Company completes that financing. The terms of the Weatherford note restrict Grant Prideco's ability to declare and make dividends and other distributions to Grant Prideco's stockholders.

     Interest expense on the Weatherford note prior to January 1, 2000 shown in the condensed combined financial statements includes the interest expense associated with the $100 million indebtedness based on Weatherford's average long-term debt rates, or 7.25%. Beginning January 1, 2000, interest expense on the Weatherford note is based on the stated annual rate of 10%.

8. FINANCIAL INSTRUMENTS

     The functional currency for most of the Company's international operations is the applicable local currency. Results of operations for foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated into U.S. dollars using the exchange rates in effect at the balance sheet date, and the resulting translation adjustments are included in stockholders' equity. However, foreign currency transaction gains and losses are reflected in income for the period. The Company hedges its exposure to changes in foreign exchange principally with forward contracts.

                              GRANT PRIDECO, INC.

     Forward contracts designated as hedges of foreign currency denominated monetary assets and liabilities are also marked to spot with the resulting gains and losses similarly recognized in earnings, offsetting losses and gains on the net monetary assets and liabilities hedged. The Company enters into foreign exchange contracts only as a hedge against existing economic exposures and not for speculative or trading purposes. The counterparties to the Company's foreign exchange contracts are creditworthy multinational commercial banks. Management believes that the risk of counterparty nonperformance is immaterial. At September 30, 2000, the Company had open forward contracts to exchange U.S. dollars for Austrian schillings and Euros totaling $31.1 million.

     Gains and losses attributable to the translation of the Voest-Alpine Debt are included as a separate component of Stockholders' Equity since the Voest-Alpine Debt, is designated as, and is effective as, a partial economic hedge of the net investment in Voest-Alpine.

     Gains and losses on forward contracts designated as hedges of identifiable foreign currency firm commitments are not recognized until the underlying transaction is recorded.

9. EARNINGS PER SHARE

     Basic earnings per share is computed by dividing net income or loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution from the exercise or conversion of securities into common stock. Common stock equivalent shares are excluded from the computation if their effect is anti-dilutive. The effect of stock options is not included in the diluted computation for periods in which a loss occurs because to do so would have been anti-dilutive. For the nine month period ended September 30, 2000, the Company had potentially dilutive common stock equivalents of approximately 1.9 million, comprised of stock options.

     The Company did not have a separate capital structure prior to the Distribution from Weatherford. Accordingly, pro forma basic and weighted average shares have been calculated by adjusting Weatherford's historical basic weighted average shares outstanding for the applicable period to reflect the number of Grant Prideco shares that would have been outstanding at the time assuming the distribution of one share of Grant Prideco common stock for each share of Weatherford common stock.

10. SUPPLEMENTAL CASH FLOW INFORMATION

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At September 30, 2000, the Company had $4.9 million of restricted cash related to its 54% interest in H-Tech that is subject to dividend and distribution restrictions.

11. COMMITMENTS

     As part of the arrangement to invest in Voest-Alpine, the Company entered into a four-year supply contract with Voest-Alpine commencing July 1999. Under this agreement, the Company agreed to purchase a minimum of 60,000 metric tons of tubulars per year for the next three years at a negotiated third party price.

12. TRANSACTIONS WITH WEATHERFORD

  Sales

     Weatherford purchases drill pipe and other related products from Grant Prideco. Prior to the Distribution, amounts purchased by Weatherford were recorded at Grant Prideco's cost. The sales to Weatherford prior to the Distribution have been eliminated from the accompanying condensed combined financial statements.

                              GRANT PRIDECO, INC.

     In connection with the Distribution, the Company entered into a preferred supplier agreement with Weatherford pursuant to which Weatherford agreed for at least a three-year period to purchase a minimum of 70% of its requirements of drill stem products from Grant Prideco. The price for those products will be at a price not greater than that which the Company sells to its best rental tool customers for similar products. Weatherford will be entitled to apply against its purchases a drill stem credit granted to it in the aggregate amount of $30 million, subject to a limitation of the application of the credit to no more than 20% of any purchase. At September 30, 2000, the current portion of the drill stem credit, $10.0 million, is included in "Other Accrued Liabilities," with the remaining $19.6 million included in "Other Long-Term Liabilities," in the accompanying Condensed Consolidated Balance Sheets.

  Weatherford Overhead Charges

     Weatherford overhead charges represent corporate overhead costs incurred by Weatherford in providing services to the Company based on the time devoted to Grant Prideco prior to the Distribution. These services include accounting, legal, tax, treasury and risk management services. Such allocation is included in the accompanying Condensed Consolidated Statements of Operations as Weatherford Charges.

  Weatherford Direct Services

     Grant Prideco was allocated $4.3 million of costs related to Weatherford's information systems function for the nine months ended September 30, 1999. As of January 1, 2000, Grant Prideco had completed the formation of a separate information systems department. Information systems charges were allocated based on direct support provided, equipment usage and number of system users and are included in "Corporate General and Administrative" expense in the accompanying Condensed Consolidated Statements of Operations.

13. SEGMENT INFORMATION

     The Company operates through two business segments: Drill Stem Products and Engineered Connections and Premium Tubulars. The Drill Stem Products segment manufactures drill pipe, drill collars and heavyweight drill pipe and the Engineered Connections and Premium Tubulars segment manufactures and provides engineered threads for premium production tubulars, liners, casing and marine conductors. The Company's products are used primarily in the exploration and production of oil and natural gas.

                              GRANT PRIDECO, INC.

     Financial information by industry segment for the nine month period ended September 30, 1999 and 2000, is summarized below:

                                                                   NINE MONTHS
                                                               ENDED SEPTEMBER 30,
                                                              ---------------------
                                                                1999         2000
                                                              --------     --------
                                                                 (IN THOUSANDS)
Revenues:
  Drill Stem................................................  $ 88,900     $162,353
  Engineered Connections and Premium Tubulars...............   107,876      188,559
                                                              --------     --------
                                                              $196,776     $350,912
                                                              ========     ========
EBITDA(a):
  Drill Stem................................................  $ 14,765     $ 25,839
  Engineered Connections and Premium Tubulars...............     2,494       35,166
  Corporate.................................................   (10,858)     (14,878)
                                                              --------     --------
                                                              $  6,401     $ 46,127
                                                              ========     ========
Depreciation and amortization:
  Drill Stem................................................  $ 10,731     $ 11,662
  Engineered Connections and Premium Tubulars...............    10,610       11,413
  Corporate.................................................       821          318
                                                              --------     --------
                                                              $ 22,162     $ 23,393
                                                              ========     ========
Operating income (loss):
  Drill Stem................................................  $  4,034     $ 14,177
  Engineered Connections and Premium Tubulars...............    (8,116)      23,753
  Corporate.................................................   (11,679)     (15,196)
                                                              --------     --------
                                                              $(15,761)    $ 22,734
                                                              ========     ========
Capital Expenditures for Property, Plant and Equipment:
  Drill Stem................................................  $  8,682     $  9,989
  Engineered Connections and Premium Tubulars...............     6,012        5,040
  Corporate.................................................       101           82
                                                              --------     --------
                                                              $ 14,795     $ 15,111
                                                              ========     ========

---------------

(a) The Company evaluates performance and allocates resources based on EBITDA, which is calculated as operating income (loss) adding back depreciation and amortization. Calculations of EBITDA should not be viewed as a substitute to calculations under generally accepted accounting principles (GAAP) in particular operating income (loss) and net income (loss). In addition, EBITDA calculations by one company may not be comparable to another company.

14. RECENT ACCOUNTING PRONOUNCEMENTS


     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarized the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. The Company is required to apply SAB 101 in the fourth quarter of 2000, retroactive to the first quarter of 2000. The Company is analyzing the effects of SAB 101, but has not yet quantified the impact on its financial statements.

                              GRANT PRIDECO, INC.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 was amended by SFAS No. 137, which delays the effective date to fiscal years beginning after June 15, 2000. In May 2000, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company is currently completing an assessment of its derivative instruments as well as a plan for implementation. The Company does not believe that the adoption of SFAS No. 133 and SFAS No. 138 will have a material impact on its financial position or results of operations.

15. STOCKHOLDERS' EQUITY

     At September 30, 2000, the authorized capital structure of Grant Prideco was composed of 300 million shares of common stock, $0.01 par value (the "Common Stock") and 10 million shares of preferred stock, $0.01 par value. In connection with the Distribution, on April 14, 2000, the Company issued approximately 108.4 million shares of Common Stock for each share of Weatherford common stock held by the Weatherford stockholders on March 23, 2000, the record date of the Distribution. At September 30, 2000, there were approximately 108.5 million shares of Common Stock outstanding.

  Stock Option Plans

     Various employees of the Company were granted stock options under Weatherford's 1998 Employee Stock Option Plan (the "1998 Plan"). Under the terms of the Distribution, the options granted to the Grant Prideco employees were converted into options to acquire solely Common Stock. A total of 2,647,793 stock options were granted to the employees of Grant Prideco in connection with the Distribution. Such options were granted pursuant to Grant Prideco's 2000 Employee Stock Option and Restricted Stock Plan.

     Employees and directors of Weatherford also held various options to purchase shares of Weatherford that were granted prior to September 1998. Under the terms of the Distribution, these employees and directors were granted an equal number of options to purchase Common Stock. The Company granted a total of 1,247,255 stock options related to the Weatherford grants prior to September 1998.

     There was no compensation expense recognized in connection with the substitution of Grant Prideco stock options for Weatherford stock options. There were no accounting consequences for changes made to the exercise price and number of shares of the outstanding stock options as the aggregate intrinsic value of the stock options immediately after the substitution was not greater than the aggregate intrinsic value of the stock options immediately before the substitution and the ratio of the exercise price per share to the market value per share was not reduced.

  Executive Deferred Compensation Plans

     Weatherford maintains various Executive Deferred Compensation Stock Ownership Plans (the "Weatherford EDC Plans"). Prior to the Distribution, participants in the Weatherford EDC Plans had a right to receive shares of Weatherford common stock upon termination of their employment based on the deferred amounts placed in their individual accounts. Under the Weatherford EDC Plans, in the event of a dividend or special distribution to the shareholders of Weatherford, the accounts of the employees are to represent a right to receive the consideration provided through the dividend or special distribution. As a result, upon the Distribution, participants in the Weatherford EDC Plans were entitled to receive shares of both Weatherford common stock and Common Stock in respect of amounts deferred by the participants

                              GRANT PRIDECO, INC.

prior to the Distribution. Accordingly, in connection with the Distribution, a portion of the deferred compensation liability recorded by Weatherford was allocated to Grant Prideco based on the relative market value of the Common Stock to the relative market value of the Weatherford common stock on the date of Distribution. The liability transferred to Grant Prideco was approximately $4.2 million and is included in the Condensed Consolidated Balance Sheets within "Total Stockholders' Equity." Settlements under the Weatherford EDC Plans will be in Weatherford common stock and Common Stock.

     At the time of the Distribution, Grant Prideco established separate Executive Deferred Compensation Stock Ownership Plans (the "Grant EDC Plans") in which certain Grant Prideco employees and directors participate. The terms of the Grant EDC Plans are substantially similar to the Weatherford EDC Plans. A separate trust (the "New Trust") has been established by Grant Prideco following the Distribution to fund the benefits under the Grant EDC Plans. The funds provided to the New Trust are invested in Common Stock through open market purchases by a trustee independent of the Company. The assets of the New Trust are available to satisfy the claims of all general creditors of Grant Prideco in the event of a bankruptcy or insolvency. Settlements under the Grant EDC Plans will be in Common Stock.

16. SUBSEQUENT EVENTS

     On October 1, 2000, the Company acquired a tubular accessories producer, for approximately $2.5 million in cash and $1.9 million in deferred and contingent payments.

     On October 19, 2000, the Company acquired the assets of a manufacturer of drilling tools for the water well, construction and utility boring industries, for approximately $12.3 million in cash.


     On November 17, 2000, the Company acquired the assets of a manufacturer of small diameter macaroni tubing and specialty tubing for OCTG and non-OCTG markets for approximately $20 million in cash.



     On November 28, 2000, the Company funded a $26.5 million investment in a European metalworking operation.

                              GRANT PRIDECO, INC.

17. SUBSIDIARY GUARANTOR FINANCIAL INFORMATION

     The following unaudited condensed consolidating balance sheet as of September 30, 2000, condensed combining statements of operations for the nine month period ended September 30, 1999, condensed consolidating statements of operations for the nine month period ended September 30, 2000, condensed combining statement of cash flows for the nine month period ended September 30, 1999 and condensed consolidating statement of cash flows for the nine month period ended September 30, 2000 are provided for the Company's domestic subsidiaries that we expect would be guarantors of debt securities issued by the Company in the future.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         NON-
                                               PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                              --------   ----------   ----------   ------------   ------------
                                                    ASSETS

CURRENT ASSETS:
  Cash and Cash Equivalents.................  $     --    $  1,212     $  1,687     $      --       $  2,899
  Restricted Cash...........................        --          --        4,917            --          4,917
  Accounts Receivable, Net..................        --     100,385       13,232            --        113,617
  Inventories...............................        --     165,229       27,249            --        192,478
  Current Deferred Tax Asset................        --       5,258          878            --          6,136
  Other Current Assets......................        --       4,685        3,145            --          7,830
                                              --------    --------     --------     ---------       --------
                                                    --     276,769       51,108            --        327,877
                                              --------    --------     --------     ---------       --------
PROPERTY, PLANT AND EQUIPMENT...............        --     232,687       80,795            --        313,482
  Less: Accumulated Depreciation............        --      92,589       19,393            --        111,982
                                              --------    --------     --------     ---------       --------
                                                    --     140,098       61,402            --        201,500
                                              --------    --------     --------     ---------       --------
GOODWILL, NET...............................        --     121,131       61,410            --        182,541
INVESTMENT IN AND ADVANCES TO
  SUBSIDIARIES..............................   562,644          --           --      (562,644)            --
INVESTMENT IN UNCONSOLIDATED AFFILIATES.....    35,863          --           --            --         35,863
OTHER ASSETS................................        --      27,132        3,061            --         30,193
                                              --------    --------     --------     ---------       --------
                                              $598,507    $565,130     $176,981     $(562,644)      $777,974
                                              ========    ========     ========     =========       ========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-Term Borrowings and Current Portion
    of Long-Term Debt.......................  $  2,697    $ 46,449     $  3,361     $      --       $ 52,507
  Accounts Payable..........................        --      47,179        8,280            --         55,459
  Current Deferred Tax Liability............        --         717        6,427            --          7,144
  Customer Advances.........................        --       1,633           --            --          1,633
  Other Accrued Liabilities.................     6,307      19,984        7,132            --         33,423
                                              --------    --------     --------     ---------       --------
                                                 9,004     115,962       25,200            --        150,166
                                              --------    --------     --------     ---------       --------
SUBORDINATED NOTE TO WEATHERFORD............   100,000          --           --            --        100,000
LONG-TERM DEBT..............................    14,701       4,317           --            --         19,018
DEFERRED INCOME TAXES.......................        --      22,641        7,415            --         30,056
MINORITY INTEREST...........................        --          --        1,024            --          1,024
OTHER LONG-TERM LIABILITIES.................    19,581       2,907            1            --         22,489
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY........................   455,221     419,303      143,341      (562,644)       455,221
                                              --------    --------     --------     ---------       --------
                                              $598,507    $565,130     $176,981     $(562,644)      $777,974
                                              ========    ========     ========     =========       ========

                              GRANT PRIDECO, INC.

                  CONDENSED COMBINING STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    NON-
                                          PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   COMBINED
                                         --------   ----------   ----------   ------------   --------
REVENUES...............................  $     --    $168,318     $28,458       $    --      $196,776
                                         --------    --------     -------       -------      --------
COSTS AND EXPENSES:
  Cost of Sales........................        --     152,258      25,419            --       177,677
  Selling, General and
     Administrative....................        --      27,908       5,952            --        33,860
  Weatherford Charges..................     1,000          --          --            --         1,000
                                         --------    --------     -------       -------      --------
                                            1,000     180,166      31,371            --       212,537
                                         --------    --------     -------       -------      --------
OPERATING LOSS.........................    (1,000)    (11,848)     (2,913)           --       (15,761)
                                         --------    --------     -------       -------      --------
OTHER INCOME (EXPENSE):
  Interest Expense.....................    (5,594)     (2,570)       (168)           --        (8,332)
  Equity in Subsidiaries, Net of
     Taxes.............................   (13,114)         --          --        13,114            --
  Other, Net...........................        --         331          69            --           400
                                         --------    --------     -------       -------      --------
                                          (18,708)     (2,239)        (99)       13,114        (7,932)
                                         --------    --------     -------       -------      --------
INCOME (LOSS) BEFORE INCOME TAXES......   (19,708)    (14,087)     (3,012)       13,114       (23,693)
INCOME TAX PROVISION (BENEFIT).........    (2,308)     (1,532)     (2,453)           --        (6,293)
                                         --------    --------     -------       -------      --------
NET INCOME (LOSS)......................  $(17,400)   $(12,555)    $  (559)      $13,114      $(17,400)
                                         ========    ========     =======       =======      ========

                              GRANT PRIDECO, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  NON-
                                        PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                        -------   ----------   ----------   ------------   ------------
REVENUES..............................  $    --    $318,536     $32,376       $    --        $350,912
                                        -------    --------     -------       -------        --------
COSTS AND EXPENSES:
  Cost of Sales.......................       --     269,414      21,909            --         291,323
  Selling, General and
     Administrative...................       --      34,717       5,529            --          40,246
  Equity Income in Unconsolidated
     Affiliates.......................   (3,891)         --          --            --          (3,891)
  Weatherford Charges.................      500          --          --            --             500
                                        -------    --------     -------       -------        --------
                                         (3,391)    304,131      27,438            --         328,178
                                        =======    ========     =======       =======        ========
OPERATING INCOME......................    3,391      14,405       4,938            --          22,734
                                        -------    --------     -------       -------        --------
OTHER INCOME (EXPENSE):
  Interest Expense....................   (8,156)     (3,066)       (350)           --         (11,572)
  Equity in Subsidiaries, Net of
     Taxes............................    7,206          --          --        (7,206)             --
  Other, Net..........................       --        (780)        433            --            (347)
                                        -------    --------     -------       -------        --------
                                           (950)     (3,846)         83        (7,206)        (11,919)
                                        =======    ========     =======       =======        ========
INCOME (LOSS) BEFORE INCOME TAXES.....    2,441      10,559       5,021        (7,206)         10,815
INCOME TAX PROVISION (BENEFIT)........   (3,862)      6,042       2,194            --           4,374
                                        -------    --------     -------       -------        --------
NET INCOME (LOSS) BEFORE MINORITY
  INTEREST............................    6,303       4,517       2,827        (7,206)          6,441
MINORITY INTEREST.....................       --          --        (138)           --            (138)
                                        -------    --------     -------       -------        --------
NET INCOME (LOSS).....................  $ 6,303    $  4,517     $ 2,689       $(7,206)       $  6,303
                                        =======    ========     =======       =======        ========

                              GRANT PRIDECO, INC.

                  CONDENSED COMBINING STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  NON-
                                        PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS     COMBINED
                                        -------   ----------   ----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Cash (Used) Provided by
     Operating Activities.............  $(4,286)   $ 14,295     $ 42,647        $--          $ 52,656
                                        -------    --------     --------        ---          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Businesses, Net of
     Cash Acquired....................   (6,913)     (1,723)      (2,067)        --           (10,703)
  Capital Expenditures for Property,
     Plant & Equipment................       --      (9,620)      (5,175)        --           (14,795)
                                        -------    --------     --------        ---          --------
          Net Cash Used by Investing
            Activities................   (6,913)    (11,343)      (7,242)        --           (25,498)
                                        -------    --------     --------        ---          --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments on Debt, Net.............       --      (6,207)     (47,401)        --           (53,608)
  Predecessor Stockholder's
     Investment.......................   11,199          --       10,924         --            22,123
                                        -------    --------     --------        ---          --------
          Net Cash Provided (Used) by
            Financing Activities......   11,199      (6,207)     (36,477)        --           (31,485)
                                        -------    --------     --------        ---          --------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS.........................       --      (3,255)      (1,072)        --            (4,327)
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR.............................       --       4,113        1,957         --             6,070
                                        -------    --------     --------        ---          --------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR................................  $    --    $    858     $    885        $--          $  1,743
                                        =======    ========     ========        ===          ========

                              GRANT PRIDECO, INC.

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                   NON-
                                         PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                         -------   ----------   ----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Cash (Used) Provided by Operating
     Activities........................  $  (903)   $(48,999)    $ 11,562        $--          $(38,340)
                                         -------    --------     --------        ---          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Businesses, Net of
     Cash Acquired.....................       --        (867)          --         --              (867)
  Capital Expenditures for Property,
     Plant & Equipment.................       --     (13,358)      (1,753)        --           (15,111)
                                         -------    --------     --------        ---          --------
          Net Cash Used by Investing
            Activities.................       --     (14,225)      (1,753)        --           (15,978)
                                         -------    --------     --------        ---          --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on Revolving Credit
     Facility..........................       --      45,100        2,359         --            47,459
  Repayments on Debt, Net..............   (3,548)     (7,245)      (3,750)        --           (14,543)
  Proceeds from Stock Option
     Exercises.........................    1,036          --           --         --             1,036
  Purchases of Treasury Stock..........     (671)         --           --         --              (671)
  Predecessor Stockholder's
     Investment........................    4,086      21,583       (7,937)        --            17,732
                                         -------    --------     --------        ---          --------
          Net Cash Provided (Used) by
            Financing Activities.......      903      59,438       (9,328)        --            51,013
                                         -------    --------     --------        ---          --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.....................       --      (3,786)         481         --            (3,305)
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR..............................       --       4,998        1,206         --             6,204
                                         -------    --------     --------        ---          --------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR.................................  $    --    $  1,212     $  1,687        $--          $  2,899
                                         =======    ========     ========        ===          ========

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.


     State corporate laws and our charter documents include provisions designed to limit the liability of our officers and directors and, in certain circumstances, to indemnify our officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as our officers and directors.

  Exculpation Of Monetary Liability

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including

     - a breach of the director's duty of loyalty,

     - acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law,

     - the approval of an improper payment of a dividend or an improper purchase by the corporation of the corporation's stock or

     - any transaction from which the director derived an improper personal benefit.

     Under Texas law, a corporation may provide similar exculpation provisions except in cases of: liability for breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, knowing violations of law, actions leading to improper personal benefit to the director, and payment of dividends or approval of stock repurchases or redemptions that are unlawful under Texas law.

     Our certificates of incorporation provide that our directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty, subject to the restrictions above. The limited partnership agreements of Grant Prideco, L.P. and XL Systems, L.P. and the limited liability company agreements of Grant Prideco USA, LLC and Grant Prideco Holding, LLC contain provisions for similar indemnification of their officers and managers, as applicable. These limitations of liability may not affect claims arising under the federal securities laws.

  Indemnification

     Under Section 145 of the Delaware General Corporation Law and our charter documents, we are obligated to indemnify our present and former directors and officers and may indemnify other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if the person to whom indemnity is granted acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to us. Texas laws, and the charter documents of our Texas entities, contain similar provisions.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     ITEM 21. EXHIBITS.



          2.1 (b)        -- Distribution Agreement, dated as of March 22, 2000,
                            between Weatherford and Grant
          3.1 (b)        -- Restated Certificate of Incorporation of Grant Prideco,
                            Inc.
          3.2 (a)        -- Restated Bylaws of Grant Prideco, Inc.
          3.3 (c)        -- Certificate of Incorporation of GP Expatriate Services,
                            Inc.
          3.4 (c)        -- By-laws of GP Expatriate Services, Inc.
          3.5 (c)        -- Limited Liability Company Agreement of Grant Prideco
                            Holding, LLC
          3.6 (c)        -- Agreement of Limited Partnership of Grant Prideco, LP
          3.7 (c)        -- Limited Liability Company Agreement of Grant Prideco USA,
                            LLC
          3.8 (c)        -- Certificate of Incorporation of Star Operating Company
          3.9 (c)        -- By-laws of Star Operating Company
          3.10(c)        -- Certificate of Incorporation of TA Industries, Inc.
          3.11(c)        -- By-laws of TA Industries, Inc.
          3.12(c)        -- Certificate of Incorporation of Texas Arai, Inc.
          3.13(c)        -- By-laws of Texas Arai, Inc.
          3.14(c)        -- Restated Articles of Incorporation of Tube-Alloy Capital
                            Corporation
          3.15(c)        -- Amended and Restated By-laws of Tube-Alloy Capital
                            Corporation
          3.16(c)        -- Articles of Incorporation of Tube-Alloy Corporation and
                            Amendment thereto
          3.17(c)        -- Amended and Restated By-laws of Tube-Alloy Corporation
          3.18(c)        -- Certificate of Incorporation of XL Systems International,
                            Inc.
          3.19(c)        -- Amended and Restated By-laws of XL Systems International,
                            Inc.
          3.20(c)        -- Agreement of Limited Partnership of XL Systems, L.P.
          4.1 (b)        -- Subordinated Promissory Note to Weatherford, dated April
                            14, 2000
          4.2 (b)        -- Subordination Agreement, dated April 14, 2000, among
                            Grant Prideco, Inc., Weatherford and Transamerica
                            Business Credit Corporation, as agent
          4.3 (b)        -- Loan and Security Agreement, dated April 14, 2000, among
                            Grant Prideco, Inc. and certain of its subsidiaries, the
                            Lenders identified therein and Transamerica Business
                            Credit Corporation, as agent
          4.4 (b)        -- Guaranty, dated April 14, 2000, by Grant Prideco, Inc.'s subsidiaries in favor of Transamerica Business Credit
                            Corporation, as agent
          4.5 (b)        -- Pledge Agreement, dated April 14, 2000, by Grant Prideco,
                            Inc.'s subsidiaries in favor of Transamerica Business
                            Credit Corporation, as agent
          4.6*           -- Indenture for 9 5/8% Senior Notes due 2007
          4.7*           -- Form of 9 5/8% Senior Notes due 2007
          5.1*           -- Opinion of Philip A. Choyce, Vice President and Associate
                            General Counsel of Grant Prideco, regarding legality
         10.1            -- See exhibits 2.1 and 4.1 through 4.7 for certain items
                            constituting material contracts.
         10.2 (a)        -- Grant Prideco, Inc. 2000 Non-Employee Director Stock
                            Option Plan
         10.3 (a)        -- Grant Prideco, Inc. 2000 Employee Stock Option and
                            Restricted Stock Plan
         10.4 (a)        -- Grant Prideco, Inc. Executive Deferred Compensation Plan
         10.5 (a)        -- Grant Prideco, Inc. Foreign Executive Deferred
                            Compensation Plan
         10.6 (a)        -- Grant Prideco, Inc. Deferred Compensation Plan for
                            Non-Employee Directors
         10.7 (d)        -- Employment Agreement dated April 14, 2000 with Bernard J.
                            Duroc-Danner
         10.8 (d)        -- Employment Agreement dated April 14, 2000 with John C.
                            Coble
         10.9 (d)        -- Employment Agreement dated April 14, 2000 with Frances R.
                            Powell
         10.10(d)        -- Employment Agreement dated April 14, 2000 with Curtis W.
                            Huff
         10.11(d)        -- Change of Control Agreement dated April 14, 2000 with
                            William Chunn
         10.12(e)        -- Preferred Supplier Agreement dated April 14, 2000,
                            between Grant Prideco, Inc. and Weatherford
                            International, Inc.

         10.13(e)        -- Tax Allocation Agreement dated April 14, 2000 between
                            Grant Prideco and Weatherford
         10.14*          -- Exchange and Registration Rights Agreement dated as of
                            December 4, 2000, among the registrants and Lehman
                            Brothers Inc.
         10.20(a)        -- Grant Prideco, Inc. 401(k) Savings Plan
         10.21(a)        -- Investment Agreement, dated as of April 29, 1999, by and between Grant Prideco, Inc. and Voest-Alpine Schienen
                            GmbH & Co KG
         10.22(a)        -- Operating Agreement, dated as of July 23, 1999, by and
                            between Grant Prideco, Inc. and Voest-Alpine Schienen
                            GmbH & Co KG
        +10.23(a)        -- Supply Agreement, dated as of July 23, 1999, by and
                            between Voest-Alpine Stahlrohr Kindberg GmbH & Co KG and
                            Grant Prideco, Inc.
         10.24(a)        -- Manufacturing and Sales Agreement, dated as of January 1,
                            1996, by and between Grant Prideco, S.A. and Oil Country
                            Tubular Limited
         10.25(a)        -- Stock Purchase Agreement, dated as of June 19, 1998, by and among Weatherford, Pridecomex Holding, S.A. de C.V.,
                            Tubos de Acero de Mexico S.A. and Tamsider S.A. de C.V.
        +10.26(a)        -- Master Technology License Agreement, dated as of June 19,
                            1998, by and between Grant Prideco, Inc. and DST
                            Distributors of Steel Tubes Limited
         10.27(a)        -- Agreement, dated as of November 12, 1998, by and between
                            Tubos de Acero de Mexico, Tamsider S.A. de C.V., DST
                            Distributors of Steel Tubes Limited, Techint Engineering
                            Company, Weatherford, Grand Prideco, Pridecomex Hold-
                            ing, S.A. de C.V. and Grant Prideco, S.A. de C.V.
         10.28(a)        -- Agreement, dated as of December 1, 1998, by and between
                            Tubos de Acero de Mexico, Tamsider S.A. de C.V.,
                            Weatherford and Pridecomex Holdings, S.A. de C.V.
         12.1*           -- Statements re Computation of Ratios
         21.1*           -- Subsidiaries of Registrant
         23.1            -- Consent of Arthur Andersen LLP
         23.2*           -- Consent of Philip A. Choyce (included in exhibit 5.1)
         24.1            -- Powers of Attorney (included on page II-5)
         25.1*           -- Statement of Eligibility of Trustee
         99.1*           -- Letter of Transmittal and Notice of Guaranteed Delivery


---------------


 *   To be filed by amendment.



 + Certain portions of these exhibits were intentionally excluded pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.



(a) Incorporated by reference to Grant Prideco, Inc.'s Registration Statement on Form 10 (file No. 00115423).


(b) Incorporated by reference to Grant Prideco, Inc.'s Registration Statement on Form S-3 (Registration No. 333-35272).


(c) Incorporated by reference to the registrants' Registration Statement on Form S-3 (Registration No. 333-48722).



(d) Incorporated by reference to Grant Prideco Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.



(e) Incorporated by reference from Weatherford International, Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2000.



ITEM 22. UNDERTAKINGS.



     The registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of responding to the request.



     Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, on December 20, 2000.


     in the City of The Woodlands, State of Texas:
                                            GRANT PRIDECO, INC.
                                            GP EXPATRIATE SERVICES, INC.
                                            GRANT PRIDECO HOLDING, LLC
                                            GRANT PRIDECO, L.P.
                                            STAR OPERATING COMPANY
                                            TA INDUSTRIES, INC.
                                            TEXAS ARAI, INC.
                                            TUBE-ALLOY CAPITAL CORPORATION
                                            TUBE-ALLOY CORPORATION
                                            XL SYSTEMS INTERNATIONAL, INC.
                                            XL SYSTEMS, L.P.

                                            By:     /s/ JOHN C. COBLE
                                            ------------------------------------
                                                       John C. Coble
                                               President and Chief Executive
                                                          Officer
                                                    or President of each

     in the City of Wilmington, State of Delaware:
                                            GRANT PRIDECO USA, LLC

                                            By:      /s/ SAL SEGRETO
                                            ------------------------------------
                                                        Sal Segreto,
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 20, 2000.


     With respect to Grant Prideco, Inc.:


              /s/ JOHN C. COBLE                 Chief Executive Officer, President and
---------------------------------------------   Director (principal executive officer)
                John C. Coble

            /s/ FRANCES R. POWELL               Chief Financial Officer, Vice President and
---------------------------------------------   Treasurer (principal financial and accounting
              Frances R. Powell                 officer)

                                                Chairman of the Board, Director
---------------------------------------------
           Bernard J. Duroc-Danner

                                                Director
---------------------------------------------
               Eliot M. Fried

            /s/ SHELDON B. LUBAR                Director
---------------------------------------------
              Sheldon B. Lubar

           /s/ WILLIAM E. MACAULAY              Director
---------------------------------------------
             William E. Macaulay

          /s/ ROBERT K. MOSES, JR.              Director
---------------------------------------------
            Robert K. Moses, Jr.

             /s/ ROBERT A. RAYNE                Director
---------------------------------------------
               Robert A. Rayne

     With respect to GP Expatriate Services, Inc., Grant Prideco Holding, LLC, Grant Prideco, L.P. Star Operating Company, TA Industries, Inc., Texas Arai, Inc., Tube-Alloy Capital Corporation, Tube-Alloy Corporation, XL Systems International, Inc. and XL Systems, L.P.:

              /s/ JOHN C. COBLE                 President (principal executive officer) of
---------------------------------------------   each and Director of each corporation and
                John C. Coble                   manager of Grant Prideco Holding, LLC

            /s/ FRANCES R. POWELL               Treasurer (principal financial officer) of
---------------------------------------------   each and Director of each corporation and
              Frances R. Powell                 manager of Grant Prideco Holding, LLC

            /s/ PHILIP A. CHOYCE                Director of each corporation and manager of
---------------------------------------------   Grant Prideco Holding, LLC
              Philip A. Choyce

     With respect to Grant Prideco USA, LLC:

               /s/ SAL SEGRETO                  President (principal executive officer) and
---------------------------------------------   manager
                 Sal Segreto

              /s/ LINDA BUBACZ                  Treasurer (principal financial officer) and
---------------------------------------------   manager
                Linda Bubacz

               /s/ DAVE WEIGEL                  Manager
---------------------------------------------
                 Dave Weigel

                               INDEX TO EXHIBITS


          2.1 (b)        -- Distribution Agreement, dated as of March 22, 2000,
                            between Weatherford and Grant
          3.1 (b)        -- Restated Certificate of Incorporation of Grant Prideco,
                            Inc.
          3.2 (a)        -- Restated Bylaws of Grant Prideco, Inc.
          3.3 (c)        -- Certificate of Incorporation of GP Expatriate Services,
                            Inc.
          3.4 (c)        -- By-laws of GP Expatriate Services, Inc.
          3.5 (c)        -- Limited Liability Company Agreement of Grant Prideco
                            Holding, LLC
          3.6 (c)        -- Agreement of Limited Partnership of Grant Prideco, LP
          3.7 (c)        -- Limited Liability Company Agreement of Grant Prideco USA,
                            LLC
          3.8 (c)        -- Certificate of Incorporation of Star Operating Company
          3.9 (c)        -- By-laws of Star Operating Company
          3.10(c)        -- Certificate of Incorporation of TA Industries, Inc.
          3.11(c)        -- By-laws of TA Industries, Inc.
          3.12(c)        -- Certificate of Incorporation of Texas Arai, Inc.
          3.13(c)        -- By-laws of Texas Arai, Inc.
          3.14(c)        -- Restated Articles of Incorporation of Tube-Alloy Capital
                            Corporation
          3.15(c)        -- Amended and Restated By-laws of Tube-Alloy Capital
                            Corporation
          3.16(c)        -- Articles of Incorporation of Tube-Alloy Corporation and
                            Amendment thereto
          3.17(c)        -- Amended and Restated By-laws of Tube-Alloy Corporation
          3.18(c)        -- Certificate of Incorporation of XL Systems International,
                            Inc.
          3.19(c)        -- Amended and Restated By-laws of XL Systems International,
                            Inc.
          3.20(c)        -- Agreement of Limited Partnership of XL Systems, L.P.
          4.1 (b)        -- Subordinated Promissory Note to Weatherford, dated April
                            14, 2000
          4.2 (b)        -- Subordination Agreement, dated April 14, 2000, among
                            Grant Prideco, Inc., Weatherford and Transamerica
                            Business Credit Corporation, as agent
          4.3 (b)        -- Loan and Security Agreement, dated April 14, 2000, among
                            Grant Prideco, Inc. and certain of its subsidiaries, the
                            Lenders identified therein and Transamerica Business
                            Credit Corporation, as agent
          4.4 (b)        -- Guaranty, dated April 14, 2000, by Grant Prideco, Inc.'s subsidiaries in favor of Transamerica Business Credit
                            Corporation, as agent
          4.5 (b)        -- Pledge Agreement, dated April 14, 2000, by Grant Prideco,
                            Inc.'s subsidiaries in favor of Transamerica Business
                            Credit Corporation, as agent
          4.6*           -- Indenture for 9 5/8% Senior Notes due 2007
          4.7*           -- Form of 9 5/8% Senior Notes due 2007
          5.1*           -- Opinion of Philip A. Choyce, Vice President and Associate
                            General Counsel of Grant Prideco, regarding legality
         10.1            -- See exhibits 2.1 and 4.1 through 4.7 for certain items
                            constituting material contracts.
         10.2 (a)        -- Grant Prideco, Inc. 2000 Non-Employee Director Stock
                            Option Plan
         10.3 (a)        -- Grant Prideco, Inc. 2000 Employee Stock Option and
                            Restricted Stock Plan
         10.4 (a)        -- Grant Prideco, Inc. Executive Deferred Compensation Plan
         10.5 (a)        -- Grant Prideco, Inc. Foreign Executive Deferred
                            Compensation Plan
         10.6 (a)        -- Grant Prideco, Inc. Deferred Compensation Plan for
                            Non-Employee Directors
         10.7 (d)        -- Employment Agreement dated April 14, 2000 with Bernard J.
                            Duroc-Danner
         10.8 (d)        -- Employment Agreement dated April 14, 2000 with John C.
                            Coble
         10.9 (d)        -- Employment Agreement dated April 14, 2000 with Frances R.
                            Powell
         10.10(d)        -- Employment Agreement dated April 14, 2000 with Curtis W.
                            Huff
         10.11(d)        -- Change of Control Agreement dated April 14, 2000 with
                            William Chunn

         10.12(e)        -- Preferred Supplier Agreement dated April 14, 2000,
                            between Grant Prideco, Inc. and Weatherford
                            International, Inc.
         10.13(e)        -- Tax Allocation Agreement dated April 14, 2000 between
                            Grant Prideco and Weatherford
         10.14*          -- Exchange and Registration Rights Agreement dated as of
                            December 4, 2000, among the registrants and Lehman
                            Brothers Inc.
         10.20(a)        -- Grant Prideco, Inc. 401(k) Savings Plan
         10.21(a)        -- Investment Agreement, dated as of April 29, 1999, by and between Grant Prideco, Inc. and Voest-Alpine Schienen
                            GmbH & Co KG
         10.22(a)        -- Operating Agreement, dated as of July 23, 1999, by and
                            between Grant Prideco, Inc. and Voest-Alpine Schienen
                            GmbH & Co KG
        +10.23(a)        -- Supply Agreement, dated as of July 23, 1999, by and
                            between Voest-Alpine Stahlrohr Kindberg GmbH & Co KG and
                            Grant Prideco, Inc.
         10.24(a)        -- Manufacturing and Sales Agreement, dated as of January 1,
                            1996, by and between Grant Prideco, S.A. and Oil Country
                            Tubular Limited
         10.25(a)        -- Stock Purchase Agreement, dated as of June 19, 1998, by and among Weatherford, Pridecomex Holding, S.A. de C.V.,
                            Tubos de Acero de Mexico S.A. and Tamsider S.A. de C.V.
        +10.26(a)        -- Master Technology License Agreement, dated as of June 19,
                            1998, by and between Grant Prideco, Inc. and DST
                            Distributors of Steel Tubes Limited
         10.27(a)        -- Agreement, dated as of November 12, 1998, by and between
                            Tubos de Acero de Mexico, Tamsider S.A. de C.V., DST
                            Distributors of Steel Tubes Limited, Techint Engineering
                            Company, Weatherford, Grand Prideco, Pridecomex Hold-
                            ing, S.A. de C.V. and Grant Prideco, S.A. de C.V.
         10.28(a)        -- Agreement, dated as of December 1, 1998, by and between
                            Tubos de Acero de Mexico, Tamsider S.A. de C.V.,
                            Weatherford and Pridecomex Holdings, S.A. de C.V.
         12.1*           -- Statements re Computation of Ratios
         21.1*           -- Subsidiaries of Registrant
         23.1            -- Consent of Arthur Andersen LLP
         23.2*           -- Consent of Philip A. Choyce (included in exhibit 5.1)
         24.1            -- Powers of Attorney (included on page II-5)
         25.1*           -- Statement of Eligibility of Trustee
         99.1*           -- Letter of Transmittal and Notice of Guaranteed Delivery


---------------


 *   To be filed by amendment.


 + Certain portions of these exhibits were intentionally excluded pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

(a) Incorporated by reference to Grant Prideco, Inc.'s Registration Statement on Form 10 (file No. 00115423).

(b) Incorporated by reference to Grant Prideco, Inc.'s Registration Statement on Form S-3 (Registration No. 333-35272).

(c) Incorporated by reference to the registrants' Registration Statement on Form S-3 (Registration No. 333-48722).

(d) Incorporated by reference to Grant Prideco Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

(e) Incorporated by reference from Weatherford International, Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2000.